Exhibit 4.1

SAEXPLORATION HOLDINGS, INC.

AND EACH OF THE GUARANTORS PARTY HERETO

10.000% SENIOR SECURED SECOND LIEN NOTES DUE 2019

INDENTURE

Dated as of July 27, 2016

WILMINGTON SAVINGS FUND SOCIETY, FSB

as Trustee and Noteholder Collateral Agent

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ARTICLE 13
MISCELLANEOUS

Section 13.01	[Reserved]	99
Section 13.02	Notices	99
Section 13.03	Communication by Holders of Notes with Other Holders of Notes	101
Section 13.04	Certificate and Opinion as to Conditions Precedent	101
Section 13.05	Statements Required in Certificate or Opinion	101
Section 13.06	Rules by Trustee and Agents	102
Section 13.07	No Personal Liability of Directors, Officers, Employees and Stockholders	102
Section 13.08	Governing Law	102
Section 13.09	No Adverse Interpretation of Other Agreements	102
Section 13.10	Successors	102
Section 13.11	Severability	102
Section 13.12	Counterpart Originals	102
Section 13.13	Table of Contents, Headings, etc	103
Section 13.14	Releases	103

EXHIBITS

Exhibit A	FORM OF NOTE
Exhibit B	FORM OF CERTIFICATE OF TRANSFER
Exhibit C	FORM OF CERTIFICATE OF EXCHANGE
Exhibit D	FORM OF CERTIFICATE FROM ACQUIRING ACCREDITED INVESTOR
Exhibit E	FORM OF NOTATION OF GUARANTEE
Exhibit F	FORM OF SUPPLEMENTAL INDENTURE

NOTE: This Table of Contents shall not, for any purpose, be deemed to be part of this Indenture.

INDENTURE, dated as of July 27, 2016 among SAExploration Holdings, Inc., a Delaware corporation (the “Company” or the “Issuer”), the Guarantors (as defined herein) and Wilmington Savings Fund Society, FSB, and any and all successors thereto, as trustee (in such capacity, the “Trustee”) and as Noteholder Collateral Agent (in such capacity, the “Noteholder Collateral Agent”).

The Company, the Guarantors, the Noteholder Collateral Agent and the Trustee agree as follows for the benefit of each other and for the equal and ratable benefit of the Holders (as defined herein) of the 10.000% Senior Secured Second Lien Notes due 2019:

ARTICLE 1

DEFINITIONS AND INCORPORATION

BY REFERENCE

Section 1.01 Definitions.

“Accession Agreement” means an accession agreement, if any, to the Security Documents, in substantially the form provided therein, entered into by the Company, the holders of any Pari Passu Indebtedness and the Noteholder Collateral Agent, from time to time.

“Accredited Investor” means an “accredited investor” as defined in Rule 501(a) under the Securities Act.

“Acquired Debt” means, with respect to any specified Person:

(1) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person (regardless of the form of the applicable transaction by which such Person became a Subsidiary) or expressly assumed in connection with the acquisition of assets from any Person, whether or not such Indebtedness is incurred in connection with, or in contemplation of, such other Person merging with or into, or becoming a Restricted Subsidiary of, such specified Person or of such Indebtedness being incurred in connection with the acquisition of assets; and

(2) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

Acquired Debt shall be deemed to be incurred on the date the acquired Person becomes a Subsidiary or date of the applicable acquisition of assets.

“Additional Notes” means Notes (other than the Initial Notes and PIK Notes) originally issued after the date of this Indenture under this Indenture in accordance with Section 2.02 hereof, as part of the same class as the Initial Notes.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise; provided that beneficial ownership of 10% or more of the Voting Stock of a Person shall be deemed to be control. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Agent” means any Registrar, co-registrar, Paying Agent or additional paying agent.

“AI Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes initially issued to Accredited Investors.

“Alaska Tax Credit” means any tax credit or tax certificate assigned or issued to the Company or any of its affiliates in connection with the receivable due to the Company from Alaska Seismic Ventures, LLC.

“Applicable Premium” means, with respect to any Note on any Applicable Premium Date, the greater of:

(1)	1.0% of the principal amount of the Note; or

(2)	the excess of:

(a)	the present value at such Applicable Premium Date of (i) the principal amount of the Note plus (ii) all required interest payments due on the Note through the Maturity Date (excluding accrued but unpaid interest to such Applicable Premium Date), computed using a discount rate equal to the Treasury Rate as of such Applicable Premium Date plus 25 basis points; over

(b)	the principal amount of the Note.

Calculation of the Applicable Premium is a responsibility of the Company and the Trustee shall not be responsible to calculate or verify any calculation related to the Applicable Premium.

“Applicable Procedures” means, with respect to any transfer or exchange of or for beneficial interests in any Global Note, the rules and procedures of the Depositary, Euroclear and Clearstream that apply to such transfer or exchange.

“Asset Sale” means:

(1) the sale, lease, conveyance or other disposition of any assets by the Company or any of its Restricted Subsidiaries; provided that the sale, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole shall be governed by Section 4.19 and/or Section 5.01 and not by Section 4.20; and

(2) the issuance of Equity Interests by any of the Company’s Restricted Subsidiaries or the sale by the Company or any of its Restricted Subsidiaries of Equity Interests in any of its Restricted Subsidiaries (other than directors’ qualifying shares or other shares required by law to be held by persons other than the Company or a Restricted Subsidiary).

Notwithstanding the preceding, none of the following items shall be deemed to be an Asset Sale:

(1)	any single transaction or series of related transactions that involves assets having a Fair Market Value of less than $1.0 million;

(2)	a sale, lease, conveyance or other disposition of assets between or among the Company and/or its Restricted Subsidiaries;

(3)	an issuance of Equity Interests by a Restricted Subsidiary of the Company to the Company or to a Restricted Subsidiary of the Company;

(4)	(a) the sale, exchange, lease, conveyance or other transfer of property, products, services, equipment or accounts receivable in the ordinary course of business and of damaged, worn-out or obsolete assets in the ordinary course of business, (b) the abandonment or relinquishment of assets, the waiver of contract rights or the settlement, release or surrender of contract, tort or other claims, in each case, in the ordinary course of business or (c) dispositions pursuant to condemnation or similar involuntary dispositions;

(5)	the granting of Liens not prohibited by Section 4.09 and dispositions in connection with Permitted Liens;

(6)	dispositions of Capital Stock of Unrestricted Subsidiaries;

(7)	the sale, exchange, lease, conveyance or other transfer of the Receivable in a transaction the primary purpose of which is the monetization thereof; and

(8)	a Restricted Payment that does not violate Section 4.07 or a Permitted Investment.

“Bankruptcy Code” means Title 11 of the U.S. Code entitled “Bankruptcy” as now and hereinafter in effect, or any successor statute.

“Beneficial Owner” has the meaning assigned to such term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular “person” (as that term is used in Section 13(d)(3) of the Exchange Act), such “person” shall be deemed to have beneficial ownership of all securities that such “person” has the right to acquire by conversion or exercise of other securities, whether such right is currently exercisable or is exercisable only after the passage of time. The terms “Beneficially Owns” and “Beneficially Owned” have a corresponding meaning.

“Board of Directors” means:

(1)	with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2)	with respect to a partnership, the board of directors of a direct or indirect general partner of the partnership;

(3)	with respect to a limited liability company, the direct or indirect managing member or members or any controlling committee of managing members thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means any day other than a Saturday, Sunday, or other day on which banking institutions in New York, New York are authorized or required by law to close.

“Capital Lease Obligation” means, at the time any determination is to be made, the amount of the liability in respect of a capital lease that would at that time be required to be capitalized on a balance sheet prepared in accordance with GAAP, and the Stated Maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means:

(1)	in the case of a corporation, capital stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) in the equity of such entity;

(3)	in the case of a partnership or limited liability company, partnership interests (whether general or limited) or membership interests; and

(4)	in the case of any other entity, any other interests or participations that confer on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing entity, but excluding from all of the foregoing any debt securities convertible into or exchangeable for Capital Stock, whether or not such debt securities include any right of participation with Capital Stock.

“Cash Equivalents” means:

(1)	United States dollars or any foreign currency in which the Company or any Restricted Subsidiary conducts business;

(2)	securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality of the United States government (provided that the full faith and credit of the United States is pledged in support of those securities) having maturities of not more than one year from the date of acquisition;

(3)	certificates of deposit and Eurodollar time deposits with maturities of one year or less from the date of acquisition, bankers’ acceptances with maturities not exceeding one year and overnight bank deposits, in each case, with any domestic commercial bank having capital and surplus in excess of $500.0 million and a Thomson Bank Watch Rating of “B” or better or any commercial bank organized under the laws of another country that is a member of the Organisation for Economic Co-operation and Development and has total assets in excess of $500.0 million;

(4)	repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (2) and (3) above entered into with any financial institution meeting the qualifications specified in clause (3) above;

(5)	commercial paper having one of the two highest ratings obtainable from Moody’s or S&P and, in each case, maturing within twelve months after the date of acquisition; and

(6)	money market funds at least 95% of the assets of which constitute Cash Equivalents of the kinds described in clauses (1) through (5) of this definition.

“CFC Subsidiary” means any Subsidiary that constitutes a controlled foreign corporation within the meaning of Section 957 of the Internal Revenue Code of 1986, as amended.

“CFC Subsidiary Holding Company” means any Subsidiary organized under the laws of the United States, any State of the United States or the District of Columbia that is (a) engaged in no material business activities other than the holding of Equity Interests and other investments in one or more CFC Subsidiaries or (b) disregarded for U.S. federal income tax purposes that owns Equity Interests or other investments in one or more CFC Subsidiaries.

“Change of Control” means the occurrence of any of the following:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets of the Company and its Subsidiaries taken as a whole to any “person” (as that term is used in Section 13(d) of the Exchange Act) other than a Permitted Holder;

(2)	the adoption or the approval by the holders of Capital Stock of a plan relating to the liquidation or dissolution of the Company;

(3)	the consummation of any transaction (including, without limitation, any merger or consolidation), the result of which is that any “person” (as defined above), other than a Permitted Holder, becomes the Beneficial Owner, directly or indirectly, of more than 50% of the Voting Stock of the Company, measured by voting power rather than number of shares; or

(4)	the Company consolidates with, or merges with or into, any Person, or any Person consolidates with, or merges with or into, the Company, in any such event pursuant to a transaction in which any of the outstanding Voting Stock of the Company or such other Person is converted into or exchanged for cash, securities or other property, other than any such transaction where the Voting Stock of the Company outstanding immediately prior to such transaction is converted into or exchanged for Voting Stock (other than Disqualified Stock) of the surviving or transferee Person constituting a majority of the outstanding shares of such Voting Stock of such surviving or transferee Person (immediately after giving effect to such issuance).

“Clearstream” means Clearstream Banking, S.A. or any successor thereto.

“Collateral” has the meaning assigned to it in the Security Documents.

“Company” means SAExploration Holdings, Inc., a Delaware corporation, until such time as another Person shall become the “Company” pursuant to the applicable provisions of this Indenture, and thereafter “Company” shall mean such successor Person.

“Consent Solicitation” means the Consent Solicitation described in the Memorandum.

“Consolidated Cash Flow” means, with respect to any specified Person for any period, the Consolidated Net Income of such Person for such period plus, without duplication:

(1)	an amount equal to (i) any extraordinary, unusual or non-recurring loss plus (ii) any net loss realized by such Person or any of its Restricted Subsidiaries in connection with an Asset Sale, to the extent such losses were deducted in computing such Consolidated Net Income; plus

(2)	provision for taxes based on income or profits of such Person and its Restricted Subsidiaries for such period, to the extent that such provision for taxes was deducted in computing such Consolidated Net Income; plus

(3)	the Fixed Charges of such Person and its Restricted Subsidiaries for such period, to the extent that such Fixed Charges were deducted in computing such Consolidated Net Income; plus

(4)	depreciation, amortization (including amortization of intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges and expenses (excluding any such non-cash charge or expense to the extent that it represents an accrual of or reserve for cash charges or expenses in any future period or amortization of a prepaid cash charges or expense that was paid in a prior period) of such Person and its Restricted Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash charges or expenses were deducted in computing such Consolidated Net Income; minus

(5)	non-cash items increasing such Consolidated Net Income for such period, other than the accrual of revenue in the ordinary course of business,

in each case, on a consolidated basis and determined in accordance with GAAP.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, and the depreciation, amortization and other non-cash expenses of, a Restricted Subsidiary of the Company other than a Guarantor shall be added to Consolidated Net Income to compute Consolidated Cash Flow of the Company only to the extent that a corresponding amount would be permitted at the date of determination to be dividended to the Company by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Consolidated Net Income” means, with respect to any specified Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that:

(1)	the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or similar distributions paid in cash to the specified Person or a Restricted Subsidiary of the Person;

(2)	the Net Income (but not loss) of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Restricted Subsidiary or its stockholders;

(3)	the cumulative effect of a change in accounting principles shall be excluded; and

(4)	notwithstanding clause (1) above, the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to the specified Person or one of its Subsidiaries.

“Consolidated Net Tangible Assets” means, with respect to any Person as of any date of determination, the amount which, in accordance with GAAP, would be set forth under the caption “total assets” (or any like caption) on a consolidated balance sheet of such Person and its Restricted Subsidiaries, less the sum of (1) all current liabilities and (2) goodwill and intangible assets, in each case, in accordance with GAAP as of the end of the most recent fiscal quarter for which internal financial statements are available.

“Corporate Trust Office of the Trustee” shall be at the address of the Trustee specified in Section 13.02 hereof or such other address as to which the Trustee may give notice to the Company, except as specified in Section 4.02.

“Credit Agreement” means the Existing Revolving Credit Facility and New Senior Loan Facility, providing for borrowings in an amount not to exceed the amount of Indebtedness permitted pursuant to Section 4.08(b)(1) including any related notes, guarantees, collateral documents, security documents, instruments and agreements executed in connection therewith, and, in each case, as amended, restated, modified, supplemented, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to investors) in whole or in part from time to time.

“Credit Facilities” means one or more debt facilities (including, without limitation, any Credit Agreement or Credit Agreements) or commercial paper facilities, in each case, with banks or other institutional lenders providing for revolving credit loans, term loans, receivables financing (including through the sale of receivables to such lenders or to special purpose entities formed to borrow from such lenders against such receivables) or letters of credit, in each case, as amended, restated, modified, renewed, refunded, replaced (whether upon or after termination or otherwise) or refinanced (including by means of sales of debt securities to institutional investors) in whole or in part from time to time.

“Custodian” means the Trustee, as custodian with respect to the Notes in global form, or any successor entity thereto.

“Default” means any event that is, or with the passage of time or the giving of notice or both would be, an Event of Default.

“Definitive Note” means a certificated Note registered in the name of the Holder thereof (other than in the name of the Depositary or its nominee) and issued in accordance with Section 2.06 hereof, substantially in the form of Exhibit A hereto except that such Note shall not bear the Global Note Legend and shall not have the “Schedule of Increases and Exchanges of Interests in the Global Note” attached thereto.

“Depositary” means, with respect to the Notes issuable or issued in whole or in part in global form, the Person specified in Section 2.03 hereof as the Depositary with respect to the Notes, and any and all successors thereto appointed as depositary hereunder and having become such pursuant to the applicable provision of this Indenture.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is 91 days after the date on which the Notes mature, except to the extent that such Capital Stock is solely redeemable with, or solely exchangeable for, any capital stock of such Person that is not Disqualified Stock. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require the Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that the Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with Section 4.07. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Indenture shall be the maximum amount that the Company and its Restricted Subsidiaries would become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, exclusive of accrued dividends on or prior to the date that is 91 days after the date on which the Notes mature.

“Domestic Subsidiary” means any Restricted Subsidiary of the Company that was formed under the laws of the United States or any state of the United States or the District of Columbia.

“Equity Interests” means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

“Euroclear” means Euroclear Bank, S.A./N.V., as operator of the Euroclear system, or any successor thereto.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and any successor thereto, and the rules and regulations of the SEC thereunder.

“Exchange Offer” means the Exchange Offer described in the Memorandum.

“Excluded Property” has the meaning assigned to it in the Security Agreement.

“Existing Indebtedness” means Indebtedness of the Company and its Subsidiaries (other than Indebtedness under any Credit Facility, the Notes and the Note Guarantees; but including the Existing Notes and the Guarantees thereof) in existence on the date of this Indenture, until such amounts are repaid.

“Existing Indenture” means the Indenture, dated as of July 2, 2014, among the Company, the Guarantors, the Existing Trustee and the Existing Noteholder Collateral Agent, pursuant to which the Existing Notes were issued, as may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time.

“Existing Noteholder Collateral Agent” means Wilmington Savings Fund Society, FSB (successor to U.S. Bank, National Association), as collateral agent under the Existing Indenture, or any successor thereto.

“Existing Noteholders” means the holders of Existing Notes.

“Existing Notes” means the Company’s outstanding 10.000% Senior Secured Notes due 2019.

“Existing Notes Documents” means the Existing Notes, the Existing Indenture, the Guarantees of the Existing Notes, the Existing Notes Security Documents, and any other document or instrument executed or delivered at any time governing, or in connection with, any Existing Notes Obligations, including any intercreditor or joinder agreement among holders of Existing Notes Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the Existing Indenture.

“Existing Notes Obligations” means all Obligations outstanding under the Existing Notes and the Existing Indenture and all other Existing Notes Documents, including all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Existing Notes Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Existing Notes Security Documents” means, collectively, the Intercreditor Agreement and each security agreement, document or other instrument creating Liens in favor of the Existing Notes Collateral Agent as required by the Existing Indenture, in each case, as the same may be amended, amended and restated, restated, supplemented, modified, renewed, extended or refinanced from time to time.

“Existing Revolving Credit Facility” means that certain Credit and Security Agreement, dated as of November 6, 2014, by and among Wells Fargo Bank, N.A., as lender, SAExploration, Inc., as borrower, and the Company and the other guarantors party thereto, as guarantors, as amended, supplemented or otherwise modified through the date hereof.

“Existing Revolving Credit Facility Agent” means the collateral agent for the benefit of the lenders under the Existing Revolving Credit Facility and the Security Documents, together with its successors in such capacity.

“Existing Revolving Credit Facility Documents” means the Existing Revolving Credit Facility, the Existing Revolving Credit Facility Security Documents and any other document or instrument executed or delivered at any time governing, or in connection with, any Existing Revolving Credit Facility Obligations (as defined in the Security Agreement), including any intercreditor or joinder agreement among holders of Existing Revolving Credit Facility Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of the Existing Revolving Credit Facility.

“Existing Revolving Credit Facility Security Documents” means, collectively, the Existing Revolving Credit Facility Agreement, the Intercreditor Agreement and each document or other instrument creating Liens in favor of the Existing Revolving Credit Facility Agent as required by the Existing Revolving Credit Facility, in each case, as the same may be amended or supplemented from time to time.

“Existing Trustee” means Wilmington Savings Fund Society, FSB (successor to U.S. Bank National Association), as trustee under the Existing Indenture, or any successor thereto.

“Fair Market Value” means the value that would be paid by a willing buyer to an unaffiliated willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the Chief Financial Officer or Board of Directors of the Company (unless otherwise provided in this Indenture).

“Fixed Charge Coverage Ratio” means with respect to any specified Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that the specified Person or any of its Restricted Subsidiaries incurs, assumes, guarantees, repays, repurchases, redeems, defeases or otherwise discharges any Indebtedness (other than ordinary working capital borrowings) or issues, repurchases or redeems Disqualified Stock or preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated and on or prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the “Calculation Date”), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect (in accordance with Regulation S-X under the Securities Act) to such incurrence, assumption, Guarantee, repayment, repurchase, redemption, defeasance or other discharge of Indebtedness, or such issuance, repurchase or redemption of Disqualified Stock or preferred stock, and the use of the proceeds therefrom, as if the same had occurred at the beginning of the applicable four-quarter period.

In addition, for purposes of calculating the Fixed Charge Coverage Ratio:

(1)	acquisitions that have been made by the specified Person or any of its Restricted Subsidiaries, including through mergers or consolidations, or any Person or any of its Restricted Subsidiaries acquired by the specified Person or any of its Restricted Subsidiaries, and including any related financing transactions and including increases in equity ownership of Restricted Subsidiaries of the specified Person, during the four-quarter period or subsequent to such period and on or prior to the Calculation Date, or that are to be made on the Calculation Date, shall be given pro forma effect in accordance with Regulation S-X under the Securities Act as if they had occurred on the first day of the four-quarter reference period;

(2)	the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded;

(3)	the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses (and ownership interests therein) disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges shall not be obligations of the specified Person or any of its Restricted Subsidiaries following the Calculation Date;

(4)	any Person that is a Restricted Subsidiary on the Calculation Date shall be deemed to have been a Restricted Subsidiary at all times during such four-quarter period;

(5)	any Person that is not a Restricted Subsidiary on the Calculation Date shall be deemed not to have been a Restricted Subsidiary at any time during such four-quarter period; and

(6)	if any Indebtedness bears a floating rate of interest, the interest expense on such Indebtedness shall be calculated as if the rate in effect on the Calculation Date had been the applicable rate for the entire period (taking into account any Hedging Obligation applicable to such Indebtedness if such Hedging Obligation has a remaining term as at the Calculation Date in excess of 12 months).

“Fixed Charges” means, with respect to any specified Person for any period, the sum, without duplication, of:

(1)	the consolidated interest expense of such Person and its Restricted Subsidiaries for such period, whether paid or accrued, including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers’ acceptance financings, and net of the effect of all payments made or received pursuant to Hedging Obligations in respect of interest rates; plus

(2)	the consolidated interest expense of such Person and its Restricted Subsidiaries that was capitalized during such period; plus

(3)	any interest on Indebtedness of another Person that is guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries, whether or not such Guarantee or Lien is called upon; plus

(4)	all dividends, whether paid or accrued and whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividends on Equity Interests payable solely in Equity Interests of the Company (other than Disqualified Stock) or to the Company or a Restricted Subsidiary of the Company.

“Foreign Subsidiary” means any Restricted Subsidiary of the Company that is not a Domestic Subsidiary.

“Foreign Subsidiary Reorganization” means the transaction or transactions pursuant to which assets utilized primarily in the Company’s non-U.S. operations and located in non-U.S. jurisdictions or titled in the name of a foreign branch of a Domestic Subsidiary of the Company shall be transferred to one or more Foreign Subsidiaries of the Company formed or to be formed in such respective non-U.S. jurisdictions.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time.

“Global Note Legend” means the legend set forth in Section 2.06(f)(2) hereof, which is required to be placed on all Global Notes issued under this Indenture.

“Global Notes” means, individually and collectively, each of the Notes in global, book-entry form deposited with or on behalf of and registered in the name of the Depositary or its nominee, substantially in the form of Exhibit A hereto and that bears the Global Note Legend and that has the “Schedule of Increases and Exchanges of Interests in the Global Note” attached thereto, issued in accordance with Section 2.01 hereof.

“Government Securities” means securities that are:

(1)	direct obligations of the United States of America for the timely payment of which its full faith and credit is pledged, or

(2)	obligations of a Person controlled or supervised by and acting as an agency or instrumentality of the United States of America the timely payment of which is unconditionally guaranteed as a full faith and credit obligation by the United States of America, which, in either case, are not callable or redeemable at the option of the issuer thereof, and shall also include a depository receipt issued by a bank or trust company as custodian with respect to any such Government Securities or a specific payment of principal of or interest on any such Government Securities held by such custodian for the account of the holder of such depository receipt; provided that (except as required by law) such custodian is not authorized to make any deduction from the amount payable to the holder of such depository receipt from any amount received by the custodian in respect of the Government Securities or the specific payment of principal of or interest on the Government Securities evidenced by such depository receipt.

“Guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, by way of a pledge of assets or through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness (whether arising by virtue of partnership arrangements, or by agreements to keep-well, to purchase assets, goods, securities or services, to take or pay or to maintain financial statement conditions or otherwise).

“Guarantors” means (1) each Domestic Subsidiary of the Company (other than a CFC Subsidiary Holding Company) on the date of this Indenture and (2) each other Subsidiary of the Company (other than a CFC Subsidiary) that executes a Note Guarantee in accordance with the provisions of this Indenture, in each case, together with their respective successors and assigns until the Note Guarantee of such Person has been released in accordance with the provisions of this Indenture; provided, however, that for the avoidance of doubt, “Guarantors” shall not include any CFC Subsidiary or CFC Subsidiary Holding Company.

“Hedging Obligations” means, with respect to any specified Person, the obligations of such Person under:

(1)	interest rate swap agreements (whether from fixed to floating or from floating to fixed), interest rate cap agreements and interest rate collar agreements;

(2)	other agreements or arrangements designed to manage interest rates or interest rate risk; and

(3)	other agreements or arrangements designed to protect such Person against fluctuations in currency exchange rates or commodity prices.

“Holder” means a Person in whose name a Note is registered.

“Immaterial Subsidiary” means, as of any date, any Restricted Subsidiary whose total assets, as of that date, are less than $100,000 and whose total revenues for the most recent 12-month period for which consolidated financial statements are available do not exceed $100,000 for such 12-month period; provided that a Restricted Subsidiary shall not be considered to be an Immaterial Subsidiary if it, directly or indirectly, guarantees or otherwise provides direct credit support for any Indebtedness of the Company.

“Indebtedness” means, with respect to any specified Person, any indebtedness of such Person (excluding accrued expenses and trade payables), whether or not contingent:

(1)	in respect of borrowed money;

(2)	evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof);

(3)	in respect of banker’s acceptances;

(4)	representing Capital Lease Obligations;

(5)	representing the balance deferred and unpaid of the purchase price of any property or services due more than one year after such property is acquired or such services are completed; or

(6)	representing any Hedging Obligations,

if and to the extent any of the preceding items (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of the specified Person prepared in accordance with GAAP. In addition, the term “Indebtedness” includes all Indebtedness of others secured by a Lien on any asset of the specified Person (whether or not such Indebtedness is assumed by the specified Person) and, to the extent not otherwise included, the Guarantee by the specified Person of any Indebtedness of any other Person. Indebtedness shall be calculated without giving effect to the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Indenture as a result of accounting for any embedded derivatives created by the terms of such Indebtedness.

“Indenture” means this Indenture, pursuant to which the Notes shall be issued, among the Company, the Guarantors, the Trustee and the Noteholder Collateral Agent.

“Indirect Participant” means a Person who holds a beneficial interest in a Global Note through a Participant.

“Initial Notes” means the $76,522,912 aggregate principal amount of Notes issued under this Indenture on the date hereof.

“Insolvency or Liquidation Proceeding” means, with respect to any Person:

(1)	any voluntary or involuntary case or proceeding under the Bankruptcy Code with respect to such Person;

(2)	any other voluntary or involuntary insolvency, reorganization or bankruptcy case or proceeding, or any receivership, liquidation, reorganization or other similar case or proceeding with respect to such Person or with respect to material portion of its assets;

(3)	any composition of liabilities or similar arrangement relating to such Person, whether or not under a court’s jurisdiction or supervision;

(4)	any liquidation, dissolution, reorganization or winding up of such Person, whether voluntary or involuntary, whether or not under a court’s jurisdiction or supervision, and whether or not involving insolvency or bankruptcy; or

(5)	any general assignment for the benefit of creditors or any other marshaling of assets and liabilities of such Person.

“Intercreditor Agreement” means the Amended and Restated Intercreditor Agreement, dated as of June 29, 2016, by and among the Company, SAExploration, Inc., SAExploration Sub, Inc., SAExploration Seismic Services (US), LLC, NES LLC, Wells Fargo Bank, National Association, as lender and collateral agent, Wilmington Savings Fund Society, FSB (successor to U.S. Bank National Association), as trustee and collateral agent for the Indenture Secured Parties (as defined therein), and Delaware Trust Company, as administrative agent and collateral agent, as the same may be supplemented, modified, amended or amended and restated from time to time.

“Investments” means, with respect to any specified Person, all direct or indirect investments by such Person in other Persons (including Affiliates) in the forms of loans (including Guarantees or other obligations), advances or capital contributions (excluding commission, travel and other advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet of such specified Person prepared in accordance with GAAP. If the Company or any Subsidiary of the Company sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of the Company such that, after giving effect to any such sale or disposition, such Person is no longer a Subsidiary of the Company, the Company shall be deemed to have made an Investment on the date of any such sale or disposition equal to the Fair Market Value of the Company’s Investments in such Subsidiary that were not sold or disposed of in an amount determined as provided in Section 4.07(c) hereof. The acquisition by the Company or any Restricted Subsidiary of the Company of a Person that holds an Investment in a third Person shall be deemed to be an Investment by the Company or such Restricted Subsidiary in such third Person in an amount equal to the Fair Market Value of the Investments held by the acquired Person in such third Person in an amount determined as provided in Section 4.07(c) hereof. Except as otherwise provided in this Indenture, the amount of an Investment shall be determined at the time the Investment is made and without giving effect to subsequent changes in value.

“Issue Date” means the date of this Indenture.

“Lien” means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law, including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction.

“Maturity Date” means September 24, 2019, provided that, if any Existing Notes remain outstanding as of 5:00 p.m. (New York City time) on March 31, 2019, then upon the affirmative vote of the Holders of a majority of then-outstanding principal amount of Notes, the Maturity Date shall become April 14, 2019.

“Memorandum” means the Offer to Exchange and Consent Solicitation Statement dated June 24, 2016 of the Company, including the documents incorporated by reference therein.

“Moody’s” means Moody’s Investors Service, Inc., or any successor to the rating agency business thereof.

“Mortgage” means each mortgage, deed of trust, deed to secure debt and any other document or instrument under which any Lien on real property owned by the Company or any Guarantor is granted to secure the obligations of the Company or any Guarantor under this Indenture.

“Net Income” means, with respect to any specified Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however:

(1)	any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (i) any Asset Sale or (ii) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries; and

(2)	any extraordinary gain (but not loss), together with any related provision for taxes on such extraordinary gain (but not loss).

“Net Proceeds” means the aggregate cash proceeds and Cash Equivalents received by the Company or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash or Cash Equivalents received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of (1) the direct costs relating to such Asset Sale, including, without limitation, the amount of any Indebtedness that is secured by such assets and which is required to be repaid by the Company or Restricted Subsidiary, in connection with such transaction and legal, accounting and investment banking fees, brokers fees, sales commissions, and any relocation expenses incurred as a result of the Asset Sale and taxes paid or payable as a result of the Asset Sale after taking into account any available tax credits or deductions and any tax sharing arrangements and (2) any reserve for adjustment, indemnification, earnout or similar obligations in respect of the sale price of such asset or assets established in accordance with GAAP.

“New Senior Loan Facility” means that certain Term Loan and Security, dated as of June 29, 2016, by and among the lenders from time to time party thereto, the Company, as borrower, the guarantors listed therein, and Delaware Trust Company, as collateral agent and administrative agent.

“New Senior Loan Facility Agent” means Delaware Trust Company.

“New Senior Loan Shares” means the shares of common stock of the Company issued to the lenders under the New Senior Loan Facility as part of the consideration for providing the New Senior Loan Facility.

“Non-Recourse Debt” means Indebtedness:

(1)	as to which neither the Company nor any of its Restricted Subsidiaries (i) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), or (ii) is directly or indirectly liable as a guarantor or otherwise;

(2)	no default with respect to which (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of any other Indebtedness of the Company or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment of the Indebtedness to be accelerated or payable prior to its Stated Maturity; and

(3) as to which the lenders shall not have any recourse to the stock or assets of the Company or any of its Restricted Subsidiaries (other than Equity Interests of an Unrestricted Subsidiary).

“Non-U.S. Person” means a Person who is not a U.S. Person as defined under Regulation S of the Securities Act.

“Note Guarantee” means the Guarantee by each Guarantor of the Company’s obligations under this Indenture and the Notes, executed pursuant to the provisions of this Indenture.

“Noteholder” means the holders of Notes Obligations under the Indenture.

“Noteholder Collateral Agent” means Wilmington Savings Fund Society, FSB, in its capacity as collateral agent for the benefit of the Holders of Notes under the Security Documents, together with its successors in such capacity.

“Notes” means, collectively, the Notes originally issued under this Indenture as of the Issue Date, any PIK Notes to be subsequently issued as PIK Interest and any increase in the principal amount of outstanding Notes as a result of the payment of PIK Interest, and any Additional Notes subsequently issued, except if otherwise stated herein.

“Notes Documents” means the Indenture, the Notes, the Guarantees, the Security Documents and each of the other agreements, documents and instruments executed pursuant thereto, and any other document or instrument executed or delivered at any time governing, or in connection with, any Notes Obligations, including any intercreditor or joinder agreement among holders of Notes Obligations to the extent such are effective at the relevant time, as each may be amended, restated, supplemented, modified, renewed, extended or refinanced from time to time in accordance with the provisions of this Indenture.

“Notes Obligations” means all Obligations outstanding under the Notes and the Indenture and all other Notes Documents, including all interest accrued or accruing (or which would, absent commencement of an Insolvency or Liquidation Proceeding, accrue) after commencement of an Insolvency or Liquidation Proceeding in accordance with the rate specified in the relevant Notes Document, whether or not the claim for such interest is allowed as a claim in such Insolvency or Liquidation Proceeding.

“Obligations” means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

“Officer” means, with respect to any Person, the Chairman of the Board, the Chairman, the Chief Executive Officer, the President, the Chief Operating Officer, the Chief Financial Officer, the Chief Accounting Officer, the Treasurer, any Assistant Treasurer, the Controller, the Secretary or any Vice-President of such Person; provided that, in the case of a limited or general partnership, limited liability company or other Person that is not a corporation, the term “Officer” shall also include any of the foregoing officers of a direct or indirect general partner, managing member or other similar Person.

“Officers’ Certificate” means a certificate signed on behalf of the Company by two Officers of the Company, one of whom must be the principal executive officer, the principal financial officer, the treasurer or the principal accounting officer of the Company, that meets the requirements of Section 13.05 hereof; provided that, if this Indenture expressly calls for an Officers’ Certificate delivered by or signed on behalf of a Person other than the Company, then such certificate shall be signed by two Officers of such Person, one of whom shall be the principal executive officer, principal financial officer, treasurer or principal accounting officer of such Person or, in the case of a limited or general partnership, limited liability company or other Person that is not a corporation, any of the foregoing Officers may be of a direct or indirect general partner, managing member or other similar Person.

“Opinion of Counsel” means an opinion from legal counsel, who may be an employee of the Company, who is reasonably acceptable to the Trustee, that meets the requirements of Section 13.05 hereof. Anything in this Indenture, the Note Guarantees or the Notes to the contrary notwithstanding, any such opinion of legal counsel may rely, as to factual matters, on a certificate of an Officer of the Company or any Guarantor or any other appropriate Person and on certificates and statements of governmental bodies and officials.

“Pari Passu Indebtedness” means any Indebtedness (1) that is permitted to be incurred under Section 4.08 and (2) that is secured by a Permitted Lien described in clause (3) of the definition of the Permitted Liens; provided that (i) it is so designated as Pari Passu Indebtedness in an Officers’ Certificate delivered to the Noteholder Collateral Agent and (ii) an authorized representative of the holders of such Indebtedness shall have executed and delivered an Accession Agreement.

“Participant” means, with respect to the Depositary, Euroclear or Clearstream, a Person who has an account with the Depositary, Euroclear or Clearstream, respectively (and, with respect to DTC, shall include Euroclear and Clearstream).

“Permitted Business” means any business that is the same as, or reasonably related, ancillary or complementary to, any of the businesses in which the Company or any of its Restricted Subsidiaries was engaged on the date of this Indenture, as described in the Memorandum, and any business reasonably related or complimentary thereto.

“Permitted Holders” means any of (a) Whitebox Advisors LLC, BlueMountain Capital Management, LLC, Morgan Stanley Investment Management Inc., Aristides Capital LLC, Taegean Capital Management, LLC, Amzak Capital Management, LLC, John Pecora, Jeff Hastings, Brian Beatty and Brent Whiteley, (b) any Related Party thereof and (c) any Person acting in the capacity of an underwriter or initial purchaser in connection with a public or private offering of the Capital Stock of the Company or any direct or indirect parent entity or securities convertible into or exchangeable or exercisable for such Capital Stock.

“Permitted Investments” means:

(1)	any Investment in the Company or in a Restricted Subsidiary of the Company that is a Guarantor;

(2)	any Investment in Cash Equivalents;

(3)	any Investment by the Company or any Restricted Subsidiary of the Company in a Person, if as a result of such Investment:

(a)	such Person becomes a Restricted Subsidiary of the Company and a Guarantor; or

(b)	such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all or any substantial portion of its assets or of any of its business units to, or is liquidated into, the Company or a Restricted Subsidiary of the Company and a Guarantor;

(4)	any Investment made as a result of the receipt of non-cash consideration from an Asset Sale (or a transaction excluded from the definition thereof) that was made pursuant to and in compliance with Section 4.20;

(5)	any acquisition of assets or Capital Stock solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of the Company;

(6)	any Investments received in compromise or resolution of (a) obligations of trade creditors or customers that were incurred in the ordinary course of business of the Company or any of its Restricted Subsidiaries, including pursuant to any plan of reorganization or similar arrangement upon the bankruptcy or insolvency of any trade creditor or customer; or (b) litigation, arbitration or other disputes.

(7)	Investments represented by Hedging Obligations;

(8)	loans or advances to employees made in the ordinary course of business of the Company or any Restricted Subsidiary of the Company in an aggregate principal amount not to exceed $1.0 million at any one time outstanding;

(9)	repurchases of any Notes or any Existing Notes;

(10)	any Investment existing on, or made pursuant to binding commitments existing on, the date of this Indenture and any Investment consisting of an extension, modification or renewal of any Investment existing on, or made pursuant to a binding commitment existing on, the date of this Indenture; provided that the amount of any such Investment may be increased (a) as required by the terms of such Investment or commitment as in existence on the date of this Indenture or (b) as otherwise permitted under this Indenture;

(11)	advances to customers in the ordinary course of business, prepaid expenses or deposits, and performance guarantees of contracts or obligations other than Indebtedness;

(12)	Investments in Foreign Subsidiaries as a result of the Foreign Subsidiary Reorganization;

(13)	Investments in joint ventures in aggregate amount not to exceed $5.0 million, provided each such joint venture is engaged in a Permitted Business;

(14)	any Investment by any Foreign Subsidiary in any other Foreign Subsidiary or any Person, if as a result the Person becomes a Foreign Subsidiary or the Person is merged or consolidated with or into a transfer or conveyance of all or substantially all of its assets to, or is liquidated into, any Foreign Subsidiary; and

(15)	other Investments in any Person having an aggregate Fair Market Value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (15) that are at the time outstanding, not to exceed $5.0 million.

“Permitted Liens” means:

(1)	Liens on assets of the Company or any Guarantor securing Indebtedness and other Obligations under Credit Facilities that are permitted to be incurred by Section 4.08(b)(1);

(2)	Liens to secure Indebtedness (including Capital Lease Obligations) permitted by Section 4.08(b)(4) covering only the assets constructed or acquired with or financed by such Indebtedness; provided, however such Liens are created within 180 days of the later of the acquisition, lease, completion of improvements, construction, repairs or additions or commencement of full operation of the assets or property subject to such Lien and do not encumber any other assets or property of the Company or any Restricted Subsidiary other than such assets or property and assets affixed or appurtenant thereto;

(3)	Liens created for the benefit of (or to secure) (a) the Notes and the Note Guarantees, including any Notes (and related Note Guarantees) to be issued as PIK Interest, (b) Additional Notes and Note Guarantees related to any Additional Notes, (c) the Existing Notes and Guarantees thereof and (d) Pari Passu Indebtedness, provided that, in the case of clauses (b) or (d) at the time such Additional Notes or such Pari Passu Indebtedness is incurred and after giving pro forma effect thereto, the Secured Leverage Coverage Ratio is not greater than 3.5 to 1.0;

(4)	Liens in favor of the Company or the Guarantors;

(5)	Liens on property of a Person existing at the time such Person becomes a Subsidiary of, or is merged with or into or consolidated with, the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to the contemplation of such person becoming a Subsidiary or such merger or consolidation and do not extend to any assets other than those of the Person that becomes a Subsidiary or is merged into or consolidated with the Company or the Subsidiary;

(6)	Liens on property (including Capital Stock) existing at the time of acquisition of the property by the Company or any Subsidiary of the Company; provided that such Liens were in existence prior to such acquisition and were not incurred in contemplation of, such acquisition;

(7)	Liens to secure the performance of statutory obligations, insurance, surety or appeal bonds, workers compensation obligations, performance bonds or other obligations of a like nature incurred in the ordinary course of business (including Liens to secure letters of credit issued to assure payment of such obligations);

(8)	Liens existing on the date of this Indenture;

(9)	(a) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate actions promptly instituted and diligently concluded; provided that any reserve or other appropriate provision as is required in conformity with GAAP has been made therefor; (b) bankers’ Liens, rights of setoff, Liens arising out of judgments or awards not constituting an Event of Default and notices of lis pendens and associated rights related to litigation being contested in good faith by appropriate proceedings and for which adequate reserves have been made; and (c) Liens on cash collateral for letters of credit or Hedging Obligations permitted by clauses (1), (9) and (11)(a), respectively, of Section 4.08(b) securing, in the case of letters of credit, an amount not to exceed the face amount of cash collateralized letters of credit for the benefit of the Company and/or the Guarantors and, in the case of Hedging Obligations, not to exceed the amount of such Hedging Obligations;

(10)	Liens imposed by law, such as carriers’, warehousemen’s, landlord’s and mechanics’ Liens, in each case, incurred in the ordinary course of business; Liens on property or assets under construction (and related rights) in favor of a contractor or developer arising from progress or partial payments by a third party relating to such property or assets; and Liens arising from Uniform Commercial Code (“UCC”) financing statement filings regarding operating leases entered into by the Company and its Restricted Subsidiaries in the ordinary course of business or Liens occurring solely by the filing of a UCC statement, which filing has not been consented to by the Company or Restricted Subsidiary;

(11)	survey exceptions, easements or reservations of, or rights of others for, licenses, rights-of-way, sewers, electric lines, telegraph and telephone lines and other similar purposes, or zoning or other restrictions as to the use of real property or improvements or accessions that were not incurred in connection with Indebtedness and that do not in the aggregate materially adversely affect the value of said properties or materially impair their use in the operation of the business of such Person;

(12)	Liens to secure any Permitted Refinancing Indebtedness permitted to be incurred under this Indenture; provided, however, that:

(a)	the new Lien is limited to all or part of the same property and assets that secured or, under the written agreements pursuant to which the original Lien arose, could secure the original Indebtedness (plus improvements and accessions to such property, or proceeds or distributions thereof); and

(b)	the Indebtedness secured by the new Lien is not increased to any amount greater than the sum of (i) the outstanding principal amount, or, if greater, committed amount, of the original Indebtedness and (ii) an amount necessary to pay any fees and expenses, including premiums, related to such renewal, refunding, refinancing, replacement, defeasance or discharge; and

(13)	any extension, renewal or replacement, in whole or in part of any Lien described above in this definition of “Permitted Liens” (other than Liens described in clause (1) of this definition of “Permitted Liens”); provided that any such extension, renewal or replacement does not extend to any additional property or assets (plus improvements, accessions, proceeds, replacements or dividends or distributions in respect thereof);

(14)	Liens on cash, Cash Equivalents or other property arising in connection with the defeasance, discharge or redemption of Indebtedness, which occurred in accordance with the provisions of this Indenture;

(15)	Liens incurred in the ordinary course of business of the Company or any Guarantor of the Company with respect to obligations that do not exceed $5.0 million at any one time outstanding;

(16)	Liens securing Indebtedness of any Foreign Subsidiary;

(17)	Liens on any property in favor of domestic or govern governmental bodies to secure partial, progress, advance or other payments pursuant to any contract or statute, not yet due and payable; and

(18)	Liens encumbering deposits made to secure obligations arising from statutory, regulatory, contractual or warranty requirements.

“Permitted Refinancing Indebtedness” means any Indebtedness of the Company or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge other Indebtedness of the Company or any of its Restricted Subsidiaries (other than intercompany Indebtedness); provided that:

(1)	the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness renewed, refunded, refinanced, replaced, defeased or discharged (plus all accrued interest on the Indebtedness and the amount of all fees and expenses, including premiums, incurred in connection therewith);

(2)	such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged, or has a final maturity date more than 91 days after the final maturity date of the Notes;

(3)	if the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged is subordinated in right of payment to the Notes, such Permitted Refinancing Indebtedness is subordinated in right of payment to, the Notes on terms, taken as a whole, at least as favorable to the Holders of Notes as those contained in the documentation governing the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged; and

(4)	such Indebtedness is incurred either by the Company or by the Restricted Subsidiary who is the obligor on the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged and is initially guaranteed only by (a) Persons who were obligors on or guarantors of the Indebtedness being renewed, refunded, refinanced, replaced, defeased or discharged or (b) a Guarantor in accordance with paragraph (10) of the definition of “Permitted Debt.”

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or other entity.

“PIK Interest” means interest paid in the form of (1) an increase in the outstanding principal amount of the Notes or (2) the issuance of PIK Notes.

“PIK Notes” means additional Notes issued under this Indenture on the same terms as the Notes issued on the Issue Date in connection with the payment of PIK Interest.

“principal amount” means the principal amount set forth on the face of a Note certificate or, in the case of a Global Note, as such principal amount may be increased or decreased as set forth in the “Schedule of Increases and Exchanges of Interests in the Global Note” attached thereto, in all cases including any increase in the principal amount as a result of the payment of PIK Interest.

“Private Placement Legend” means the legend set forth in Section 2.06(f)(1) hereof to be placed on all Notes issued under this Indenture except where otherwise permitted by the provisions of this Indenture.

“QIB” means a “qualified institutional buyer” as defined in Rule 144A.

“Receivable” means the receivable due to the Company from Alaska Seismic Ventures, LLC and any related Alaska Tax Credit.

“Redemption Date” means the date of redemption established by the Company as set forth under Section 3.07 hereof.

“Regulation S” means Regulation S promulgated under the Securities Act.

“Regulation S Global Note” means a Regulation S Temporary Global Note or Regulation S Permanent Global Note or both, as appropriate.

“Regulation S Permanent Global Note” means a permanent Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Regulation S Temporary Global Note upon expiration of the Restricted Period.

“Regulation S Temporary Global Note” means a temporary Global Note substantially in the form of Exhibit A hereto and bearing the Global Note Legend, the Private Placement Legend and the legend referred to in Section 2.06(f)(3) deposited with or on behalf of and registered in the name of the Depositary or its nominee, issued in a denomination equal to the outstanding principal amount of the Notes initially issued in reliance on Rule 903 of Regulation S.

“Related Party” means:

(1)	any controlling stockholder, 80% or more (based on voting power) owned Subsidiary, or immediate family member (in the case of an individual) of a Person described in clause (a) of the definition of Permitted Holder; or

(2)	any trust, corporation, partnership, limited liability company or other entity, the beneficiaries, stockholders, partners, members, owners or Persons beneficially holding an 80% or more controlling interest of which consist of any one or more Permitted Holders.

“Responsible Officer” when used with respect to the Trustee, means any officer within the Corporate Trust Administration of the Trustee (or any successor group of the Trustee) or any other officer of the Trustee customarily performing functions similar to those performed by any of the above designated officers, who in each case is responsible for the administration of this Indenture, and also means, with respect to a particular corporate trust matter, any other officer to whom such matter is referred because of his knowledge of and familiarity with the particular subject.

“Restricted Definitive Note” means a Definitive Note bearing the Private Placement Legend.

“Restricted Global Note” means a Global Note bearing the Private Placement Legend.

“Restricted Investment” means an Investment other than a Permitted Investment.

“Restricted Period” means the 40-day “distribution compliance period” as defined in Regulation S.

“Restricted Subsidiary” of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

“Restructuring Support Agreement” means the Restructuring Support Agreement dated June 13, 2016, between the Supporting Holders and the Company, as amended.

“Rule 144” means Rule 144 promulgated under the Securities Act.

“Rule 144A” means Rule 144A promulgated under the Securities Act.

“Rule 144A Global Note” means a Global Note substantially in the form of Exhibit A hereto bearing the Global Note Legend and the Private Placement Legend and deposited with or on behalf of, and registered in the name of, the Depositary or its nominee that shall be issued in a denomination equal to the outstanding principal amount of the Notes initially issued to QIBs.

“Rule 903” means Rule 903 promulgated under the Securities Act.

“Rule 904” means Rule 904 promulgated under the Securities Act.

“S&P” means Standard & Poor’s Global Ratings or any successor to the rating agency business thereof.

“SEC” means the U.S. Securities and Exchange Commission or any successor thereto.

“Secured Leverage Coverage Ratio” means, as of any date of determination, the ratio of (1) consolidated total Indebtedness of the Company and its Restricted Subsidiaries that is secured by Liens as of such date (provided that in making such calculation, the maximum amount of Indebtedness that the Company is permitted to incur under Section 4.08(b)(1) shall be deemed outstanding and secured by a Lien) to (2) the Company’s Consolidated Cash Flow for the most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding such date, determined on a pro forma basis to give effect to any adjustments to as are appropriate and consistent with the pro forma adjustment provisions set forth in the definition of Fixed Charge Coverage Ratio.

“Securities Act” means the U.S. Securities Act of 1933, as amended, or any successor thereto, and the rules and regulations of the SEC thereunder.

“Security Agreement” means the security agreement, dated as of the date of this Indenture, among the Noteholder Collateral Agent, the Company and the Guarantors, as it may be amended or supplemented from time to time.

“Security Documents” means, collectively, the Intercreditor Agreement, the Security Agreement, each Mortgage, each pledge agreement and each document or other instrument (other than this Indenture) creating Liens in favor of the Noteholder Collateral Agent as required by this Indenture, in each case, as the same may be amended or supplemented from time to time.

“Significant Subsidiary” means any Subsidiary that would be a “significant subsidiary” as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Securities Act, as such Regulation is in effect on the date of this Indenture.

“Stated Maturity” means, with respect to any installment of interest or principal of any Indebtedness, the date on which the payment of interest or principal is scheduled to be paid in the documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency and after giving effect to any voting agreement or stockholders’ agreement that effectively transfers voting power) to vote in the election of directors, managers, trustees or similar persons of the corporation, association or other business entity is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership or limited liability company of which (a) more than 50% of the capital accounts, distribution rights, total equity and voting interests or general and limited partnership interests, as applicable, are owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person or a combination thereof, whether in the form of membership, general, special or limited partnership interests or otherwise, and (b) such Person or any Subsidiary of such Person is a controlling general partner or controlling managing member or otherwise controls such entity.

“Supporting Holders” means the Existing Noteholders who entered into the Restructuring Support Agreement with the Company.

“TIA” means the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC thereunder.

“Transactions” means the entry into and performance of, as the case may be, all of the transactions contemplated by the Restructuring Support Agreement, summarized under “Summary of the Transactions and Purposes of the Exchange Offer and Consent Solicitation” in the Memorandum, including, without limitation, the New Senior Loan Facility, the issuance of the New Senior Loan Shares, the consummation of the Exchange Offer and Consent Solicitation, the Indenture, the Intercreditor Agreement, Security Documents, the issuance of the Notes and the shares of common stock of the Company pursuant to the Exchange Offer, and the transactions contemplated thereby.

“Treasury Rate” means, as of any Applicable Premium Date, the yield to maturity as of such Applicable Premium Date of United States Treasury securities with a constant maturity (as compiled and published in the most recent Federal Reserve Statistical Release H.15(519) that has become publicly available at least two Business Days prior to the Applicable Premium Date (or, if such Statistical Release is no longer published, any publicly available source of similar market data)) most nearly equal to the period from the Applicable Premium Date to the Maturity Date; provided, however, that if then remaining term of the Notes to the Maturity Date is not equal to the constant maturity of a United States Treasury security for which a weekly average yield is given, the Treasury Rate shall be obtained by linear interpolation (calculated to the nearest one-twelfth of a year) from the weekly average yields of United States Treasury securities for which such yields are given, and provided, further, that if the period from the Applicable Premium Date to the Maturity Date, is less than one year, the weekly average yield on actually traded United States Treasury securities adjusted to a constant maturity of one year shall be used.

“Trustee” means Wilmington Savings Fund Society, FSB until a successor replaces it in accordance with the applicable provisions of this Indenture and thereafter means the successor serving hereunder.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect in any applicable jurisdiction from time to time.

“Unrestricted Subsidiary” means any Subsidiary of the Company that is designated by the Board of Directors of the Company as an Unrestricted Subsidiary pursuant to a resolution of the Board of Directors, but only to the extent that such Subsidiary:

(1)	has no Indebtedness other than Non-Recourse Debt;

(2)	except as permitted by Section 4.12 is not party to any agreement, contract, arrangement or understanding with the Company or any Restricted Subsidiary of the Company unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to the Company or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of the Company;

(3)	is a Person with respect to which neither the Company nor any of its Restricted Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Equity Interests or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results; and

(4)	has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of the Company or any of its Restricted Subsidiaries.

“U.S. Person” means a U.S. Person as defined in Rule 902(k) promulgated under the Securities Act.

“Voting Stock” of any specified Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing:

(1)	the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payment of principal, including payment at final maturity, in respect of the Indebtedness, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by

(2)	then outstanding principal amount of such Indebtedness.

Section 1.02 Other Definitions.

Term	Defined in Section
“Affiliate Transaction”	4.12
“Applicable Premium Date”	6.02
“Applicable Premium Event”	6.02
“Asset Sale Offer”	4.20
“Authentication Order”	2.02
“Calculation Date”	1.01
“Change of Control Offer”	4.19
“Change of Control Payment”	4.19
“Change of Control Payment Date”	4.19
“Control Agreement”	12.01
“Covenant Defeasance”	8.03
“DTC”	2.03
“Event of Default”	6.01
“Excess Proceeds”	4.20
“incur”	4.08
“Indemnified Party”	7.07
“Interest Payment Date”	2.14
“Legal Defeasance”	8.02
“Material Adverse Effect”	4.03
“Notes Obligations”	12.01
“Offer Amount”	3.09

Term	Defined in Section
“Offer Period”	3.09
“Paying Agent”	2.03
“Payment Default”	6.01
“Permitted Debt”	4.08
“Premises”	12.03
“Purchase Date”	3.09
“Record Date”	2.14
“Registrar”	2.03
“Restricted Payments”	4.07
“Successor Guarantor”	11.04

Section 1.03 [Reserved].

Section 1.04 Rules of Construction.

Unless the context otherwise requires:

(1) a term has the meaning assigned to it;

(2) an accounting term not otherwise defined has the meaning assigned to it in accordance with GAAP;

(3) “or” is not exclusive;

(4) words in the singular include the plural, and in the plural include the singular;

(5) “will” shall be interpreted to express a command;

(6) provisions apply to successive events and transactions;

(7) references to sections of or rules or regulations under the Securities Act or the Exchange Act shall be deemed to include substitute, replacement of successor sections or rules adopted by the SEC from time to time; and

(8) references to “interest” mean the interest rate then borne by the Notes, including any overdue interest required by Section 2.12 that may accrue on the Notes.

ARTICLE 2

THE NOTES

Section 2.01 Form and Dating.

(a) General. The Notes and the Trustee’s certificate of authentication shall be substantially in the form of Exhibit A hereto. The Notes may have notations, legends or endorsements required by law, stock exchange rule or usage. Each Note shall be dated the date of its authentication. The Notes, including any PIK Notes, shall be in minimum denominations of $1.00 in principal amount and integral multiples of $1.00 in principal amount in excess thereof.

The terms and provisions contained in the Notes shall constitute, and are hereby expressly made, a part of this Indenture and the Company, the Guarantors, the Noteholder Collateral Agent and the Trustee, by their execution and delivery of this Indenture, expressly agree to such terms and provisions and to be bound thereby. However, to the extent any provision of any Note conflicts with the express provisions of this Indenture, the provisions of this Indenture shall govern and be controlling.

The Initial Notes, any PIK Interest and any Additional Notes shall be treated as a single class for all purposes under this Indenture, and unless the context otherwise requires, all references to the Notes shall include the Initial Notes, any PIK Interest, and any Additional Notes, provided, however, that in the event that any Additional Notes are not fungible with the Initial Notes for U.S. federal income tax purposes, such non-fungible Additional Notes shall be issued with a separate CUSIP number so that they are distinguishable from the Initial Notes.

(b) Global Notes. Notes issued in global form shall be substantially in the form of Exhibit A hereto (including the Global Note Legend thereon and the “Schedule of Increases and Exchanges of Interests in the Global Note” attached thereto). Notes issued in definitive form shall be substantially in the form of Exhibit A hereto (but without the Global Note Legend thereon and without the “Schedule of Increases and Exchanges of Interests in the Global Note” attached thereto). Each Global Note shall represent such aggregate principal amount of the outstanding Notes as shall be specified therein, as such aggregate principal amount may from time to time be increased to reflect the payment of PIK Interest or reduced or increased, as appropriate, to reflect exchanges, cancellations and redemptions by endorsements on the schedule attached to such Global Note. Any endorsement of a Global Note to reflect the amount of any increase or decrease in the aggregate principal amount of outstanding Notes represented thereby shall be made by the Trustee or the Custodian, at the direction of the Trustee, in accordance with instructions given by the Holder thereof as required by Section 2.06 hereof or by the Issuer in connection with the payment of PIK Interest.

(c) Temporary Global Notes. Notes offered and sold in reliance on Regulation S shall be issued initially in the form of the Regulation S Temporary Global Note, which shall be deposited on behalf of the purchasers of the Notes represented thereby with the Trustee, as Custodian for the Depositary, and registered in the name of the Depositary or the nominee of the Depositary for the accounts of designated agents holding on behalf of Euroclear or Clearstream, duly executed by the Company and authenticated by the Trustee as hereafter provided.

Following the termination of the Restricted Period, beneficial interests in the Regulation S Temporary Global Note shall be exchanged for beneficial interests in the Regulation S Permanent Global Note pursuant to the Applicable Procedures upon receipt by the Trustee of (i) a written certificate from the Depositary, together with certificates from Euroclear and Clearstream certifying that they have received certification of non-United States beneficial ownership of 100% of the aggregate principal amount of the Regulation S Temporary Global Note (except to the extent of any beneficial owner thereof who acquired a beneficial interest therein during the Restricted Period pursuant to another exemption from registration under the Securities Act and who shall take delivery of such beneficial interest in a Rule 144A Global Note or an AI Global Note, each bearing the Private Placement Legend, all as contemplated by Section 2.06(b)(2) hereof), and (ii) an Officers’ Certificate from the Company. Simultaneously with the authentication of the Regulation S Permanent Global Note, the Trustee shall cancel the Regulation S Temporary Global Note. The aggregate principal amount of the Regulation S Temporary Global Note and the Regulation S Permanent Global Note may from time to time be increased or decreased by adjustments made on the records of the Trustee and the Depositary at the direction of the Trustee, as the case may be, in connection with the payment of PIK Interest or in connection with transfers of interest as hereinafter provided.

(d) Euroclear and Clearstream Procedures Applicable. The provisions of the “Operating Procedures of the Euroclear System” and “Terms and Conditions Governing Use of Euroclear” (or in each case any successors thereto) of Euroclear and the “General Terms and Conditions of Clearstream Banking” and “Customer Handbook” (or in each case any successors thereto) of Clearstream shall be applicable to transfers of beneficial interests in the Regulation S Temporary Global Note and the Regulation S Permanent Global Note that are held by Participants through Euroclear or Clearstream.

Section 2.02 Execution and Authentication.

At least one Officer must sign the Notes for the Company by manual or facsimile signature.

If an Officer whose signature is on a Note no longer holds that office at the time a Note is authenticated, the Note shall nevertheless be valid.

A Note shall not be valid until authenticated by the manual signature of an authorized officer of the Trustee. The signature shall be conclusive evidence that the Note has been authenticated under this Indenture.

The Trustee shall, upon receipt of a written order of the Company signed by two Officers (an “Authentication Order”), authenticate Notes for original issue that may be validly issued under this Indenture, including any PIK Notes and/or Additional Notes. The aggregate principal amount of Notes outstanding at any time may not exceed the aggregate principal amount of Notes authorized for issuance by the Company pursuant to one or more Authentication Orders, except as provided in Section 2.07 or Section 2.15 hereof.

The Trustee may, with the prior written consent of the Company (which consent shall not be unreasonably withheld), appoint an authenticating agent reasonably acceptable to the Company to authenticate Notes. An authenticating agent may authenticate Notes whenever the Trustee may do so. Each reference in this Indenture to authentication by the Trustee includes authentication by such agent. An authenticating agent has the same rights as an Agent to deal with Holders or an Affiliate of the Company.

Section 2.03 Registrar and Paying Agent.

The Company shall maintain an office or agency where Notes may be presented for registration of transfer or for exchange (“Registrar”) and an office or agency where Notes may be presented for payment (“Paying Agent”). The Registrar shall keep a register of the Notes and of their transfer and exchange, including the names and addresses of the Holders and the principal amounts and interest on the Notes. The Company may appoint one or more co-registrars and one or more additional paying agents. The term “Registrar” includes any co-registrar and the term “Paying Agent” includes any additional paying agent. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company shall notify the Trustee in writing of the name and address of any Agent not a party to this Indenture. If the Company fails to appoint or maintain another entity as Registrar or Paying Agent, the Trustee shall act as such. The Company or any of its Subsidiaries may act as Paying Agent or Registrar.

The Company initially appoints The Depository Trust Company (“DTC”) to act as Depositary with respect to the Global Notes. The Company may from time to time appoint any other Person as a successor Depositary and thereupon terminate any predecessor Depositary.

The Company initially appoints the Trustee to act as the Registrar and Paying Agent and to act as Custodian with respect to the Global Notes.

Section 2.04 Paying Agent to Hold Money in Trust.

The Company shall require each Paying Agent other than the Trustee to agree in writing that the Paying Agent shall hold in trust for the benefit of Holders or the Trustee all money held by the Paying Agent for the payment of principal, premium or interest on the Notes, and shall notify the Trustee in writing of any default by the Company in making any such payment. While any such default continues, the Trustee may require a Paying Agent to pay all money held by it to the Trustee. The Company at any time may require a Paying Agent to pay all money held by it to the Trustee. Upon payment over to the Trustee, the Paying Agent (if other than the Company or a Guarantor) shall have no further liability for the money. If the Company or a Subsidiary acts as Paying Agent, it shall segregate and hold in a separate trust fund for the benefit of the Holders all money held by it as Paying Agent. Upon any bankruptcy or reorganization proceedings relating to the Company, the Trustee shall serve as Paying Agent for the Notes.

Section 2.05 Holder Lists.

The Trustee shall preserve in as current a form as is reasonably practicable the most recent list available to it of the names and addresses of all Holders. If the Trustee is not the Registrar, the Company shall furnish to the Trustee at least seven Business Days before each Interest Payment Date and at such other times as the Trustee may request in writing, a list in such form and as of such date as the Trustee may reasonably require of the names and addresses of the Holders of Notes, including names and addresses of Holders in the possession of any Paying Agent other than the Trustee.

Section 2.06 Transfer and Exchange.

(a) Transfer and Exchange of Global Notes. A Global Note may not be transferred except as a whole by the Depositary to a nominee of the Depositary, by a nominee of the Depositary to the Depositary or to another nominee of the Depositary, or by the Depositary or any such nominee to a successor Depositary or a nominee of such successor Depositary. All Global Notes shall be exchanged by the Company for Definitive Notes if:

(1) the Depositary notifies the Company that the Depositary is unwilling or unable to continue to act as Depositary for the Global Notes or that it has ceased to be a clearing agency registered under the Exchange Act and, in either case, the Company fails to appoint a successor Depositary within 90 days after it obtains knowledge of such circumstances;

(2) the Company in its sole discretion notifies the Trustee in writing that the Company elects to cause the issuance of Definitive Notes; provided that in no event shall the Regulation S Temporary Global Note be exchanged for Definitive Notes prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certificates required pursuant to this Indenture and Rule 903(b)(3)(ii)(B) under the Securities Act; or

(3) there has occurred and is continuing an Event of Default with respect to the Notes and the Depositary or a Holder requests such exchange (in which case only the requested portion of the Global Note shall be exchanged).

Upon the occurrence of any of the preceding events in (1), (2) or (3) above, Definitive Notes shall be issued in such names as the Depositary shall instruct the Trustee. Global Notes also may be exchanged or replaced, in whole or in part, as provided in Sections 2.07 and 2.10 hereof; provided that the exchange of the Regulation S Temporary Global Note for the Regulation S Permanent Global Note must comply with the other applicable provisions of this Indenture, including, without limitation, Section 2.01(c), and

Regulation S. Every Note authenticated and delivered in exchange for, or in lieu of, a Global Note or any portion thereof, pursuant to this Section 2.06 or Sections 2.07 or 2.10 hereof, shall be authenticated and delivered in the form of, and shall be, a Global Note, except as otherwise expressly provided in this Section 2.06. A Global Note may not be exchanged for another Note other than as provided in this Section 2.06(a), however, beneficial interests in a Global Note may be transferred and exchanged as provided in Sections 2.06(b) or (c) hereof. Anything in this Indenture or the Notes to the contrary notwithstanding, no Holder shall be entitled to receive, and the Company shall not be required to issue, Definitive Notes except under the circumstances set forth in clause (1), (2) or (3) above of this Section 2.06(a).

(b) Transfer and Exchange of Beneficial Interests in the Global Notes. The transfer and exchange of beneficial interests in the Global Notes shall be effected through the Depositary, in accordance with the provisions of this Indenture and the Applicable Procedures. Beneficial interests in the Restricted Global Notes shall be subject to restrictions on transfer comparable to those set forth herein to the extent required by the Securities Act. Transfers of beneficial interests in the Global Notes also shall require compliance with either subparagraph (1) or (2) below, as applicable, as well as one or more of the other following subparagraphs, as applicable:

(1) Transfer of Beneficial Interests in the Same Global Note. Beneficial interests in any Restricted Global Note may be transferred to Persons who take delivery thereof in the form of a beneficial interest in the same Restricted Global Note in accordance with the transfer restrictions set forth in the Private Placement Legend; provided, however, that prior to the expiration of the Restricted Period, transfers of beneficial interests in the Regulation S Temporary Global Note may not be made to a U.S. Person or for the account or benefit of a U.S. Person and may only be made in offshore transactions within the meaning of Regulation S. No written orders or instructions shall be required to be delivered to the Registrar to effect the transfers described in this Section 2.06(b)(1).

(2) All Other Transfers and Exchanges of Beneficial Interests in Global Notes. In connection with all transfers and exchanges of beneficial interests that are not subject to Section 2.06(b)(1) above, the transferor of such beneficial interest must deliver to the Registrar either:

(A)	both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to credit or cause to be credited a beneficial interest in another Global Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given in accordance with the Applicable Procedures containing information regarding the Participant account to be credited with such increase; or

(B)	both:

(1) a written order from a Participant or an Indirect Participant given to the Depositary in accordance with the Applicable Procedures directing the Depositary to cause to be issued a Definitive Note in an amount equal to the beneficial interest to be transferred or exchanged; and

(2) instructions given by the Depositary to the Registrar containing information regarding the Person in whose name such Definitive Note shall be registered to effect the transfer or exchange referred to in (1) above;

provided that in no event shall Definitive Notes be issued upon the transfer or exchange of beneficial interests in the Regulation S Temporary Global Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certifications required in respect of such transfer or exchange pursuant to this Indenture or Rule 903 under the Securities Act.

Transfers and exchanges of beneficial interests in the Regulation S Temporary Global Note for beneficial interests in the Regulation S Permanent Global Note shall be made at the end of the Restricted Period in accordance with the Applicable Procedures and upon receipt of the certifications specified in Section 2.01(c).

Upon satisfaction of all of the requirements for transfer or exchange of beneficial interests in Global Notes contained in this Indenture and the Notes or otherwise applicable under the Securities Act, the Trustee shall adjust the principal amount of the relevant Global Note(s) pursuant to Section 2.06(g) hereof.

(3) Transfer of Beneficial Interests to Another Restricted Global Note. A beneficial interest in any Restricted Global Note may be transferred to a Person who takes delivery thereof in the form of a beneficial interest in another Restricted Global Note if the transfer complies with the requirements of Section 2.06(b)(2) above and the Registrar receives the following:

(A) If the transferee will take delivery in the form of a beneficial interest in the Rule 144A Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transferee will take delivery in the form of a beneficial interest in the Regulation S Temporary Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transferee will take delivery in the form of a beneficial interest in the AI Global Note, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(c) Transfer or Exchange of Beneficial Interests for Definitive Notes.

(1) Beneficial Interests in Restricted Global Notes to Restricted Definitive Notes. If in accordance with Section 2.06(a) a beneficial interest in a Restricted Global Note is to be exchanged for a Restricted Definitive Note or transferred to a Person who takes delivery thereof in the form of a Restricted Definitive Note, then, upon receipt by the Registrar of the following documentation:

(A) if the holder of such beneficial interest in a Restricted Global Note proposes to exchange such beneficial interest for a Restricted Definitive Note, a certificate from such holder in the form of Exhibit C hereto, including the certifications in item (1)(a) thereof;

(B) if such beneficial interest is being transferred to a QIB in accordance with Rule 144A, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such beneficial interest is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such beneficial interest is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such beneficial interest is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) or (C) above, a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof;

(F) if such beneficial interest is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such beneficial interest is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cause the aggregate principal amount of the applicable Global Note to be reduced accordingly pursuant to Section 2.06(g) hereof, and the Company shall execute and the Trustee shall authenticate and deliver to the Person designated in the instructions a Definitive Note in the appropriate principal amount. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c) shall be registered in such name or names and in such authorized denomination or denominations as the holder of such beneficial interest shall instruct the Registrar through instructions from the Depositary and the Participant or Indirect Participant. The Trustee shall deliver such Definitive Notes to the Persons in whose names such Notes are so registered. Any Definitive Note issued in exchange for a beneficial interest in a Restricted Global Note pursuant to this Section 2.06(c)(1) shall bear the Private Placement Legend and shall be subject to all restrictions on transfer contained therein.

(2) Beneficial Interests in Regulation S Temporary Global Note to Definitive Notes. Notwithstanding Sections 2.06(c)(1)(A) and (C) hereof, a beneficial interest in the Regulation S Temporary Global Note may not be exchanged for a Definitive Note or transferred to a Person who takes delivery thereof in the form of a Definitive Note prior to (A) the expiration of the Restricted Period and (B) the receipt by the Registrar of any certifications required in respect of such transfer or exchange pursuant to this Indenture or pursuant to Rule 903(b)(3)(ii)(B) under the Securities Act, except in the case of a transfer pursuant to an exemption from the registration requirements of the Securities Act other than Rule 903 or Rule 904.

(d) Transfer and Exchange of Definitive Notes for Beneficial Interests.

(1) Restricted Definitive Notes to Beneficial Interests in Restricted Global Notes. If any Holder of a Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note or to transfer such Restricted Definitive Note to a Person who takes delivery thereof in the form of a beneficial interest in a Restricted Global Note, then, upon receipt by the Registrar of the following documentation:

(A) if the Holder of such Restricted Definitive Note proposes to exchange such Note for a beneficial interest in a Restricted Global Note, a certificate from such Holder in the form of Exhibit C hereto, including the certifications in item (1)(b) thereof;

(B) if such Restricted Definitive Note is being transferred to a QIB a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (1) thereof;

(C) if such Restricted Definitive Note is being transferred to a Non-U.S. Person in an offshore transaction in accordance with Rule 903 or Rule 904, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (2) thereof;

(D) if such Restricted Definitive Note is being transferred pursuant to an exemption from the registration requirements of the Securities Act in accordance with Rule 144, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(a) thereof;

(E) if such Restricted Definitive Note is being transferred to an Accredited Investor in reliance on an exemption from the registration requirements of the Securities Act other than those listed in subparagraphs (B) or (C) of this Section 2.06(d)(1), a certificate to the effect set forth in Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof;

(F) if such Restricted Definitive Note is being transferred to the Company or any of its Subsidiaries, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(b) thereof; or

(G) if such Restricted Definitive Note is being transferred pursuant to an effective registration statement under the Securities Act, a certificate to the effect set forth in Exhibit B hereto, including the certifications in item (3)(c) thereof, the Trustee shall cancel the Restricted Definitive Note, increase or cause to be increased the aggregate principal amount of, in the case of clause (A) above, the appropriate Restricted Global Note, in the case of clause (B) above, the Rule 144A Global Note, in the case of clause (C) above, the Regulation S Global Note, and in all other cases, the AI Global Note.

(e) Transfer and Exchange of Definitive Notes for Definitive Notes. Upon request by a Holder of Definitive Notes and such Holder’s compliance with the provisions of this Section 2.06(e), the Registrar shall register the transfer or exchange of Definitive Notes. Prior to such registration of transfer or exchange, the requesting Holder must present or surrender to the Registrar the Definitive Notes duly endorsed or accompanied by a written instruction of transfer in form satisfactory to the Registrar duly executed by such Holder or by its attorney, duly authorized in writing. In addition, the requesting Holder must provide any additional certifications, documents and information, as applicable, required pursuant to the following provisions of this Section 2.06(e).

(1) Restricted Definitive Notes to Restricted Definitive Notes. Any Restricted Definitive Note may be transferred to and registered in the name of Persons who take delivery thereof in the form of a Restricted Definitive Note if the Registrar receives the following:

(A) If the transfer shall be made pursuant to Rule 144A, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (1) thereof;

(B) if the transfer shall be made pursuant to Rule 903 or Rule 904, then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications in item (2) thereof; and

(C) if the transfer shall be made pursuant to any exemption from the registration requirements of the Securities Act other than those listed in (B) or (C) of this Section 2.06(e), then the transferor must deliver a certificate in the form of Exhibit B hereto, including the certifications, certificates and Opinion of Counsel required by item (3) thereof, if applicable.

(f) Legends. The following legends shall appear on the face of all Global Notes and Definitive Notes issued under this Indenture unless specifically stated otherwise in the applicable provisions of this Indenture.

(1) Private Placement Legend.

(A) Each Global Note and each Definitive Note (and all Notes issued in exchange therefor or substitution thereof) shall bear the legend in substantially the following form (except that such legend need not be borne by a Regulation S Permanent Global Note or a Definitive Note issued in exchange for an interest in a Regulation S Permanent Global Note in compliance with this Indenture):

“THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

SUBSEQUENT TO THE INITIAL ISSUANCE OF THIS CERTIFICATE, EACH HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A “U.S. PERSON” AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH ACQUISITION IS MADE.

THE HOLDER OF THIS SECURITY AGREES (1) TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (THE “RESALE RESTRICTION TERMINATION DATE”), ONLY (A) TO THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES, (B) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO PERSONS WHO ARE NOT “U.S. PERSONS” THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT, IN EACH OF THE FOREGOING CASES, TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION, AND (2) THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED, THAT THE COMPANY AND THE TRUSTEE WITH RESPECT TO THIS SECURITY SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (B) AND (E), PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, OR PURSUANT TO CLAUSE (C), PRIOR TO, AND UPON COMPLETION OF, THE DISTRIBUTION COMPLIANCE PERIOD (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE REVERSE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE CODE) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE PLAN ASSETS OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.”

(2) Global Note Legend. Each Global Note shall bear a legend in substantially the following form:

“THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY OR ITS NOMINEE WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.”

(3) Regulation S Temporary Global Note Legend. The Regulation S Temporary Global Note shall bear a Legend in substantially the following form:

THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S SECURITY SHALL NOT BE EXCHANGEABLE FOR DEFINITIVE SECURITIES THAT DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON

TRANSFER UNTIL THE EXPIRATION OF THE APPLICABLE “DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF REGULATION S) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.

(g) Cancellation and/or Adjustment of Global Notes. At such time as all beneficial interests in a particular Global Note have been exchanged for Definitive Notes or a particular Global Note has been redeemed, repurchased or canceled in whole and not in part, each such Global Note shall be returned to or retained and canceled by the Trustee in accordance with Section 2.11 hereof. At any time prior to such cancellation, if any beneficial interest in a Global Note is exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note or for Definitive Notes, the principal amount of Notes represented by such Global Note shall be reduced accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such reduction; and if the beneficial interest is being exchanged for or transferred to a Person who will take delivery thereof in the form of a beneficial interest in another Global Note, such other Global Note shall be increased accordingly and an endorsement shall be made on such Global Note by the Trustee or by the Depositary at the direction of the Trustee to reflect such increase.

(h) General Provisions Relating to Transfers and Exchanges.

(1) To permit registrations of transfers and exchanges, the Company shall execute and the Trustee shall authenticate Global Notes and Definitive Notes upon receipt of an Authentication Order in accordance with Section 2.02 hereof or at the Registrar’s request.

(2) No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange pursuant to Sections 2.10, 3.06, 3.09, 4.19, 4.20 and 9.05 hereof).

(3) The Registrar shall not be required to register the transfer of or exchange of any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part.

(4) All Global Notes and Definitive Notes issued upon any registration of transfer or exchange of Global Notes or Definitive Notes shall be the valid obligations of the Company, evidencing the same debt, and entitled to the same benefits under this Indenture, as the Global Notes or Definitive Notes surrendered upon such registration of transfer or exchange.

(5) Neither the Registrar nor the Company shall be required:

(A) to register the transfer of or to exchange any Notes during a period beginning at the opening of business 15 days before the day of any selection of Notes for redemption under Section 3.02 hereof and ending at the close of business on the day of selection;

(B) to register the transfer of or to exchange any Note selected for redemption in whole or in part, except the unredeemed portion of any Note being redeemed in part; or

(C) to register the transfer of or to exchange a Note between a Record Date and the next succeeding Interest Payment Date.

(6) Prior to due presentment for the registration of a transfer of any Note, the Trustee, any Agent, the Guarantors and the Company may deem and treat the Person in whose name any Note is registered as the absolute owner of such Note for the purpose of receiving payment of principal of and premium, if any, interest, if any, on such Notes and for all other purposes, and none of the Trustee, any Guarantor, any Agent or the Company shall be affected by notice to the contrary.

(7) The Trustee shall authenticate Global Notes and Definitive Notes in accordance with the provisions of Section 2.02 hereof.

(8) All certifications, certificates and Opinions of Counsel required to be submitted to the Registrar pursuant to this Section 2.06 to effect a registration of transfer or exchange may be submitted by facsimile or other electronic transmission.

(9) The Trustee shall have no obligation or duty to monitor, determine or inquire as to compliance with any restrictions on transfer imposed under this Indenture or under applicable law with respect to any transfer of any interest in any Note (including any transfers between or among Participants) other than to require delivery of such certificates and other documentation or evidence as are expressly required by, and to do so if and when expressly required by the terms of, this Indenture, and to examine the same to determine compliance as to form with the express requirements hereof.

(i) [Reserved].

Section 2.07 Replacement Notes.

If any mutilated Note is surrendered to the Trustee or the Company and the Trustee receives evidence to its satisfaction of the destruction, loss or theft of any Note, the Company shall issue and the Trustee, upon receipt of an Authentication Order, shall authenticate a replacement Note if the Trustee’s requirements are met. If required by (i) the Trustee to protect the Trustee or (ii) the Company, an indemnity bond must be supplied by the Holder that is sufficient in the judgment of the Trustee and the Company to protect the Company, the Trustee, any Agent and any authenticating agent from any loss that any of them may suffer if a Note is replaced. The Company may charge for its expenses in replacing a Note.

Every replacement Note is an additional obligation of the Company and shall be entitled to all of the benefits of this Indenture equally and proportionately with all other Notes duly issued hereunder.

Section 2.08 Outstanding Notes.

The Notes outstanding at any time are all the Notes authenticated by the Trustee except for those canceled by it, those delivered to it for cancellation, those reductions in the interest in a Global Note effected by the Trustee in accordance with the provisions hereof, and those described in this Section 2.08 as not outstanding. Except as set forth in Section 2.09 hereof, a Note does not cease to be outstanding because the Company or an Affiliate of the Company holds the Note; however, Notes held by the Company or a Subsidiary of the Company shall not be deemed to be outstanding for purposes of Section 3.07(c) hereof.

If a Note is replaced pursuant to Section 2.07 hereof, it ceases to be outstanding unless the Trustee receives proof satisfactory to it that the replaced Note is held by a protected purchaser.

If the principal amount of any Note is considered paid under Section 4.01 hereof, it ceases to be outstanding and interest on it ceases to accrue.

If the Paying Agent (other than the Company, a Subsidiary of the Company or an Affiliate of any thereof) holds, on a Redemption Date or the Maturity Date, money sufficient to pay Notes payable on that date, then on and after that date such Notes shall be deemed to be no longer outstanding and shall cease to accrue interest.

Section 2.09 Treasury Notes.

In determining whether the Holders of the required principal amount of Notes have concurred in any direction, waiver or consent, Notes owned by the Company or any Guarantor, or by any Person directly or indirectly controlling or controlled by or under direct or indirect common control with the Company or any Guarantor (other than the Supporting Holders), shall be considered as though not outstanding, except that for the purposes of determining whether the Trustee shall be protected in relying on any such direction, waiver or consent, only Notes that a Responsible Officer of the Trustee knows are so owned shall be so disregarded.

Section 2.10 Temporary Notes.

Until certificates representing Notes are ready for delivery, the Company may prepare and the Trustee, upon receipt of an Authentication Order, shall authenticate temporary Notes. Temporary Notes shall be substantially in the form of certificated Notes but may have variations that the Company considers appropriate for temporary Notes. Without unreasonable delay, the Company shall prepare and the Trustee shall authenticate definitive Notes in exchange for temporary Notes.

Holders of temporary Notes shall be entitled to all of the benefits of this Indenture.

Section 2.11 Cancellation.

The Company at any time may deliver Notes to the Trustee for cancellation. The Registrar and Paying Agent shall forward to the Trustee any Notes surrendered to them for registration of transfer, exchange or payment. The Trustee and no one else shall cancel all Notes surrendered for registration of transfer, exchange, payment, replacement or cancellation and shall destroy canceled Notes (subject to the record retention requirement of the Exchange Act). Certification of the destruction of all canceled Notes shall be delivered to the Company upon written request. The Company may not issue new Notes to replace Notes that it has paid or that have been delivered to the Trustee for cancellation.

Section 2.12 Overdue Interest.

To the extent permitted by applicable law, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal, premium, if any, and interest (without regard to any applicable grace period) from time to time on demand at the rate equal to 2.00% per annum in excess of the then applicable interest rate (as set forth in the caption on the face of the form of Note attached hereto as Exhibit A) on the Notes to the extent lawful to the Persons who are Holders on a subsequent special record date, in each case consistent with Section 4.01 hereof. The Company shall notify the Trustee in writing of the amount of overdue interest proposed to be paid on each Note and the date of the proposed payment. The Company shall fix or cause to be fixed each such special record date and payment date; provided that no such special record date may be less than 10 days prior to the related payment date for such overdue interest. At least 15 days before the special record date, the Company (or, upon the written request of the Company, the Trustee in the name and at the expense of the Company) shall mail or cause to be sent to Holders a notice that states the special record date, the related payment date and the amount of such interest to be paid.

All references to “interest” in this Indenture and the Notes mean the initial interest rate borne by the Notes and, to the extent permitted by applicable law, any increases in that rate to the extent overdue interest accrues on the Notes.

Section 2.13 Persons Deemed Owners.

The Holder of a Note may be treated as its owner for all purposes. Only Holders have rights under this Indenture and the Notes.

Section 2.14 Interest Payment Date; Record Date.

Interest on outstanding Notes shall accrue at the rate of 10.000% per year, subject to Sections 2.12 and 2.15, and shall be payable quarterly in arrears on January 15, April 15, July 15 and October 15 of each year, commencing on October 15, 2016 (each, an “Interest Payment Date”). The Company shall make each interest payment to the Holders of record on the immediately preceding January 1, April 1, July 1 and October 1, as applicable (each, a “Record Date”). Interest on the Notes shall accrue from the date of original issuance of the Notes or, if interest has already been paid, from the date it was most recently paid. Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months.

Section 2.15 PIK Interest.

(a) For each Interest Payment Date through, and including, the Interest Payment Date on July 15, 2017, the Company may, at its option, elect to pay interest on any or all such Interest Payment Dates in kind in the form of PIK Interest. PIK Interest shall accrue at a rate of 11.000% and shall accrue from the date of original issuance of the Notes or, if interest has already been paid, from the date it was most recently paid. Any PIK Notes issued as PIK Interest shall be fungible with, and shall accrue interest at the same rate as, the Initial Notes.

(b) In the event that the Company elects to pay PIK Interest, no later than two Business Days prior to the relevant Interest Payment Date, the Company shall deliver notice of such election to the Trustee and the Paying Agent (if other than the Trustee). In the absence of such election notice, interest shall be payable in cash. Beginning with the October 15, 2017 Interest Payment Date, all interest payments shall be payable in cash. PIK Interest shall be payable (i) with respect to Notes represented by one or more Global Notes by increasing the principal amount of such outstanding Global Note by an amount equal to the amount of accrued interest (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depositary or otherwise, by authenticating new Global Notes with such increased principal amounts) and (ii) with respect to Notes represented by Definitive Notes, by issuing the required amount of new PIK Notes represented by certificated PIK Notes (rounded up to the nearest whole dollar) in an aggregate principal amount equal to the amount of accrued interest (rounded up to the nearest whole dollar), and the Trustee shall, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders.

(c) Payment shall be made in such form and terms as specified in this Section 2.15 and the Company shall, and the Paying Agent may, take additional steps as is necessary to effect such payment. The Company may not issue PIK Interest in lieu of paying interest in cash if such interest is payable with respect to any principal amount that is due and payable upon redemption, repurchase or otherwise.

ARTICLE 3

REDEMPTION AND PURCHASE

Section 3.01 Notices to Trustee.

If the Company elects to redeem Notes pursuant to the optional redemption provisions of Section 3.07 hereof, it must furnish to the Trustee, at least 15 days (or such lesser number of days as the Trustee may agree to) before a notice of redemption is to be mailed to Holders of Notes pursuant to Section 3.03, an Officers’ Certificate setting forth:

(1) the paragraph or section of this Indenture or the Notes pursuant to which the redemption shall occur;

(2) the Redemption Date;

(3) the principal amount of Notes to be redeemed; and

(4) the redemption price.

Section 3.02 Selection of Notes to Be Redeemed.

If less than all of the Notes are to be redeemed at any time, the Trustee or the Registrar shall select Notes for redemption on a pro rata basis (or, in the case of Global Notes, in such manner as the applicable Depositary may require), unless otherwise required by law or applicable stock exchange requirements (provided a Responsible Officer of the Trustee knows of the listing of the Notes on a stock exchange).

In the event of partial redemption, the particular Notes to be redeemed shall be selected, unless otherwise provided herein, not less than 30 nor more than 60 days prior to the redemption by the Trustee from the outstanding Notes not previously called for redemption.

The Trustee shall promptly notify the Company in writing of the Notes selected for redemption and, in the case of any Note selected for partial redemption, the principal amount thereof to be redeemed. Notes and portions of Notes selected shall be in minimum amounts of $1.00 or an integral multiple of $1.00 in excess thereof; provided that any unredeemed portion of a Note redeemed in part must be an authorized denomination; and provided further that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed. Except as provided in the preceding sentence, provisions of this Indenture that apply to Notes called for redemption also apply to portions of Notes called for redemption.

Section 3.03 Notice of Redemption.

Subject to the provisions of Section 3.09 hereof, at least 30 days but not more than 60 days before a Redemption Date, the Company shall mail or cause to be mailed, by first class mail, a notice of redemption to the Trustee and each Holder whose Notes are to be redeemed at its registered address, except that, anything in this Indenture or the Notes to the contrary notwithstanding, redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a Covenant Defeasance or Legal Defeasance of the Notes or a satisfaction and discharge of this Indenture pursuant to Articles 8 or 10 hereof.

The notice shall identify the Notes to be redeemed and shall state:

(1) the Redemption Date;

(2) the redemption price;

(3) If the Notes are being redeemed in part, the portion of the principal amount of such Notes to be redeemed and that, after the Redemption Date upon surrender of such Notes, a new Note or Notes in principal amount equal to the unredeemed portion shall be issued upon cancellation of the original Note;

(4) the name and address of the Paying Agent;

(5) that Notes called for redemption must be surrendered to the Paying Agent to collect the redemption price;

(6) that, unless the Company defaults in making such redemption payment, interest on Notes or portions thereof called for redemption ceases to accrue on and after the Redemption Date;

(7) the paragraph of the Notes and/or Section of this Indenture pursuant to which the Notes called for redemption are being redeemed; and

(8) that no representation is made as to the correctness or accuracy of the CUSIP or ISIN number, if any, listed in such notice or printed on the Notes.

At the Company’s request, the Trustee shall give the notice of redemption in the Company’s name and at its expense; provided, however, that the Company has delivered to the Trustee, at least 45 days prior to the Redemption Date (or a shorter period as agreed to by the Trustee), an Officers’ Certificate requesting that the Trustee give such notice and setting forth the information to be stated in such notice as provided in this Section 3.03 above.

Section 3.04 Effect of Notice of Redemption.

Once notice of redemption is mailed in accordance with Section 3.03 hereof, Notes or portions thereof called for redemption become irrevocably due and payable on the Redemption Date at the redemption price. A notice of redemption may not be conditional.

Section 3.05 Deposit of Redemption or Purchase Price.

No later than 12:00 p.m. (noon) New York City time on the Redemption Date or, in the event of a purchase of Notes pursuant to Sections 4.19 or 4.20 hereof, the Purchase Date, the Company shall deposit with the Trustee or with the Paying Agent money sufficient to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased on such date. The Trustee or the Paying Agent shall promptly return to the Company any money deposited with the Trustee or the Paying Agent by the Company in excess of the amounts necessary to pay the redemption or purchase price of, and accrued interest on, all Notes to be redeemed or purchased.

If the Company complies with the provisions of the preceding paragraph, on and after the Redemption Date or Purchase Date, as applicable, interest shall cease to accrue on the Notes or the portions of Notes called for redemption or tendered for purchase. If a Note is redeemed or purchased on or after a Record Date but on or prior to the related Interest Payment Date, then any accrued and unpaid interest shall be paid to the Person in whose name such Note was registered at the close of business on such Record Date. If any Note called for redemption or properly tendered for purchase and not withdrawn is not so paid on the applicable Redemption Date or Purchase Date, as applicable, because of the failure of the Company to comply with the preceding paragraph, interest shall be paid on the unpaid principal, and, to the extent permitted by applicable law, unpaid interest from the Redemption Date or Purchase Date, as applicable, to but excluding the date on which such principal and interest is paid, in each case at the rate provided in the Notes and in accordance with Section 4.01 hereof.

Section 3.06 Notes Redeemed or Purchased in Part.

Upon surrender of a Note that is redeemed or purchased in part, the Company shall issue and, upon receipt of an Authentication Order, the Trustee shall authenticate for the Holder at the expense of the Company a new Note equal in principal amount to the unredeemed or unpurchased portion of the Note surrendered, provided that such Note shall be in an authorized denomination.

Section 3.07 Optional Redemption.

(a) Except as set forth in this Section 3.07, the Notes shall not be redeemable at the option of the Company.

(b) At any time and from time to time, the Company may, at its option, redeem up to an aggregate $35 million principal amount of Notes upon not less than 30 nor (subject to the provisions of the first sentence of Section 3.03 of this Indenture) more than 60 days’ prior written notice, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest, if any, to the applicable Redemption Date (subject to the rights of Holders of Notes on the applicable Record Date to receive interest on the relevant Interest Payment Date), with the proceeds received by the Company in connection with Alaska Tax Credits; provided that (i) the Existing Revolving Credit Facility shall have been paid in full and all commitments thereunder have been canceled; and (ii) the New Senior Loan Facility shall have been paid in full and no further commitments thereunder remain available for borrowing.

(c) Any redemption pursuant to this Section 3.07 shall be made pursuant to the provisions of Sections 3.01 through 3.06 hereof.

Section 3.08 No Sinking Fund Payments.

The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

Section 3.09 Offer to Purchase by Application of Excess Proceeds.

In the event that, pursuant to Section 4.20 hereof, the Company shall be required to commence an Asset Sale Offer, it shall follow the procedures specified below and in Sections 4.20 (c), (d), (e) and (f):

(a) The applicable Asset Sale Offer shall be made to all Holders and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets.

(b) The Asset Sale Offer shall remain open for a period of at least 20 Business Days and not more than 30 Business Days from the date notice of such offer is sent, except in each case to the extent that a longer period is required by applicable law (in either such case, the “Offer Period”).

(c) No later than three Business Days after the termination of the applicable Offer Period (the “Purchase Date”), the Company shall apply all Excess Proceeds (after deducting from such Excess Proceeds an amount equal to all fees and expenses incurred in connection with the applicable Asset Sale Offer and the purchase, prepayment or redemption of any applicable pari passu Indebtedness), as applicable, (the “Offer Amount”), to the purchase of Notes and such other pari passu Indebtedness (on a pro rata basis, if applicable, determined in the manner described in Section 4.20) or, if less than the applicable Offer Amount has been tendered and not withdrawn (including such pari passu Indebtedness to be repurchased), all Notes and any such pari passu Indebtedness tendered in response to the Asset Sale Offer.

(d) If the applicable Purchase Date is on or after a Record Date and on or before the related Interest Payment Date, any accrued and unpaid interest, if any, shall be paid to the Person in whose name a Note is registered at the close of business on such Record Date, and no additional interest shall be payable to Holders who tender Notes pursuant to the applicable Asset Sale Offer.

(e) Upon the commencement of an applicable Asset Sale Offer, the Company shall send, by first class mail, a notice to the Trustee and each of the Holders. The notice shall contain all instructions and materials necessary to enable Holders to tender Notes pursuant to the applicable Asset Sale Offer. The notice, which shall govern the terms of the applicable Asset Sale Offer, shall state:

(1) that the Asset Sale Offer is being made pursuant to this Section 3.09 and Section 4.20 hereof and the length of time the Asset Sale Offer shall remain open;

(2) the Offer Amount, the purchase price and the Purchase Date;

(3) that any Note not tendered or accepted for payment shall continue to accrue interest;

(4) that, unless the Company defaults in making such payment, any Note or portion thereof accepted for payment pursuant to the Asset Sale Offer shall cease to accrue interest on and after the Purchase Date;

(5) that Holders electing to have a Note purchased pursuant to an Asset Sale Offer may elect to have Notes purchased in minimum principal amounts of $1.00 or an integral multiple of $1.00 in principal amount in excess thereof, so long as, in the case of Notes surrendered for repurchase in part, any portion of a Note not surrendered for repurchase is an authorized denomination;

(6) that Holders electing to have Notes purchased pursuant to such Asset Sale Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer by book-entry transfer, to the Company, a depositary, if appointed by the Company, or a Paying Agent at the address specified in the notice prior to the close of business in The City of New York at least three Business Days prior to the last day of the applicable Offer Period;

(7) that Holders shall be entitled to withdraw their election if the Company, the depositary, if appointed by the Company, or the Paying Agent, as the case may be, receives, prior to the close of business in The City of New York at least three Business Days prior to the last day of the applicable Offer Period, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of the Note the Holder delivered for purchase and a statement that such Holder is withdrawing his election to have such Note purchased;

(8) that, if the aggregate principal amount of Notes and other applicable pari passu Indebtedness surrendered by holders thereof exceeds the Offer Amount, the Trustee or the Registrar shall select the Notes to be purchased on a pro rata basis (with any applicable pari passu Indebtedness) in the manner provided in Section 4.20 of this Indenture (with such adjustments as may be deemed appropriate so that only Notes in minimum denominations of $1.00 or an integral multiple of $1.00 in excess thereof, shall be purchased and so that any unrepurchased portion of a Note repurchased in part is an authorized denomination); and

(9) that Holders whose Notes were purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered (or transferred by book-entry transfer).

On or before the applicable Purchase Date, the Company shall, to the extent lawful, accept for payment, on a pro rata basis as provided in this Section 3.09 and in Section 4.20 hereof, to the extent necessary, the Offer Amount of Notes or portions thereof duly tendered and not duly withdrawn and any applicable pari passu Indebtedness, in each case, pursuant to the applicable Asset Sale Offer or if less than the Offer Amount has been tendered, all Notes duly tendered and not duly withdrawn and all applicable pari passu Indebtedness and shall deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating that such Notes or portions thereof were accepted for payment by the Company in accordance with the terms of this Section 3.09. The Company, the Depositary or the Paying Agent, as the case may be, shall promptly (but in any case not later than five days after the Purchase Date) mail to each tendering Holder an amount equal to the purchase price of the Notes tendered by such Holder and accepted by the Company for purchase (or, in the case of any Notes that are in global form, make such payment through the facilities of DTC or any other applicable Depositary), and the Trustee, upon written request from the Company, shall promptly authenticate and mail (or cause to be transferred by book entry) to each such Holder a new Note, in a principal amount equal to any unpurchased portion of the Note surrendered. Any Note not so accepted shall be promptly mailed or delivered by the Company (or, in the case of Global Notes, transferred by book entry) to the Holder thereof. The Company shall publicly announce the results of the applicable Asset Sale Offer on the Purchase Date.

Other than as specifically provided in this Section 3.09, any purchase pursuant to this Section 3.09 shall be made pursuant to the provisions of Sections 3.05 and 3.06 hereof. For purposes of clarity, the parties hereto agree that, anything in this Indenture or the Notes to the contrary notwithstanding, interest on any Note or portion thereof accepted for repurchase by the Company pursuant to Section 3.09, 4.19 or 4.20 shall cease to accrue on and after the applicable Purchase Date unless the Company defaults in making the payment due on such Note or portion thereof, as applicable, as provided herein.

ARTICLE 4

COVENANTS

Section 4.01 Payment of Notes.

The Company shall pay or cause to be paid the principal of, premium, and interest on, the Notes on the dates and in the manner provided in this Indenture and the Notes. Principal, premium and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium and interest then due, provided that any payment of PIK Interest shall be considered paid on the date it is due if on such date (1) PIK Notes (including PIK Notes that are Global Notes) have been issued therefor, and such PIK Notes have been authenticated in accordance with the terms of this Indenture or (2) if the payment is made by increasing the principal amount of Global Notes then authenticated by the required amount. The Company shall, to the extent permitted by law, pay overdue interest, if any, in the same manner, on the dates and in the amounts set forth in the Notes and in this Indenture.

If a Holder of $10.0 million aggregate principal amount or more of Definitive Notes has given wire transfer instructions to the Company not later than 15 days prior to the applicable Interest Payment Date, the Maturity Date, Redemption Date, Purchase Date or other date on which any payment of principal, premium or interest on any Note is due, providing for payments to be made to a bank located in the United States, the Company shall pay all principal of, and cash interest and premium, on, that Holder’s Notes in accordance with those instructions; provided that payments of principal and premium, if any, shall be made only against surrender of the applicable Definitive Note. All other cash payments on the Notes shall be made at the office or agency of a Paying Agent unless the Company elects to make interest payments by check mailed to the Holders of the Notes at their addresses as set forth in the register of Holders or by wire transfer.

Anything in this Indenture, the Notes or the Note Guarantees to the contrary notwithstanding, if any Interest Payment Date, the Maturity Date, Redemption Date, or Purchase Date pursuant to Sections 3.09, 4.19 or 4.20 of this Indenture or other date on which any payment of principal, premium or interest on any Note is due is not a Business Day, then such payment need not be made on such date, but such payment may be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was originally due, and no interest or other sum shall accrue on the amount payable for the period from and after the date such payment was originally due nor shall any such delay in payment constitute a Default or Event of Default under this Indenture.

PIK Interest, if any, shall be paid in the manner provided in Section 2.15.

Section 4.02 Maintenance of Office or Agency.

The Company shall maintain an office or agency (which may be an office of the Trustee or an affiliate of the Trustee, Registrar or co-registrar) where Notes may be surrendered for registration of transfer or for exchange and where notices and demands to or upon the Company in respect of the Notes and this Indenture may be served. The Company shall give prompt written notice to the Trustee of the location, and any change in the location, of such office or agency. If at any time the Company fails to maintain any such required office or agency or fails to furnish the Trustee with the address thereof, such presentations, surrenders, notices and demands may be made or served at the Corporate Trust Office of the Trustee; provided, however, that, except as otherwise required by applicable law or a court, no service of legal process may be made on the Company or any Guarantor at an office of the Trustee. Such office shall initially be at Wilmington Savings Fund Society, FSB, 500 Delaware Avenue, Wilmington, Delaware 19801, Attention: Corporate Trust.

The Company may also from time to time designate one or more other offices or agencies where the Notes may be presented or surrendered for any or all such purposes and may from time to time rescind such designations. The Company shall give prompt written notice to the Trustee of any such designation or rescission and of any change in the location of any such other office or agency.

The Company hereby designates the Corporate Trust Office of the Trustee as one such office or agency of the Company in accordance with Section 2.03 hereof.

Section 4.03 Corporate Existence; Insurance; Maintenance of Properties.

(a) Subject to Article 5 and Sections 11.04 and 11.05 hereof, the Company shall do or cause to be done all things necessary to preserve and keep in full force and effect:

(1) its corporate existence, and the corporate, partnership or other existence of each of its Restricted Subsidiaries, in accordance with the respective organizational documents (as the same may be amended from time to time) of the Company or any such Restricted Subsidiary; and

(2) the rights (charter and statutory), licenses and franchises of the Company and its Restricted Subsidiaries;

provided, however, that the Company shall not be required to preserve any such right, license or franchise, or the corporate, partnership or other existence of any of its Restricted Subsidiaries, if the Board of Directors or an Officer of the Company shall determine that the preservation thereof is no longer desirable in the conduct of the business of the Company and its Subsidiaries, taken as a whole, and that the loss thereof would not have a material adverse effect on the Company and its subsidiaries, taken as a whole (a “Material Adverse Effect”); provided further, that this Section 4.03 shall not prevent the sale or other disposition of any Restricted Subsidiary of the Company or any assets of the Company or of any of its Restricted Subsidiaries (whether by merger, consolidation, sale of Capital Stock or assets or otherwise) that does not violate Section 4.20 of this Indenture.

(b) The Company shall (1) cause all properties used or useful in the conduct of its business or the business of any of its Restricted Subsidiaries to be maintained and kept in good condition, repair and working order (subject to ordinary wear and tear) as, in the judgment of the Company, may be necessary so that the business of the Company and its Restricted Subsidiaries may be properly conducted; provided that this requirement shall not prevent the Company or any Restricted Subsidiary from discontinuing the use, operation or maintenance of any of such properties or disposing of any of them, if such discontinuance or disposal is, in the judgment of the Company, desirable in the conduct of the business of the Company and its Restricted Subsidiaries taken as a whole and does not violate Section 4.20 hereof; and (2) provide or cause to be provided, for itself and its Restricted Subsidiaries, insurance (including appropriate self insurance) against loss or damage, that in the reasonable good faith judgment of the Board of Directors, the Chief Executive Officer or the Chief Financial Officer of the Company is appropriate for the conduct of the business of the Company and its Subsidiaries, including, but not limited to, products liability insurance, physical damage insurance and public liability insurance, with reputable insurers and by such Restricted Subsidiaries as are then conducting business.

Section 4.04 Compliance Certificate.

(a) The Company shall deliver to the Trustee, within 90 days after the end of each fiscal year, an Officers’ Certificate stating that a review of the activities of the Company and its Subsidiaries during the preceding fiscal year has been made under the supervision of the signing Officers with a view to determining whether the Company has kept, observed, performed and fulfilled its obligations under this Indenture and the Security Documents, and further stating, as to each such Officer signing such certificate, that to his or her knowledge the Company has kept, observed, performed and fulfilled each and every covenant contained in this Indenture and the Security Documents and is not in default in the performance or observance of any of the terms, provisions and conditions of this Indenture and the Security Documents (or, if a Default or Event of Default has occurred, describing all such Defaults or Events of Default of which he or she may have knowledge and what action the Company is taking or proposes to take with respect thereto).

(b) So long as any of the Notes are outstanding, the Company shall deliver to the Trustee, within 10 Business Days of any Officer becoming aware of any Default or Event of Default, an Officers’ Certificate specifying such Default or Event of Default and what action the Company is taking or proposes to take with respect thereto.

Section 4.05 Taxes.

The Company shall pay, and shall cause each of its Restricted Subsidiaries to pay, prior to delinquency, all material taxes, assessments, and governmental levies except such as are contested in good faith and by appropriate proceedings or other appropriate actions or if the Board of Directors or any Officer of the Company shall determine that such failure shall not have a Material Adverse Effect.

Section 4.06 Stay, Extension and Usury Laws.

The Company and each of the Guarantors covenants (to the extent that it may lawfully do so) that it shall not at any time insist upon, plead, or in any manner whatsoever claim or take the benefit or advantage of, any stay, extension or usury law wherever enacted, now or at any time hereafter in force, that may affect the covenants or the performance of this Indenture; and the Company and each of the Guarantors (to the extent that it may lawfully do so) hereby expressly waives all benefit or advantage of any such law and covenants that it shall not, by resort to any such law, hinder, delay or impede the execution of any power herein granted to the Trustee, but shall suffer and permit the execution of every such power as though no such law has been enacted.

Section 4.07 Restricted Payments.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly:

(1) declare or pay any dividend or make any other payment or distribution on account of the Company’s or any of its Restricted Subsidiaries’ Equity Interests (including, without limitation, any payment in connection with any merger or consolidation involving the Company or any of its Restricted Subsidiaries) or to the direct or indirect holders of the Company’s or any of its Restricted Subsidiaries’ Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of the Company and other than dividends or distributions payable to the Company or a Restricted Subsidiary of the Company);

(2) purchase, redeem or otherwise acquire or retire for value (including, without limitation, in connection with any merger or consolidation involving the Company) any Equity Interests of the Company or any direct or indirect parent of the Company;

(3) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value, any Indebtedness of the Company or any Guarantor that is contractually subordinated in right of payment to the Notes or to the Note Guarantee of such Guarantor, as the case may be (excluding any intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries), except a payment of regularly scheduled interest or principal at the Stated Maturity thereof; or

(4) make any Restricted Investment,

(all such payments and other actions set forth in these clauses (1) through (4) above being collectively referred to as “Restricted Payments”),

unless, at the time of and after giving effect to such Restricted Payment:

(1) no Default or Event of Default has occurred and is continuing or would occur as a consequence of such Restricted Payment;

(2) the Company would, at the time of such Restricted Payment and after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a) hereof; and

(3) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by the Company and its Restricted Subsidiaries since the Issue Date (excluding Restricted Payments permitted by clauses (2), (3), (4), (5), (6), (7), (8), and (9) of Section 4.07(b)), is less than the sum, without duplication, of:

(A) 50% of the Consolidated Net Income of the Company for the period (taken as one accounting period) from the beginning of the fiscal quarter in which the date of this Indenture occurs to the end of the Company’s most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit); plus

(B) 100% of the aggregate net cash proceeds received by the Company or a Restricted Subsidiary since the date of this Indenture as a contribution to its common equity capital or from the issue or sale of Equity Interests of the Company (other than Disqualified Stock) or from the issue or sale of convertible or exchangeable Disqualified Stock or convertible or exchangeable debt securities of the Company that have been converted into or exchanged for such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Subsidiary of the Company); plus

(C) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary after the date of this Indenture, the lesser of (i) the Fair Market Value of the Company’s Investment in such Subsidiary as of the date of such redesignation or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(D) to the extent that any Unrestricted Subsidiary of the Company designated as such after the date of this Indenture is redesignated as a Restricted Subsidiary or it or any other Person is merged or consolidated into the Company or a Restricted Subsidiary, or all of the assets of such Unrestricted Subsidiary or such other Person are transferred to the Company or a Restricted Subsidiary after the date of this Indenture in a transaction that complies with the provisions of this Indenture, the lesser of (i) the Fair Market Value of the aggregate amount of the Investments made by the Company and its Subsidiaries in such Subsidiary or such other Person, determined as of the date of such redesignation or such other transaction, as applicable, or (ii) such Fair Market Value as of the date on which such Subsidiary was originally designated as an Unrestricted Subsidiary after the date of this Indenture; plus

(E) 100% of any dividends received by the Company or a Restricted Subsidiary of the Company after the date of this Indenture from an Unrestricted Subsidiary of the Company, to the extent that such dividends were not otherwise included in the Consolidated Net Income of the Company for such period.

(b) So long as no Default has occurred and is continuing or would be caused thereby, the preceding provisions shall not prohibit:

(1) the payment of any dividend or distribution or the consummation of any irrevocable redemption within 60 days after the date of declaration of the dividend or distribution or giving of the redemption notice, as the case may be, if at the date of declaration or notice, the dividend, distribution or redemption payment would have complied with the provisions of this Indenture;

(2) the making of any Restricted Payment in exchange for, or out of the net cash proceeds of the substantially concurrent sale of, Equity Interests of the Company (other than Disqualified Stock and other than Equity Interests issued or sold to a Subsidiary of the Company or an employee stock ownership plan, or similar trust to the extent such sale to an employee stock ownership plan or similar trust is financed by Indebtedness from or guaranteed by the Company or any Restricted Subsidiary of the Company unless such loans have been repaid with cash on or prior to the date of determination) or from the substantially concurrent contribution of common equity capital to the Company; provided that the amount of any such net cash proceeds that are utilized for any such Restricted Payment shall be excluded from clause (3)(B) of the preceding paragraph;

(3) the repurchase, redemption, defeasance or other acquisition or retirement for value of Indebtedness of the Company or any Guarantor that is contractually subordinated to the Notes or to any Note Guarantee with the net cash proceeds from or in exchange for a substantially concurrent incurrence of Permitted Refinancing Indebtedness;

(4) the payment of any dividend (or, in the case of any partnership, limited liability company, or other Person, any similar distribution) by a Restricted Subsidiary of the Company to the holders of its Equity Interests on a pro rata basis;

(5) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of the Company or any Restricted Subsidiary of the Company held by any current or former officer, director, consultant or employee of the Company or any of its Restricted Subsidiaries pursuant to any equity subscription agreement, stock option agreement, shareholders’ agreement, equity incentive plan or agreement or other similar plan or agreement; provided that the aggregate price paid for all such repurchased, redeemed, acquired or retired Equity Interests may not exceed $1.0 million in any twelve month period;

(6) the repurchase of Equity Interests deemed to occur upon the exercise of stock options or other equity awards to the extent such Equity Interests represent a portion of the exercise price of those stock options or other equity awards and any repurchase or other acquisition of Equity Interests made in lieu of or to satisfy withholding or similar taxes in connection with any exercise or exchange of stock options, warrants, equity incentives, other equity awards or other rights to acquire Equity Interests;

(7) the declaration and payment of regularly scheduled or accrued dividends to holders of any class or series of Disqualified Stock of the Company or any preferred stock of any Restricted Subsidiary of the Company issued after the date of this Indenture in compliance with Section 4.08;

(8) payments of cash, dividends, distributions, advances or other Restricted Payments by the Company or any Restricted Subsidiary of the Company to allow the payment of cash in lieu of the issuance of fractional shares upon (i) the exercise of warrants, stock options, awards under equity incentive plans or similar securities or (ii) the conversion or exchange of Capital Stock of any such Person or the conversion or exchange of Indebtedness of any such Person that is convertible into or exchangeable for Capital Stock of such Person; and

(9) other Restricted Payments in an aggregate amount not to exceed $5.0 million since the date of this Indenture.

In addition, the preceding provisions shall not prohibit the payment by the Company of cash in lieu of fractional shares in connection with (i) the 135-to-1 reverse stock split to be effected in connection with the Transactions (ii) or the issuance of the exchange consideration in the Exchange Offer, and any such payment shall not constitute Restricted Payments for any purpose under this Indenture.

(c) The amount of all Restricted Payments (other than cash) shall be the Fair Market Value on the date of the Restricted Payment or, in the case of a dividend or similar distribution, on the date of declaration thereof, of the assets or securities proposed to be transferred or issued by the Company or such Restricted Subsidiary, as the case may be, pursuant to the Restricted Payment. The Fair Market Value of any assets or securities that are required to be valued by this Section shall be determined by the Board of Directors or Chief Financial Officer of the Company. The Board of Directors’ or Chief Financial Officer’s determination must be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if the Fair Market Value exceeds $10.0 million. For purposes of determining compliance with this Section, if a Restricted Payment meets the criteria of more than one of the types of Restricted Payments described in clauses (1) through (9) above or the first paragraph of this Section, the Company, in its sole discretion, may divide or classify and from time to time divide, re-divide, classify and reclassify such Restricted Payment among such clauses and/or first paragraph in any manner in compliance with this covenant.

Section 4.08 Incurrence of Indebtedness and Issuance of Preferred Stock.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, “incur”) any Indebtedness (including Acquired Debt), and the Company shall not issue any Disqualified Stock and shall not permit any of its Restricted Subsidiaries to issue any shares of preferred stock; provided, however, that the Company may incur Indebtedness (including Acquired Debt) or issue Disqualified Stock and the Guarantors may incur Indebtedness (including Acquired Debt), if the Fixed Charge Coverage Ratio for the Company’s most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or such preferred stock is issued, as the case may be, would have been at least 2.0 to 1.0, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred or the Disqualified Stock or the preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

(b) The provisions of Section 4.08(a) hereof shall not prohibit the incurrence of any of the following items of Indebtedness or issuances of Disqualified Stock or preferred stock, as applicable (collectively, “Permitted Debt”):

(1) the incurrence by the Company and the Guarantors of additional Indebtedness and letters of credit under Credit Facilities in an aggregate amount at any one time outstanding under this clause (1) (with letters of credit being deemed to have a principal amount equal to the maximum potential liability of the Company and its Restricted Subsidiaries thereunder) not to exceed the greater of (a) $50.0 million, less the aggregate amount of all permanent commitment reductions with respect to any revolving credit borrowings under one or more Credit Facilities that have been made by the Company or any of its Restricted Subsidiaries since the date of this Indenture and (b) 19.0% of the Company’s Consolidated Net Tangible Assets; provided, however, that in no event shall the aggregate principal amount of Indebtedness under such Credit Facilities that is not revolving credit borrowings exceed $35.0 million;

(2) the incurrence by the Company and its Restricted Subsidiaries of Existing Indebtedness;

(3) the incurrence by the Company and the Guarantors of Indebtedness represented by the Notes and the related Note Guarantees to be issued on the date of this Indenture and any PIK Notes and any increases in the principal amount of outstanding Global Notes, in each case as a result of the issuance of PIK Interest and the related Note Guarantees (but not any Additional Notes for the avoidance of doubt);

(4) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case, incurred for the purpose of financing all or any part of the purchase price or cost of design, construction, installation or improvement of, or to lease property, plant, equipment or other assets (including Capital Stock) used in the business of the Company or any of its Restricted Subsidiaries, in an aggregate amount, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (4) at any time outstanding not to exceed $5.0 million;

(5) Indebtedness (including Acquired Debt) of (x) the Company or any Guarantor incurred or issued to finance an acquisition of all or substantially all of the assets of another Person (whether through merger, consolidation, the direct purchase of such assets or the acquisition of Capital Stock of the person owning such assets) or (y) Persons that are acquired by the Company or a Guarantor; provided that after giving effect to the incurrence of such Indebtedness, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (5), and such acquisition, merger or consolidation (in each case with such pro forma adjustments as are contemplated by the definition of “Fixed Charge Coverage Ratio”), the Company would have been able to incur $1.00 of additional Indebtedness pursuant to the first paragraph of this Section after giving effect to the incurrence of such Indebtedness pursuant to this clause (5);

(6) the incurrence by the Company or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to renew, refund, refinance, replace, defease or discharge any Indebtedness (other than intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries) that was permitted by this Indenture to be incurred under Section 4.08(a) hereof or clauses (2), (3), (4), (5), (6), (15) or (16) of this Section 4.08(b);

(7) the incurrence by the Company or any of its Restricted Subsidiaries of intercompany Indebtedness between or among the Company and/or any of its Restricted Subsidiaries; provided, however, that:

(A) if the Company or any Guarantor is the obligor on such Indebtedness and the payee is not the Company or a Guarantor, such Indebtedness must be expressly subordinated to the prior payment in full in cash of all Obligations then due with respect to the Notes, in the case of the Company, or the Note Guarantee of such Guarantor, in the case of a Guarantor; and

(B) any (i) subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than the Company or a Restricted Subsidiary of the Company, or (ii) sale or other transfer of any such Indebtedness to a Person that is not either the Company or a Restricted Subsidiary of the Company shall be deemed, in each case, to constitute an incurrence of such Indebtedness by the Company or such Restricted Subsidiary, as the case may be, that was not permitted by this clause (7);

(8) the issuance by any of the Company’s Restricted Subsidiaries to the Company or to any of its Restricted Subsidiaries of shares of preferred stock; provided, however, that any:

(A) subsequent issuance or transfer of Equity Interests that results in any such preferred stock being held by a Person other than the Company or a Restricted Subsidiary of the Company; or

(B) sale or other transfer of any such preferred stock to a Person that is not either the Company or a Restricted Subsidiary of the Company, shall be deemed, in each case, to constitute an issuance of such preferred stock by such Restricted Subsidiary that was not permitted by this clause (8);

(9) the incurrence by the Company or any of its Restricted Subsidiaries of Hedging Obligations in the ordinary course of business and not for speculative purposes;

(10) the Guarantee by the Company or any of the Guarantors of Indebtedness of the Company or a Restricted Subsidiary of the Company that was permitted to be incurred by another provision of Section 4.08; provided that if the Indebtedness being guaranteed is subordinated to or pari passu with the Notes, then the Note Guarantee shall be subordinated or pari passu, as applicable, to other Indebtedness of the Guarantor to the same extent as the Indebtedness guaranteed;

(11) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness in respect of workers’ compensation claims, insurance contracts, self-insurance obligations, bankers’ acceptances, performance and surety bonds and other similar guarantees of obligations not constituting Indebtedness in the ordinary course of business;

(12) the incurrence by the Company or any of its Restricted Subsidiaries of Indebtedness arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds, so long as such Indebtedness is covered within five Business Days following receipt by the Company or such Restricted Subsidiary of notice or such event;

(13) any obligation arising from agreements of the Company or any Restricted Subsidiary of the Company providing for indemnification, adjustment of purchase price, earn outs, or similar obligations, in each case, incurred or assumed in connection with the disposition or acquisition of any business, assets or Capital Stock of a Restricted Subsidiary (including, without limitation, assets acquired by a Restricted Subsidiary of the Company and any Person that, as a result of such transaction, becomes a Restricted Subsidiary of the Company) in a transaction permitted by this Indenture, provided the maximum liability in respect of all such Indebtedness incurred in connection with a disposition shall at no time exceed the gross proceeds including noncash proceeds (the Fair Market Value of such noncash proceeds being measured at the time received and without giving effect to any subsequent changes in value) actually received by the Company and its Restricted Subsidiaries in connection with such disposition;

(14) Indebtedness of the Company or a Restricted Subsidiary to the extent that the net proceeds thereof are promptly deposited to effect Legal Defeasance or Covenant Defeasance of the Notes or to effect satisfaction and discharge of this Indenture;

(15) the incurrence by Foreign Subsidiaries of Indebtedness in an aggregate amount at any time outstanding pursuant to this clause (15), including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (15), not to exceed $8.0 million (or the equivalent thereof, measured at the time of each incurrence, in applicable foreign currency); and

(16) the incurrence by the Company or any of the Guarantors of additional Indebtedness in an aggregate amount at any time outstanding, including all Permitted Refinancing Indebtedness incurred to renew, refund, refinance, replace, defease or discharge any Indebtedness incurred pursuant to this clause (16), not to exceed $10.0 million.

The Company shall not incur, and shall not permit any Guarantor to incur, any Indebtedness (including Permitted Debt) that is contractually subordinated in right of payment to any other Indebtedness of the Company or such Guarantor unless such Indebtedness is also contractually subordinated in right of payment to the Notes and the applicable Note Guarantee on substantially identical terms; provided, however, that no Indebtedness shall be deemed to be contractually subordinated in right of payment to any other Indebtedness of the Company solely by virtue of being unsecured or by virtue of being secured on a junior Lien basis.

For purposes of determining compliance with this Section 4.08, in the event that an item of proposed Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (1) through (16) appearing above in this Section 4.08(b), or is entitled to be incurred pursuant to Section 4.08(a), the Company shall be permitted to classify and divide such item of Indebtedness on the date of its incurrence, and later reclassify and redivide all or a portion of such item of Indebtedness among any one or more of such clauses and/or Section 4.08(a), in any manner that complies with this Section 4.08. Indebtedness under Credit Facilities outstanding on the date of this Indenture shall initially be deemed to have been incurred on such date in reliance on the exception provided by clause (1) of the definition of Permitted Debt. The accrual of interest or dividends on Disqualified Stock, the accretion or amortization of original issue discount, the payment of interest on any Indebtedness in the form of additional Indebtedness with the same terms, the reclassification of Disqualified Stock as Indebtedness due to a change in accounting principles, and the payment of dividends on Disqualified Stock in the form of additional shares of the same class of Disqualified Stock shall not be deemed to be an incurrence of Indebtedness or an issuance of Disqualified Stock for purposes of this Section 4.08; provided, in each such case, that the amount of any such accrual, accretion or payment is included in Fixed Charges (to the extent required by the definition of such term) of the Company as accrued. For purposes of determining compliance with any U.S. dollar denominated restriction on the incurrence of Indebtedness, the U.S. dollar-equivalent principal amount of Indebtedness denominated in a foreign currency shall be utilized, calculated based on the relevant currency exchange rate in effect on the date such Indebtedness was incurred. Notwithstanding any other provision of this Section, the maximum amount of Indebtedness that the Company or any Restricted Subsidiary may incur pursuant to this Section shall not be deemed to be exceeded solely as a result of fluctuations in exchange rates or currency values. In determining the amount of Indebtedness outstanding, the outstanding amount of any particular Indebtedness of any Person shall be counted only once and any obligation of such person or any other Person under any guarantee, Lien, letter of credit or similar instrument supporting such Indebtedness shall be disregarded so long as it is permitted to be incurred by the Person or Persons incurring such obligation.

The amount of any Indebtedness outstanding as of any date shall be:

(1) the accreted value of Indebtedness, in the cause of any Indebtedness issued with original issue discount;

(2) with respect to contingent obligations, the maximum liability upon the occurrences of the contingency giving rise to the obligation;

(3) with respect to Hedging Obligations, the net amount payable, if any, by the specified Persons if such Hedging Obligations terminated at that time due to default by such Person;

(4) in respect of Indebtedness of another Person secured by a Lien on the assets of the specified Person, the lesser of:

(A) the Fair Market Value of such assets at the date of determination;

(B) the amount of such Indebtedness of the other Person;

(5) the maximum amount the Company and its Restricted Subsidiaries would become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock, in the case of any Disqualified Stock;

(6) the amount of the liability in respect thereof determined in accordance with GAAP, in the case of Indebtedness issued at a price that is less than the principal amount thereof; and

(7) the principal amount of the Indebtedness, in the case of any other Indebtedness.

Section 4.09 Liens.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist any Lien of any kind securing Indebtedness or trade payables on any asset or property now owned or hereafter acquired, except Permitted Liens.

Section 4.10 [Reserved].

Section 4.11 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, create or permit to exist or become effective any consensual encumbrance or restriction on the ability of any Restricted Subsidiary to:

(1) pay dividends or make any other distributions to the Company or any of its Restricted Subsidiaries on its Capital Stock, or with respect to any other interest or participation in, or measured by, its profits, or pay any Indebtedness owed to the Company or any of its Restricted Subsidiaries;

(2) make loans or advances to the Company or any of its Restricted Subsidiaries; or

(3) sell, lease or transfer any of its properties or assets to the Company or any of its Restricted Subsidiaries.

(b) However, the preceding restrictions shall not apply to encumbrances or restrictions existing under or by reason of:

(1) agreements governing Existing Indebtedness and any security agreements or collateral documents, including, without limitation, the Existing Revolving Credit Facility Documents and the New Senior Loan Facility, in each case, as in effect on the date of this Indenture and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements; provided that the amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in those agreements on the date of this Indenture;

(2) this Indenture, the Notes, the Note Guarantees and the Security Documents, the Existing Notes Documents, and any amendments, restatements, modifications, supplements, refunding, replacements or refinancings thereof;

(3) agreements or instruments (other than those referred to in the clauses (1) or (2) in this Section 4.11(b)) governing Indebtedness permitted to be incurred under the provisions of Section 4.08 and any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of those agreements or instruments; provided that the restrictions therein are not materially more restrictive, taken as a whole, with respect to such dividend and other payment restrictions than those contained in (x) this Indenture, the Notes, the Note Guarantees and the Security Documents or (y) in the case of any amendments, restatements, modifications, renewals, supplements, refundings, replacements or refinancings of any such agreements or instruments, the agreements or instruments governing such Indebtedness;

(4) applicable law, rule, regulation, permit or order;

(5) any agreement or instrument governing Indebtedness or Capital Stock of a Person acquired by the Company or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness or Capital Stock was incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired; provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of this Indenture to be incurred;

(6) customary non-assignment provisions in contracts and licenses entered into in the ordinary course of business;

(7) mortgage financings and other Indebtedness, in each case incurred for the purpose of financing all or any part of the purchase price of or cost of design, construction, installation or improvement of property, plant, equipment or other assets in the ordinary course of business and Capital Lease Obligations that impose restrictions on the property that has been, is being or is to be purchased, leased, designed, constructed, installed or improved, as the case may be, of the nature described in Section 4.11(a)(3);

(8) any agreement for the sale or other disposition of a Restricted Subsidiary (including, without limitation, by merger, consolidation or sale or other disposition of Capital Stock) or any assets of a Restricted Subsidiary that restricts distributions by that Restricted Subsidiary or of such assets pending such sale or other disposition;

(9) Permitted Refinancing Indebtedness; provided that the restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are not materially more restrictive, taken as a whole, than those contained in the agreements governing the Indebtedness being refinanced;

(10) Permitted Liens and other Liens permitted to be incurred under the provisions of Section 4.09 that limit the right to dispose of the assets subject to such Liens;

(11) provisions limiting the disposition or distribution of assets or property in joint venture agreements, partnership agreements, limited liability company agreements, merger agreements, acquisition agreements, asset sale agreements, sale-leaseback agreements, stock sale agreements and other similar agreements (including agreements or restrictions entered into in connection with Investments permitted by the terms of this Indenture to be made), which limitation is applicable only to the assets that are the subject of such agreements pending the disposition or transfer of such assets; provided that such disposition or transfer complies with Section 4.20;

(12) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business; and

(13) any instrument governing Indebtedness of a Foreign Subsidiary; provided that such Indebtedness was not prohibited by the terms of this Indenture.

Section 4.12 Transactions with Affiliates.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate of the Company (each, an “Affiliate Transaction”), unless:

(1) the Affiliate Transaction is on terms that are no less favorable to the Company or the relevant Restricted Subsidiary than those that could reasonably be expected to have been obtained in a comparable transaction by the Company or such Restricted Subsidiary with an unrelated Person; and

(2) the Company delivers to the Trustee:

(A) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors of the Company set forth in an Officers’ Certificate certifying that such Affiliate Transaction complies with this Section and that such Affiliate Transaction has been approved by a majority of the Board of Directors of the Company; and

(B) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $10.0 million, an opinion as to the fairness to the Company or such Subsidiary of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of recognized standing.

(b) the following items shall not be deemed to be Affiliate Transactions and, therefore, shall not be subject to the provisions of Section 4.12(a):

(1) any employment agreement, employee benefit plan, equity incentive plan, employee stock ownership plan, officer or director indemnification agreement, compensation agreement or arrangement, customary benefit programs or arrangements for employees, officers or directors (including vacation plans, health and life insurance plans, deferred compensation plans and retirement or savings plans) or any similar agreement or arrangement entered into by the Company or any of its Restricted Subsidiaries in connection with the Transactions or in the ordinary course of business and payments pursuant thereto;

(2) payment of reasonable and customary fees and reimbursements of expenses (pursuant to indemnity arrangements or otherwise) of directors or officers of the Company or any of its Restricted Subsidiaries;

(3) loans or advances to employees in the ordinary course of business not to exceed $1.0 million in the aggregate at any one time outstanding;

(4) transactions between or among the Company and/or its Restricted Subsidiaries;

(5) transactions with a Person (other than an Unrestricted Subsidiary of the Company) that is an Affiliate of the Company solely because the Company owns, directly or through a Restricted Subsidiary, an Equity Interest in, or controls, such Person;

(6) any issuance of Equity Interests (other than Disqualified Stock) of the Company to Affiliates of the Company;

(7) Restricted Payments that do not violate the provisions of this Indenture described in Section 4.07 and Permitted Investments;

(8) any transactions between the Company or any Restricted Subsidiary of the Company and any Person, a director of which is also a director of the Company or a Restricted Subsidiary; provided that such director abstains from voting as a director of the Company or the Restricted Subsidiary, as applicable, in connection with the approval of the transaction; and

(9) any agreement or Transaction, or any further transactions contemplated by, or in furtherance of, the Transactions, whether considered individually or in the aggregate.

Section 4.13 [Reserved].

Section 4.14 Business Activities.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, engage in any business other than Permitted Businesses, except to such extent as would not be material to the Company and its Restricted Subsidiaries taken as a whole.

Section 4.15 Additional Note Guarantees.

If the Company or any of its Restricted Subsidiaries acquires or creates another Domestic Subsidiary (other than an Immaterial Subsidiary or a CFC Subsidiary Holding Company) after the date of this Indenture, then the Company shall:

(1) cause that newly acquired or created Domestic Subsidiary to execute a supplemental indenture pursuant to which it shall become a Guarantor in all material respects in form and substance set forth in the Indenture;

(2) [Reserved];

(3) become a party to the Security Documents and take all other actions required by the Security Documents to grant to the Noteholder Collateral Agent for the benefit of the Holders a Lien, to the extent and in the manner required by the Security Documents, in assets that constitute Collateral pursuant to this Indenture and Security Documents;

(4) take such further action and execute and deliver such other documents as may be reasonably requested by the Trustee or Noteholder Collateral Agent to effect the foregoing; provided, that neither the Trustee nor the Noteholder Collateral Agent shall be required to make any such request; and

(5) deliver an Opinion of Counsel and such other documents, as required by this Indenture, and deliver such documents to the Noteholder Collateral Agent, as required by the Security Documents.

Section 4.16 Designation of Restricted and Unrestricted Subsidiaries.

(a) The Board of Directors of the Company may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if:

(1) the Company could make the Restricted Payment which is deemed to occur upon such designation as described in, and the amount calculated pursuant to Section 4.07 equal to the appropriate Fair Market Value of all outstanding Investments owned by the Company and its Restricted Subsidiaries in such Subsidiary at the time of such designation;

(2) such Restricted Subsidiary meets the definition of an “Unrestricted Subsidiary”;

(3) the designation would not constitute or cause (with or without the passage of time) a Default or Event of Default or no Default or Event of Default would be in existence immediately following such designation; and

(4) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions.

(b) If a Restricted Subsidiary is designated as an Unrestricted Subsidiary, the aggregate Fair Market Value as of the date of such designation of all outstanding Investments owned by the Company and its Restricted Subsidiaries in the Subsidiary designated as an Unrestricted Subsidiary shall be deemed to be an Investment made as of the time of the designation and shall reduce the amount available for Restricted Payments under Section 4.07 or under one or more clauses of the definition of “Permitted Investments,” as determined by the Company.

(c) If, at any time, any Unrestricted Subsidiary designated as such would fail to meet the preceding requirements as an Unrestricted Subsidiary, then such Subsidiary shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of the Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under Section 4.08, the Company shall be in default under Section 4.08.

(d) The Board of Directors of the Company may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary of the Company if:

(1) the Company and its Restricted Subsidiaries could incur the Indebtedness which is deemed to be incurred upon such designation under Section 4.08, equal to the total Indebtedness of such Subsidiary calculated on a pro forma basis as if such designation had occurred at the beginning of the applicable four-quarter reference period following such designation;

(2) the designation would not constitute or cause a Default or Event of Default; and

(3) the Company delivers to the Trustee a certified copy of a resolution of the Board of Directors giving effect to such designation and an Officers’ Certificate certifying that such designation complied with the preceding conditions, including the incurrence of Indebtedness under Section 4.08.

Section 4.17 Payments for Consent.

The Company shall not, and shall not permit any of its Restricted Subsidiaries to, directly or indirectly, pay or cause to be paid any consideration to or for the benefit of any Holder of Notes for or as an inducement to any consent, waiver or amendment of any of the terms or provisions of this Indenture, the Notes or the Security Documents unless such consideration is offered to be paid and is paid to all Holders of the Notes that consent, waive or agree to amend in the time frame set forth in the solicitation documents relating to such consent, waiver or agreement.

Section 4.18 Reports.

(a) Whether or not required by the rules and regulations of the SEC, so long as any Notes are outstanding, the Company shall furnish to the Trustee or cause the Trustee to furnish to the Holders, within the time periods specified in the SEC’s rules and regulations, including any permitted extensions thereof:

(1) all quarterly reports on Form 10-Q and annual reports on Form 10-K that would be required to be filed with the SEC on such forms if the Company were required to file such reports; and

(2) all current reports on Form 8-K that would be required to be filed with the SEC on such form if the Company were required to file such reports.

(b) All such reports shall be prepared in all material respects in accordance with all of the rules and regulations applicable to such reports. Each annual report on Form 10-K shall include a report on the Company’s consolidated financial statements by the Company’s certified independent accountants. In addition, the Company shall (i) post the reports on its website within the time periods specified in the rules and regulations applicable to such reports, including any permitted extensions thereof and (ii) file a copy of each of the reports referenced in Section 4.18(a)(1) and (a)(2) with the SEC for public availability within the time periods specified in the rules and regulations applicable to such reports, including any permitted extensions thereof (unless the SEC will not accept such a filing), provided that the website referred to in clause (i) may be subject to a confidentiality acknowledgement and a requirement that any Person accessing such website represent that it is the Trustee, a Noteholder, a beneficial owner of Notes, a bona fide prospective investor in Notes, a securities analyst or a market maker.

(c) If, at any time, the Company is no longer subject to the periodic reporting requirements of the Exchange Act for any reason, the Company shall nevertheless continue filing the reports specified in Section 4.18(a) with the SEC within the time periods specified in Section 4.18(a) unless the SEC will not accept such a filing. The Company shall not take any action for the purpose of causing the SEC not to accept any such filings. If, notwithstanding the foregoing, the SEC will not accept the Company’s filings for any reason, the Company will post the reports referred to in Section 4.18(a) on its website within the time periods, including any permitted extensions thereof, that would apply if the Company were required to file those reports with the SEC. Notwithstanding anything to the contrary in the foregoing, if at any time any such reports are not filed by the Company, or are not accepted by the SEC for any reason, for inclusion on the SEC’s EDGAR service (or any successor thereto), the Company will post such reports on a website no later than the date the Company is required to provide those reports to the Trustee and the Holders of the Notes and maintain such posting for so long as any Notes remain outstanding. Access to such reports on such website may be subject to a confidentiality acknowledgment; provided, that no other conditions, including password protection, may be imposed on access to such reports other than a representation by the Person accessing such reports that it is the Trustee, a Holder, a beneficial owner of the Notes, a bona fide prospective investor, a securities analyst or a market maker.

(d) The Company shall hold a quarterly conference call for the Holders and securities analysts to discuss such financial information no later than ten business days after distribution of such financial information.

(e) If the Company has designated any of its Subsidiaries as Unrestricted Subsidiaries, then the quarterly and annual financial information required by the preceding paragraphs shall include a reasonably detailed presentation, either on the face of the financial statements or in the footnotes thereto, and in “Management’s Discussion and Analysis of Financial Condition and Results of Operations”, of the financial condition and results of operations of the Company and its Restricted Subsidiaries separate from the financial condition and results of operations of the Unrestricted Subsidiaries of the Company.

(f) In addition, for so long as any Notes remain outstanding, if at any time the Company is not required to file periodic reports with the SEC the reports required by this Section 4.18, the Company shall furnish to the Holders of Notes and to securities analysts and prospective investors, upon their request, the information required to be delivered pursuant to Rule 144A(d)(4) under the Securities Act.

Section 4.19 Offer to Repurchase Upon Change of Control.

(a) Upon the occurrence of a Change of Control, the Company shall make an offer (a “Change of Control Offer”) to each Holder to repurchase all or any part (equal to a minimum principal amount of $1.00 or an integral multiple of $1.00 in principal amount in excess thereof) of that Holder’s Notes on the terms and subject to the conditions set forth in this Section 4.19. In the Change of Control Offer, the Company shall offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company shall mail a notice to the Trustee and each Holder describing the transaction or transactions that constitute the Change of Control and stating:

(1) that the Change of Control Offer is being made pursuant to this Section 4.19 and that all Notes duly tendered for purchase shall be accepted for payment and

(2) the purchase price and the Purchase Date, which shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the “Change of Control Payment Date”);

(3) that any Note not tendered for purchase shall continue to accrue interest;

(4) that, unless the Company defaults in the payment of the Change of Control Payment, all Notes or portions thereof accepted for payment pursuant to the Change of Control Offer shall cease to accrue interest on and after the Change of Control Payment Date;

(5) that Holders electing to have any Notes purchased pursuant to a Change of Control Offer shall be required to surrender the Notes, with the form entitled “Option of Holder to Elect Purchase” attached to the Notes completed, or transfer the Notes by book-entry transfer, to the Paying Agent at the address specified in the notice prior to the close of business in The City of New York on the third Business Day preceding the Change of Control Payment Date;

(6) that Holders shall be entitled to withdraw their election if the Paying Agent receives, not later than the close of business in The City of New York on the second Business Day preceding the Change of Control Payment Date, a facsimile transmission or letter setting forth the name of the Holder, the principal amount of Notes delivered for purchase, and a statement that such Holder is withdrawing such Holder’s election to have the Notes purchased; and

(7) that Holders whose Notes are being purchased only in part shall be issued new Notes equal in principal amount to the unpurchased portion of the Notes surrendered, which unpurchased portion must be equal to $1.00 in principal amount and integral multiples of $1.00.

The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the Notes as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the Change of Control provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Change of Control provisions of this Section 4.19 by virtue of such compliance.

(b) On or before the Change of Control Payment Date, the Company shall, to the extent lawful:

(1) accept for payment all Notes or portions of Notes properly tendered pursuant to the Change of Control Offer and not withdrawn;

(2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Notes or portions of Notes properly tendered for purchase and not withdrawn; and

(3) deliver or cause to be delivered to the Trustee the Notes properly accepted together with an Officers’ Certificate stating the aggregate principal amount of Notes or portions of Notes being purchased by the Company.

(c) The Paying Agent shall promptly mail to each Holder of Notes properly tendered and not withdrawn the Change of Control Payment for such Notes (or, in the case of any Notes that are in global form, make such payment through the facilities of DTC or any other applicable Depositary), and the Company shall execute and the Trustee shall promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Note equal in principal amount to any unpurchased portion of the Notes surrendered, if any; provided that each new Note shall be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof. The Company shall publicly announce the results of the Change of Control Offer on or as soon as practicable after the Change of Control Payment Date.

(d) The provisions of this Section 4.19 that require the Company to make a Change of Control Offer following a Change of Control shall be applicable whether or not any other provisions of this Indenture are applicable.

(e) The Company shall not be required to make a Change of Control Offer upon a Change of Control if (1) a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in this Indenture applicable to a Change of Control Offer made by the Company and purchases all Notes properly tendered and not withdrawn under such third-party Change of Control Offer, or (2) notice of redemption has been given pursuant to Section 3.03 hereof, unless and until there is a default in payment of the applicable redemption price. Notwithstanding anything to the contrary contained in this Indenture, a Change of Control Offer may be made in advance of a Change of Control, if a definitive agreement is in place for the Change of Control at the time the Change of Control Offer is made.

Section 4.20 Asset Sales.

(a) The Company shall not, and shall not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless:

(1) the Company (or the Restricted Subsidiary, as the case may be) receives consideration at the time of the Asset Sale at least equal to the Fair Market Value (measured as of the date of the definitive agreement with respect to such Asset Sale) of the assets or Equity Interests issued or sold or otherwise disposed of; and

(2) at least 75% of the consideration received in the Asset Sale by the Company or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided, however, to the extent that any disposition in such Asset Sale was of Collateral, any consideration received is pledged as Collateral under the Security Documents promptly after receipt of such non-cash consideration by the Company or such Restricted Subsidiary, to the extent required by and, in accordance with the requirements set forth in this Indenture and the Security Documents.

For purposes of this Section 4.20(a), each of the following shall be deemed to be cash:

(A) any liabilities, as shown on the Company’s most recent consolidated balance sheet (or, if incurred after the date of such balance sheet, as would have been shown on such consolidated balance sheet had they been incurred on or prior to its date), of the Company or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Notes or any Note Guarantee) that are assumed by the transferee of any such assets or any other Person, other than the Company or one of its Subsidiaries, pursuant to a customary novation or indemnity agreement that releases the Company or such Restricted Subsidiary from or indemnifies it against further liability;

(B) any securities, notes, or other obligations received by the Company or any of its Restricted Subsidiaries from such transferee that are, subject to ordinary settlement periods, converted by the Company or such Restricted Subsidiary into cash, to the extent of the cash received in that conversion; and

(C) any stock or assets of the kind referred to in clauses (2) or (4) of Section 4.20(b).

(b) Within 360 days after the receipt of any Net Proceeds from an Asset Sale, the Company or any Restricted Subsidiary may apply such Net Proceeds:

(1) to repay Indebtedness and other Obligations under any Credit Facility; provided that, if the Indebtedness repaid is revolving credit Indebtedness, to permanently reduce commitments with respect thereto in an amount equal to the principal amount so repaid;

(2) to acquire all or substantially all of the assets of, or any Capital Stock of, a Permitted Business or one or more Persons primarily engaged in a Permitted Business, if, after giving effect to any such acquisition of Capital Stock, such Permitted Business or Person, as the case may be, is or becomes a Restricted Subsidiary of the Company;

(3) to make a capital expenditure; or

(4) to acquire other assets that are not classified as current assets under GAAP and that are used or useful in a Permitted Business; provided that the assets (including Voting Stock) acquired with the Net Proceeds of a disposition of Collateral are pledged as Collateral under the Security Documents promptly after receipt of such assets by the Company or one of its Restricted Subsidiaries, to the extent required by and in accordance with the Security Documents.

Pending the final application of any Net Proceeds, the Company or any Restricted Subsidiary may apply the Net Proceeds to temporarily reduce revolving credit borrowings (without reducing the commitment thereunder) or otherwise invest the Net Proceeds in any manner that is not prohibited by this Indenture.

Any Net Proceeds from Asset Sales that are not applied or invested as provided above in this Section 4.20(b) shall constitute “Excess Proceeds.” When the aggregate amount of Excess Proceeds exceeds $7.5 million, the Company shall, within five days thereof, make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in this Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum amount of principal of, and premium, if any, and interest, if any, on, the Notes and such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds (after deducting therefrom all fees and expenses incurred in connection therewith).

(c) The offer price for the Notes in any Asset Sale Offer shall be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and shall be payable in cash.

(d) If any Excess Proceeds remain after consummation of an Asset Sale Offer, the Company may use those Excess Proceeds for any purpose not otherwise prohibited by this Indenture.

(e) If the sum of the aggregate amount of principal of, premium, if any, and interest, on the Notes and other pari passu Indebtedness tendered into (or required to be prepaid or redeemed in connection with) such Asset Sale Offer exceeds the amount of Excess Proceeds (after deducting from such Excess Proceeds the aggregate amount of all fees and expenses incurred in connection with such Asset Sale Offer and the purchase, prepayment or redemption of any such pari passu Indebtedness), the Trustee or the Registrar shall select the Notes to be purchased on a pro rata basis with any such pari passu Indebtedness (except that any Notes represented in global form shall be selected by such method as DTC or the applicable Depositary, as the case may be, or its nominee may require), based on the amounts tendered or required to be prepaid or redeemed (including, amounts required to be paid in respect of principal, premium, if any, interest, if any), with such adjustments as may be deemed appropriate so that Notes are repurchased in denominations of $1.00 or an integral multiple of $1.00 in principal amount in excess thereof and so that any such pari passu Indebtedness issued in specified authorized denominations is only repurchased in such authorized denominations or so that any unrepurchased portion of a Note or such pari passu Indebtedness that is repurchased in part is an authorized denomination. Upon completion of each Asset Sale Offer, the amount of Excess Proceeds shall be reset at zero.

(f) The Company shall not and shall not permit any of its Restricted Subsidiaries to, enter into or suffer to exist any agreement (other than any agreement governing Credit Facilities for Indebtedness permitted to be incurred pursuant to clause (1) of the second paragraph of Section 4.08 that would place any restriction of any kind (other than pursuant to law or regulation) on the ability of the Company to make an Asset Sale Offer.

(g) The Company shall comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with each repurchase of Notes and any pari passu Indebtedness pursuant to an Asset Sale Offer. To the extent that the provisions of any securities laws or regulations conflict with the Asset Sale provisions of this Indenture, the Company shall comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations under the Asset Sale provisions of this Indenture by virtue of such compliance.

ARTICLE 5

SUCCESSORS

Section 5.01 Merger, Consolidation, or Sale of Assets.

(a) The Company shall not, directly or indirectly: (1) consolidate or merge with or into another Person (whether or not the Company is the surviving corporation); or (2) sell, assign, transfer, convey, lease or otherwise dispose of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to another Person, unless:

(1) either: (A) the Company is the surviving corporation; or (B) the Person formed by or surviving any such consolidation or merger (if other than the Company) or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made is an entity organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than the Company) or the Person to which such sale, assignment, transfer, conveyance, lease or other disposition has been made assumes all the obligations of the Company under the Notes and this Indenture pursuant to a supplemental indenture, delivers to the Trustee an Opinion of Counsel required by this Indenture, including an opinion as to the enforceability of the supplemental indenture and by amendment, supplement or other instrument joins the Security Documents in form and substance reasonably required by the Security Documents and takes all other actions required by the Security Documents to grant to the Noteholder Collateral Agent for the benefit of the Holders of the Notes, to the extent and subject to the exceptions provided in the Security Documents and this Indenture, a Lien in assets that constitute Collateral pursuant to this Indenture and the Security Documents;

(3) immediately after such transaction, no Default or Event of Default exists;

(4) the Company or the Person formed by or surviving any such consolidation or merger (if other than the Company), or to which such sale, assignment, transfer, conveyance, lease or other disposition has been made would, on the date of such transaction after giving pro forma effect thereto and any related financing transactions as if the same had occurred at the beginning of the applicable four-quarter period, (a) be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in Section 4.08(a) hereof or (b) have a Fixed Charge Coverage Ratio equal to or greater than the actual Fixed Charge Coverage Ratio for the Company for such four-quarter period; and

(5) the Company has delivered to the Trustee an Officers’ Certificate and an Opinion of Counsel, each stating that such consolidation, merger or transfer and such supplemental indenture (if any) comply with this Indenture; provided that in giving an Opinion of Counsel, counsel may rely on an Officers’ Certificate as to any matters of fact.

(b) In addition, the Company shall not, directly or indirectly, lease all or substantially all of the properties and assets of the Company and its Restricted Subsidiaries taken as a whole, in one or more related transactions, to any other Person, except as otherwise provided for in Section 5.01(a).

(c) This Section 5.01 shall not apply to any sale, assignment, transfer or conveyance, lease or other disposition of assets between or among the Company and/or its Restricted Subsidiaries.

(d) Section 5.01(a)(3) and Section 5.01(a)(4) shall not apply to (x) any merger or consolidation of the Company with or into one of its Restricted Subsidiaries for any purpose or (y) with or into an Affiliate solely for the purpose of reincorporation the Company in another jurisdiction.

Section 5.02 Successor Corporation Substituted.

Upon any consolidation or merger, or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries in a transaction that is subject to, and that complies with the provisions of, Section 5.01 hereof, the Company shall be automatically released from its obligations under this Indenture, the Notes and the Security Documents and the successor Person formed by such consolidation or into or with which the Company is merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for (so that from and after the date of such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition, the provisions of this Indenture, the Notes and the Note Guarantees referring to the “Company” shall refer instead to the successor Person and not to the predecessor Company), and may exercise every right and power of the Company under this Indenture with the same effect as if such successor Person had been named as the Company herein and therein; provided, however, that, in the case of a lease of all or substantially all of the properties or assets of the Company and its Restricted Subsidiaries taken as a whole, the predecessor Company shall not be released from its obligations to pay the principal of and premium and interest on the Notes.

ARTICLE 6

DEFAULTS AND REMEDIES

Section 6.01 Events of Default.

Each of the following is an “Event of Default”:

(1) default for 30 days in the payment when due of interest, if any, with respect to the Notes;

(2) default in the payment when due (at maturity, upon redemption or otherwise) of the principal of, or premium, if any, on, the Notes;

(3) failure by the Company or any of its Restricted Subsidiaries to comply with the provisions of Sections 3.09, 4.19, 4.20 or 5.01 hereof;

(4) failure by the Company or any of its Restricted Subsidiaries for 60 days after written notice to the Company by the Trustee or the Holders of at least 25% in aggregate principal amount of the Notes then outstanding voting as a single class to comply with any of the other agreements in this Indenture or the Security Documents;

(5) default under any mortgage, indenture or instrument under which there is issued or by which there is secured or evidenced any Indebtedness for money borrowed by the Company or any of its Restricted Subsidiaries (or the payment of which is guaranteed by the Company or any of its Restricted Subsidiaries), whether such Indebtedness or Guarantee exists, on, or is created after, the date of this Indenture, if that default:

(A) is caused by a failure to pay principal of, or interest, if any, or premium, if any, on, such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a “Payment Default”); or

(B) results in the acceleration of such Indebtedness prior to its express maturity,

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5.0 million or more; provided that if, prior to any acceleration of the Notes, (i) any such Payment Default is cured or waived, (ii) any such acceleration is rescinded or (iii) such Indebtedness is repaid, all Defaults and Events of Default under this Indenture resulting therefrom (but not any acceleration of the Notes) shall be automatically rescinded, so long as such rescission does not conflict with any judgment or decree of any court of competent jurisdiction;

(6) failure by the Company or any of its Restricted Subsidiaries to pay final, unappealable judgments entered by a court or courts of competent jurisdiction aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days;

(7) except as permitted by this Indenture, any Note Guarantee is held in any judicial proceeding of any court of competent jurisdiction to be unenforceable or invalid or ceases for any reason to be in full force and effect, or any Guarantor, or any Person acting on behalf of any Guarantor, denies or disaffirms its obligations under its Note Guarantee;

(8) breach by the Company or any of its Restricted Subsidiaries of any representation or warranty or agreement in the Security Documents that has a material adverse effect on the Holders of the Notes or on the Collateral (and the failure to cure such breach for 60 days) or the repudiation by the Company or any of its Restricted Subsidiaries of any of their obligations under the Security Documents;

(9) the Liens created by the Security Documents shall at any time not constitute a valid and perfected Lien on any material portion of the Collateral intended to be covered thereby (to the extent perfection by filing, registration, recordation or possession is required by this Indenture or the Security Documents), or, except for expiration in accordance with its terms or amendment, modification, waiver, termination or release in accordance with the terms of this Indenture or the applicable Security Document, any of the Security Documents shall for whatever reason be terminated or cease to be in full force and effect (in each case, except in accordance with the terms thereof or of this Indenture) or any material provisions of the Security Documents shall be unenforceable against the Company or any of its Restricted Subsidiaries that is a party thereto, if any such case, such default continues for 60 days after notice, or the enforceability of the Security Documents shall be contested by the Company or any Guarantor;

(10) the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of its Restricted Subsidiaries that, taken together, would constitute a Significant Subsidiary pursuant to or within the meaning of applicable Bankruptcy Code:

(A) commences a voluntary case;

(B) consents to the entry of an order for relief against it in an involuntary case;

(C) consents to the appointment of a custodian of it or for all or substantially all of its property;

(D) makes a general assignment for the benefit of its creditors; or

(E) generally is not paying its debts as they become due; and

(11) a court of competent jurisdiction enters an order or decree under any Bankruptcy Code that:

(A) is for relief against the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary in an involuntary case;

(B) appoints a custodian of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary or for all or substantially all of the property of the Company or of any of its Restricted Subsidiaries that is a Significant Subsidiary or of any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary; or

(C) orders the liquidation of the Company or any of its Restricted Subsidiaries that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary;

and the order or decree remains unstayed and in effect for 90 consecutive days.

Section 6.02 Acceleration.

(1) In the case of an Event of Default specified in clause (10) or (11) of Section 6.01 hereof, with respect to the Company, any Restricted Subsidiary of the Company that is a Significant Subsidiary or any group of Restricted Subsidiaries of the Company that, taken together, would constitute a Significant Subsidiary, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee and the Company, may declare all the Notes to be due and payable immediately.

Section 6.03 Other Remedies.

If an Event of Default occurs and is continuing, the Trustee may pursue any available remedy to collect the payment of principal, premium and interest on the Notes or to enforce the performance of any provision of the Notes or this Indenture.

The Trustee may maintain a proceeding even if it does not possess any of the Notes or does not produce any of them in the proceeding. A delay or omission by the Trustee or any Holder of a Note in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

Section 6.04 Waiver of Past Defaults.

Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences hereunder, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest, including premium, if any, on, or the principal of, the Notes, premium, if any, or interest on, the Notes (including in connection with an offer to purchase pursuant to Sections 4.19 or 4.20 of this Indenture). Upon any such waiver, such Default or Event of Default shall cease to exist, and any Event of Default arising from any such Default shall be deemed to have been cured for every purpose of this Indenture; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

Section 6.05 Control by Majority.

Subject to Section 7.02(f), Holders of a majority in aggregate principal amount of the then outstanding Notes shall have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, except as otherwise provided in this Indenture.

Section 6.06 Limitation on Suits.

Except to enforce the right to receive payment of principal, premium, if any, or interest, if any, when due, no Holder of a Note may pursue any remedy with respect to this Indenture or the Notes unless:

(1) such Holder has previously given the Trustee written notice that an Event of Default is continuing;

(2) Holders of at least 25% in aggregate principal amount of the then outstanding Notes make a written request to the Trustee to pursue the remedy;

(3) such holders have offered and, if requested, provided to the Trustee security or indemnity satisfactory to the Trustee against any loss, liability or expense;

(4) the Trustee has not complied with such request within 60 days after the receipt of the request and the offer of security or indemnity; and

(5) Holders of a majority in aggregate principal amount of the then outstanding Notes have not given the Trustee a direction inconsistent with such request within such 60-day period.

A Holder of a Note may not use this Indenture to prejudice the rights of another Holder of a Note or to obtain a preference or priority over another Holder of a Note.

Section 6.07 Rights of Holders of Notes to Receive Payment.

Notwithstanding any other provision of this Indenture, the right of any Holder of a Note to receive payment of principal, premium, if any, and interest on the Note, on or after the respective due dates expressed in the Note (including in connection with an offer to purchase pursuant to Sections 4.19 or 4.20 of this Indenture), or to bring suit for the enforcement of any such payment on or after such respective dates, shall not be impaired or affected without the consent of such Holder; provided that a Holder shall not have the right to institute any such suit for the enforcement of payment if and to the extent that the institution or prosecution thereof or the entry of judgment therein would, under applicable law, result in the surrender, impairment, waiver or loss of the Lien of this Indenture upon any property subject to such Lien.

Section 6.08 Collection Suit by Trustee or Noteholder Collateral Agent.

If an Event of Default specified in Sections 6.01(1) or (2) hereof occurs and is continuing, the Trustee or the Noteholder Collateral Agent may recover judgment (a) in its own name, and (b)(1) in the case of the Trustee, as trustee of an express trust or (2) in the case of the Noteholder Collateral Agent, as Noteholder Collateral Agent on behalf of the Holders, in each case against the Company for the whole amount of principal of, premium, if any, and interest remaining unpaid on, the Notes and interest on overdue principal and, to the extent permitted by applicable law, interest and such further amount as shall be sufficient to cover the costs and expenses of collection, including the reasonable compensation, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel. Any amounts recovered by the Noteholder Collateral Agent shall be promptly paid by it to the Trustee.

Section 6.09 Trustee May File Proofs of Claim.

The Trustee shall be authorized to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee or the Noteholder Collateral Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent and their respective agents and counsel) and the Holders of the Notes allowed in any judicial proceedings relative to the Company (or any other obligor upon the Notes), its creditors or its property and shall be entitled and empowered to collect, receive and distribute any money or other property payable or deliverable on any such claims and any custodian in any such judicial proceeding is hereby authorized by each Holder to make such payments to the Trustee or the Noteholder Collateral Agent, and in the event that the Trustee shall consent to the making of such payments directly to the Holders, to pay to the Trustee any amount due to it for the reasonable compensation, expenses, disbursements and advances of the Trustee, the Noteholder Collateral Agent or their respective agents and counsel, and any other amounts due the Trustee or the Noteholder Collateral Agent under the Security Documents and Section 7.07 hereof. To the extent that the payment of any such compensation, expenses, disbursements and advances of the Trustee, its agents and counsel, and any other amounts due the Trustee under Section 7.07 hereof out of the estate in any such proceeding, shall be denied for any reason, payment of the same shall be secured by a Lien on, and shall be paid out of, any and all distributions, dividends, money, securities and other properties that the Holders may be entitled to receive in such proceeding whether in liquidation or under any plan of reorganization or arrangement or otherwise. Nothing herein contained shall be deemed to authorize the Trustee to authorize or consent to or accept or adopt on behalf of any Holder any plan of reorganization, arrangement, adjustment or composition affecting the Notes or the rights of any Holder, or to authorize the Trustee or the Noteholder Collateral Agent, as the case may be, to vote in respect of the claim of any Holder in any such proceeding.

Section 6.10 Priorities.

If the Trustee collects any money or property pursuant to this Article 6, it shall pay out the money or property in the following order:

First: to the Trustee, the Noteholder Collateral Agent, the Paying Agent and the Registrar for amounts due under Section 7.07 hereof, including payment of all reasonable compensation and expenses incurred, and all reasonable disbursements and advances made, by the Trustee or the Noteholder Collateral Agent, as the case may be, and the costs and expenses of collection;

Second: to Holders of Notes for amounts due and unpaid on the Notes for principal, premium, if any, and interest, ratably, without preference or priority of any kind, according to the amounts due and payable on the Notes for principal, premium, if any, interest, if any, respectively; and

Third: to the Company or to such party as a court of competent jurisdiction shall direct.

The Trustee may fix a record date and payment date for any payment to Holders of Notes pursuant to this Section 6.10.

Section 6.11 Undertaking for Costs.

In any suit for the enforcement of any right or remedy under this Indenture or in any suit against the Trustee or the Noteholder Collateral Agent, as the case may be, for any action taken or omitted by it as a Trustee or the Noteholder Collateral Agent, a court in its discretion may require the filing by any party litigant in the suit of an undertaking to pay the costs of the suit, and the court in its discretion may assess reasonable costs, including reasonable attorneys’ fees, against any party litigant in the suit, having due regard to the merits and good faith of the claims or defenses made by the party litigant. This Section 6.11 does not apply to a suit by the Trustee or the Noteholder Collateral Agent, as the case may be, a suit by a Holder of a Note pursuant to Section 6.07 hereof, or a suit by Holders of more than 10% in aggregate principal amount of the then outstanding Notes.

Section 6.12 Applicable Premium.

(1) In the event that (i) the Company’s obligations under this Indenture cease to be of effect as a result of satisfaction or discharge pursuant to Article 10 of this Indenture or (ii) any acceleration of the Notes occurs (and is not rescinded) or the Notes otherwise become due and payable prior to their Maturity Date as a result of an Event of Default (including, without limitation, an Event of Default specified in clause (10) or (11) of Section 6.01) (any such event, an “Applicable Premium Event,” and the date of any such Applicable Premium Event, an “Applicable Premium Date”), a payment in an amount equal to the Applicable Premium shall be immediately due and payable (subject to rescission, in the event that the underlying acceleration is rescinded), unless waived by the Holders of a majority of then-outstanding principal amount of the Notes, on the principal amount so accelerated or that has become or is declared to be immediately due and payable, and such Applicable Premium shall constitute part of the obligations in respect of such acceleration or other declaration. The Applicable Premium shall be payable along with the principal of, and any accrued and unpaid interest on, the Notes payable as a result of such Applicable Premium Event.

(2) The Applicable Premium provided for in Section 6.12(1) shall be paid in view of the impracticality and extreme difficulty of ascertaining actual damages and by mutual agreement of the Company and the Holders of the Notes as to a reasonable calculation of each Holder’s lost profits as a result thereof. Any Applicable Premium payable shall be presumed to be the liquidated damages sustained by each Holder as the result of an Applicable Premium Event, and the Company agrees that it is reasonable under the circumstances currently existing.

(3) The Company expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the Applicable Premium in connection with any such acceleration or declaration.

(4) The Company expressly agrees (to the fullest extent it may lawfully do so) that: (A) the Applicable Premium is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) the Applicable Premium shall be payable notwithstanding the then prevailing market rates at the time payment is made; (C) there has been a course of conduct between Holders and the Company giving specific consideration in connection with the issuance of the Notes for such agreement to pay the Applicable Premium; and (D) the Company shall be estopped following the issuance of the Notes from claiming differently than as agreed to in this Section 6.12(3) and Section 6.12(4). The Company expressly acknowledges that its agreement to pay the Applicable Premium to Holders, if required by this Section 6.12, is a material inducement to Holders’ purchase of the Notes. The Applicable Premium shall constitute part of the Holders’ claim in respect of the Notes in the event of a bankruptcy or liquidation, and such claim shall be allowed against the debtors without the need to file a proof of claim.

ARTICLE 7

TRUSTEE

Whether or not therein expressly so provided, every provision of this Indenture that in any way relates to the Trustee is subject to this Article 7.

Section 7.01 Duties of Trustee.

(a) If an Event of Default has occurred and is continuing, the Trustee shall exercise such of the rights and powers vested in it by this Indenture, and use the same degree of care and skill in its exercise, as a prudent person would exercise or use under the circumstances in the conduct of such person’s own affairs.

(b) Except during the continuance of an Event of Default:

(1) the duties of the Trustee shall be determined solely by the express provisions of this Indenture and the Trustee need perform only those duties that are specifically set forth in this Indenture and no others, and no implied covenants or obligations shall be read into this Indenture against the Trustee; and

(2) in the absence of bad faith on its part, the Trustee may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon certificates or opinions furnished to the Trustee and conforming to the requirements of this Indenture. However, the Trustee shall examine the certificates and opinions to determine whether or not they conform to the requirements of this Indenture but need not confirm or investigate the accuracy of mathematical calculation or other facts stated therein.

(c) The Trustee may not be relieved from liabilities for its own negligent action, its own negligent failure to act, or its own bad faith or willful misconduct, except that:

(1) this paragraph does not limit the effect of paragraph (b) of this Section 7.01;

(2) the Trustee shall not be liable for any error of judgment made in good faith by a Responsible Officer, unless it is proved that the Trustee was negligent in ascertaining the pertinent facts; and

(3) the Trustee shall not be liable with respect to any action it takes or omits to take in good faith in accordance with a direction received by it pursuant to Section 6.05 hereof.

(d) No provision of this Indenture shall require the Trustee to expend or risk its own funds or incur any liability.

(e) The Trustee shall not be liable for interest on any money received by it except as the Trustee may agree in writing with the Company. Money held in trust by the Trustee need not be segregated from other funds except to the extent required by law.

(f) Subject to this Section 7.01, the Trustee shall not be liable for the failure to perform its duties and obligations hereunder to the extent such failure is directly caused by the failure of the Company to perform its obligations hereunder.

Section 7.02 Rights of Trustee.

(a) The Trustee may conclusively rely and shall be fully protected in acting or refraining from acting upon any resolution, certificate, statement, instrument, opinion, report, request, direction, consent, order, bond, note or other paper or document believed by it to be genuine and to have been signed or presented by the proper Person. The Trustee need not investigate any fact or matter stated in the document.

(b) Before the Trustee acts or refrains from acting, it may require an Officers’ Certificate or an Opinion of Counsel or both. The Trustee shall not be liable for any action it takes or omits to take in good faith in reliance on such Officers’ Certificate or Opinion of Counsel. The Trustee may consult with counsel and the advice of such counsel or any Opinion of Counsel shall be full and complete authorization and protection from liability in respect of any action taken, suffered or omitted by the Trustee hereunder in good faith and in reliance thereon.

(c) The Trustee may act through its attorneys and agents and shall not be responsible for the misconduct or negligence of any agent appointed with due care.

(d) The Trustee shall not be liable for any action it takes or omits to take in good faith that it believes to be authorized or within the rights or powers conferred upon it by this Indenture.

(e) Unless otherwise specifically provided in this Indenture, any demand, request, direction or notice from the Company shall be sufficient if signed by an Officer of the Company.

(f) Subject to the provisions of Section 7.01(a) of this Indenture, the Trustee shall be under no obligation to exercise any of the rights or powers vested in it by this Indenture at the request or direction of any of the Holders unless such Holders have offered to the Trustee satisfactory indemnify or security against any losses, liabilities, costs and expenses that are incurred by it in compliance with such request or direction.

(g) The right of the Trustee or an Agent to perform any discretionary act enumerated in this Indenture shall not be construed as a duty.

(h) Anything in this Indenture to the contrary notwithstanding, in no event shall the Trustee, the Noteholder Collateral Agent or an Agent be responsible or liable for special, indirect, incidental, punitive or consequential loss or damage, as the case may be, of any kind whatsoever (including, but not limited to, loss of profit) irrespective of whether or not foreseeable, even if the Trustee, the Noteholder Collateral Agent or Agent, as the case may be, has been advised of the likelihood of such loss or damage and regardless of the form of action in which such damages are sought.

Section 7.03 Individual Rights of Trustee.

The Trustee in its individual or any other capacity may become the owner or pledgee of Notes and may otherwise deal with the Company or any Affiliate of the Company with the same rights it would have if it were not Trustee. However, in the event that the Trustee acquires any conflicting interest within the meaning of TIA Section 310(b), (other than a conflicting interest arising under the provisions of subparagraph (1) of TIA Section 310(b) (including, for the avoidance of doubt, subclauses (1)(A), (B) and (C) and the proviso to such subparagraph (1)) it must (x) eliminate such conflict within 90 days, (y) if this Indenture has become qualified under the TIA, apply to the SEC for permission to continue as the Trustee, or (z) resign. (For purposes of clarity, the parties hereto agree that no “conflicting interest” shall arise under TIA Section 310(b) because the Trustee is trustee under another Indenture under which the Company or any Guarantor is an obligor.) Any Agent may do the same (subject to the above limitations and exclusions) with like rights and duties. The Trustee is also subject to Sections 7.10 hereof.

Section 7.04 Trustee’s Disclaimer.

The Trustee shall not be responsible for and makes no representation as to the validity or adequacy of this Indenture, the Security Documents or the Notes, it shall not be accountable for any money paid to the Company or upon the Company’s direction under any provision of this Indenture, it shall not be responsible for the use or application of any money received by any Paying Agent other than the Trustee, and it shall not be responsible for any statement or recital herein or any statement in the Notes or any other document in connection with the sale of the Notes or pursuant to this Indenture other than its certificate of authentication.

Section 7.05 Notice of Defaults.

If a Default or Event of Default occurs and is continuing and if it is known to the Trustee, the Trustee shall mail to Holders of Notes a notice of the Default or Event of Default within 90 days after it occurs or if discovered later than 90 days, promptly after such discovery. The Trustee shall not be deemed to have notice of any Default or Event of Default unless a Responsible Officer of the Trustee has received written notice of such Default or Event of Default at the Corporate Trust Office of the Trustee, and such notice references the Notes and this Indenture. Receipt of information contained in any report or other document furnished under Section 4.18 of this Indenture shall not be deemed notification of any Default or Event of Default.

Section 7.06 [Reserved].

Section 7.07 Compensation and Indemnity.

(a) The Company shall pay to the Trustee, Noteholder Collateral Agent, Paying Agent and Registrar (each, an “Indemnified Party”) reasonable compensation for its acceptance of this Indenture and the Security Documents and services hereunder and thereunder as agreed to in writing from time to time. The Trustee’s compensation shall not be limited by any law on compensation of a Trustee of an express trust. The Company shall reimburse each Indemnified Party promptly upon request for all reasonable disbursements, advances and expenses incurred or made by such Indemnified Party in addition to the compensation for its services. Such expenses may include the reasonable compensation, disbursements, costs and expenses of the Indemnified Party’s agents and counsel.

(b) The Company and the Guarantors shall indemnify each Indemnified Party and their respective employees, officers, directors and agents for, and hold them harmless against, any and all losses, liabilities or expenses incurred by it arising out of or in connection with the acceptance or administration of its duties under this Indenture or the Security Documents, including the costs and expenses (including reasonable compensation and disbursement of its agents and counsel) of enforcing this Indenture or the Security Documents against the Company and the Guarantors (including this Section 7.07) and defending itself against any claim (whether asserted by the Company, the Guarantors, any Holder or any other Person) or liability in connection with the exercise or performance of any of such Indemnified Party’s powers or duties hereunder, except to the extent any such loss, liability or expense may be attributable to such party’s negligence or bad faith or willful misconduct. Each Indemnified Party shall notify the Company promptly of any claim for which it may seek indemnity. Failure by the Indemnified Party to so notify the Company shall not relieve the Company or any of the Guarantors of their Obligations hereunder or under the Security Documents. The Company or such Guarantor shall defend the claim and the applicable Indemnified Party shall cooperate in the defense. Each Indemnified Party may have separate legal counsel and the Company shall pay the reasonable fees and disbursements of such legal counsel; provided that, anything herein to the contrary notwithstanding, neither the Company nor any Guarantor shall be required to pay the fees and expenses of more than one firm of legal counsel for all of the Indemnified Parties in connection with any proceeding or related proceedings, which legal counsel shall be selected by the Trustee. Neither the Company nor any Guarantor need pay for any settlement made without the Company’s consent, which consent shall not be unreasonably withheld.

(c) The obligations of the Company and the Guarantors under this Section 7.07 shall survive the defeasance, satisfaction or discharge of this Indenture and the termination of the Security Documents or any earlier resignation or removal of the Trustee.

(d) To secure the Company’s and the Guarantors’ payment Obligations in this Section 7.07, the Trustee and the Noteholder Collateral Agent shall have a Lien prior to the Notes on all money, Collateral or property held or collected by the Trustee, in its capacity as Trustee, or the Noteholder Collateral Agent in its capacity as Noteholder Collateral Agent, except, in the case of the Trustee, such funds that are held in trust to pay principal, premium, if any, interest, if any, on particular Notes pursuant to Article 8 or 10 hereof. Such Lien shall survive the satisfaction and discharge of this Indenture.

(e) When an Indemnified Party incurs expenses or renders services after an Event of Default specified in Section 6.01(10) or (11) hereof occurs, the expenses and the compensation for the services (including the fees and expenses of its agents and counsel) are intended to constitute expenses of administration under any Bankruptcy Code.

Section 7.08 Replacement of Trustee.

(a) A resignation or removal of the Trustee and appointment of a successor Trustee shall become effective only upon the successor Trustee’s acceptance of appointment as provided in this Section 7.08.

(b) The Trustee may resign in writing at any time and be discharged from the trust hereby created by so notifying the Company. The Holders of a majority in aggregate principal amount of the then outstanding Notes may remove the Trustee by so notifying the Trustee and the Company in writing. The Company may remove the Trustee if:

(1) the Trustee fails to comply with Section 7.10 hereof;

(2) the Trustee is adjudged a bankrupt or an insolvent or an order for relief is entered with respect to the Trustee under any Bankruptcy Code;

(3) a custodian or public officer takes charge of the Trustee or its property; or

(4) the Trustee becomes incapable of acting.

(c) If the Trustee resigns or is removed or if a vacancy exists in the office of Trustee for any reason, the Company shall promptly appoint a successor Trustee. Within one year after the successor Trustee takes office, the Holders of a majority in aggregate principal amount of the then outstanding Notes may appoint a successor Trustee to replace the successor Trustee appointed by the Company.

(d) If a successor Trustee does not take office within 60 days after the retiring Trustee resigns or is removed, the retiring Trustee, the Company, or the Holders of at least 10% in aggregate principal amount of the then outstanding Notes may petition any court of competent jurisdiction for the appointment of a successor Trustee.

(e) If the Trustee, after written request by any Holder who has been a Holder for at least six months, fails to comply with Section 7.10 hereof, such Holder may petition any court of competent jurisdiction for the removal of the Trustee and the appointment of a successor Trustee.

(f) A successor Trustee shall deliver a written acceptance of its appointment to the retiring Trustee and to the Company. Thereupon, the resignation or removal of the retiring Trustee shall become effective, and the successor Trustee shall have all the rights, powers and duties of the Trustee under this Indenture. The successor Trustee shall mail a notice of its succession to Holders. The retiring Trustee shall promptly transfer all property held by it as Trustee to the successor Trustee; provided all sums owing to the Trustee hereunder have been paid and subject to the Lien provided for in Section 7.07 hereof. Notwithstanding replacement of the Trustee pursuant to this Section 7.08, the Company’s Obligations under Section 7.07 hereof shall continue for the benefit of the retiring Trustee.

Section 7.09 Successor Trustee by Merger, etc.

If the Trustee consolidates, merges or converts into, or transfers all or substantially all of its corporate trust business to, another corporation or entity, the successor corporation or entity without any further act shall be the successor Trustee.

Section 7.10 Eligibility; Disqualification.

There shall at all times be a Trustee hereunder that is a corporation or entity organized and doing business under the laws of the United States of America or of any state thereof that is authorized under such laws to exercise corporate trustee power, that is subject to supervision or examination by federal or state authorities and that has a combined capital and surplus of at least $100.0 million as set forth in its most recent published annual report of condition.

Section 7.11 [Reserved].

Section 7.12 Trustee in Other Capacities; Noteholder Collateral Agent and Paying Agent.

References to the Trustee in Sections 7.01(b), (c)(2), (d), (e) and (f), 7.02, 7.03, 7.04, 7.07, and 7.08 shall be understood to include the Trustee when acting in its other capacities under this Indenture, including, without limitation, as Paying Agent and Noteholder Collateral Agent. Without limiting the foregoing, and for the avoidance of doubt, such Sections shall be read to apply to the Noteholder Collateral Agent and the Security Documents, mutatis mutandis, in addition to this Indenture. The privileges, rights, indemnities, immunities and exculpatory provisions contained in this Indenture shall apply to the Trustee, whenever it is acting under the Notes Documents.

ARTICLE 8

LEGAL DEFEASANCE AND COVENANT DEFEASANCE

Section 8.01 Option to Effect Legal Defeasance or Covenant Defeasance.

The Company may at any time, at the option of its Board of Directors evidenced by a resolution set forth in an Officers’ Certificate, elect to have either Section 8.02 or 8.03 hereof be applied to all outstanding Notes upon compliance with the applicable conditions set forth below in this Article 8.

Section 8.02 Legal Defeasance and Discharge.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.02, the Company and each of the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be deemed to have been discharged from their obligations with respect to all outstanding Notes (including the Note Guarantees), this Indenture and the Security Documents and all of the obligations with respect to their Note Guarantees on the date the conditions set forth below are satisfied (hereinafter, “Legal Defeasance”). For this purpose, Legal Defeasance means that the Company and the Guarantors shall be deemed to have paid and discharged the entire Indebtedness represented by the outstanding Notes (including the Note Guarantees), which shall thereafter be deemed to be “outstanding” only for the purposes of Section 8.05 hereof and the other Sections of this Indenture referred to in clauses (1) and (2) of this Section 8.02, and to have satisfied all their other obligations under such Notes, the Note Guarantees, the Security Documents and this Indenture (and the Trustee and the Noteholder Collateral Agent, on demand of and at the expense of the Company, shall execute proper instruments acknowledging the same), except for the following provisions which shall survive until otherwise terminated or discharged hereunder:

(1) the rights of Holders of outstanding Notes to receive cash payments in respect of the principal of, or interest or premium on such Notes when such payments are due, but solely from the trust referred to in Section 8.05 hereof; provided, that the Company shall no longer be entitled to pay interest in the form of PIK Interest;

(2) the Company’s obligations with respect to the Notes under Sections 2.06, 2.07, 2.10 and 4.02 hereof;

(3) the Company’s obligations with respect to the Notes concerning issuing temporary Notes, registration of Notes, mutilated, destroyed, lost or stolen Notes and the maintenance of an office or agency for payment and money for security payments held in trust;

(4) the rights, powers, trusts, duties and immunities of the Trustee under this Indenture, and the Company’s and the Guarantors’ obligations in connection therewith; and

(5) this Article 8.

Subject to compliance with this Article 8, the Company may exercise its option under this Section 8.02 notwithstanding the prior exercise of its option under Section 8.03 hereof.

Section 8.03 Covenant Defeasance.

Upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, the Company and the Guarantors shall, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, be released from each of their obligations under Sections 3.09, 4.03, and 4.05 and Sections 4.07 through and including 4.20 hereof, and Section 5.01 hereof with respect to the outstanding Notes on and after the date the conditions set forth in Section 8.04 hereof are satisfied (hereinafter, “Covenant Defeasance”), and the Notes shall thereafter be deemed not “outstanding” for the purposes of any direction, waiver, consent or declaration or act of Holders (and the consequences of any thereof) in connection with such Sections, but shall continue to be deemed “outstanding” for all other purposes hereunder. For this purpose, Covenant Defeasance means that, with respect to the outstanding Notes and Note Guarantees, the Company and the Guarantors may omit to comply with and shall have no liability in respect of any term, condition or limitation set forth in any such Sections, whether directly or indirectly, by reason of any reference elsewhere herein to any such Sections or by reason of any reference in any such Sections to any other provision herein or in any other document and such omission to comply shall not constitute a Default or an Event of Default under Section 6.01 hereof or otherwise constitute a default under this Indenture, but, except as specified above and in the immediately following sentence, the remainder of this Indenture and such Notes and Note Guarantees shall be unaffected thereby. In addition, upon the Company’s exercise under Section 8.01 of the option applicable to this Section 8.03, subject to the satisfaction of the conditions set forth in Section 8.04 hereof, Sections 6.01(3), (4), (5), (6), (7), (8) and (9) hereof shall not constitute Events of Default.

Section 8.04 Conditions to Legal or Covenant Defeasance.

In order to exercise either Legal Defeasance or Covenant Defeasance under either Sections 8.02 or 8.03 hereof:

(1) the Company must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Notes, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as shall be sufficient, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants, to pay the principal of, or interest, if any, and premium, if any, on, the outstanding Notes on the stated dates for payment thereof or on the applicable Redemption Date, as the case may be, and the Company must specify whether the Notes are being defeased to such stated date for payment or to a particular Redemption Date;

(2) in the case of Legal Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that (a) the Company has received from, or there has been published by, the Internal Revenue Service a ruling or (b) since the date of this Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such Opinion of Counsel shall confirm that, the Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred;

(3) in the case of Covenant Defeasance, the Company must deliver to the Trustee an Opinion of Counsel confirming that the Holders of the outstanding Notes shall not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and shall be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred;

(4) no Default or Event of Default has occurred and is continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(5) such Legal Defeasance or Covenant Defeasance shall not result in a breach or violation of, or constitute a default under, any material agreement or instrument (other than this Indenture) to which the Company or any of its Subsidiaries is a party or by which the Company or any of its Subsidiaries is bound (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit);

(6) the Company must deliver to the Trustee an Officers’ Certificate stating that the deposit was not made by the Company with the intent of preferring the Holders of Notes over other creditors of the Company or with the intent of defeating, hindering, delaying or defrauding any creditors of the Company or others; and

(7) the Company must deliver to the Trustee an Officers’ Certificate and an Opinion of Counsel (which counsel may rely on an Officers’ Certificate as to matters of fact), each stating that all conditions precedent relating to the Legal Defeasance or the Covenant Defeasance have been complied with.

Upon any Legal Defeasance or Covenant Defeasance, all of the Collateral shall be released from all Liens arising under the Security Documents and this Indenture and the Security Documents shall automatically terminate.

Section 8.05 Deposited Money and Government Securities to be Held in Trust; Other Miscellaneous Provisions.

Subject to Section 8.06 hereof, all money and non-callable Government Securities (including the proceeds thereof) deposited with the Trustee (or other qualifying trustee, collectively for purposes of this Section 8.05, the “Trustee”) pursuant to Section 8.04 hereof in respect of the outstanding Notes shall be held in trust and applied by the Trustee, in accordance with the provisions of such Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as Paying Agent) as the Trustee may determine, to the Holders of such Notes of all sums due and to become due thereon in respect of principal, premium, if any, interest, if any, but such money need not be segregated from other funds except to the extent required by law.

The Company shall pay and indemnify the Trustee against any tax, fee or other charge imposed on or assessed against the cash or non-callable Government Securities deposited pursuant to Section 8.04 hereof or the principal and interest received in respect thereof other than any such tax, fee or other charge which by law is for the account of the Holders of the outstanding Notes.

Notwithstanding anything in this Article 8 to the contrary, the Trustee shall deliver or pay to the Company from time to time upon the request of the Company any money or non-callable Government Securities held by it as provided in Section 8.04 hereof which, in the opinion of a nationally recognized investment bank, appraisal firm or firm of independent public accountants expressed in a written certification thereof delivered to the Trustee (which may be the opinion delivered under Section 8.04(1) hereof), are in excess of the amount thereof that would then be required to be deposited to effect an equivalent Legal Defeasance or Covenant Defeasance.

Section 8.06 Repayment to Company.

Subject to applicable abandoned property laws, any money deposited (whether under this Article 8, Section 4.01 or any other provision of this Indenture or any of the Security Documents) with the Trustee or any Paying Agent, or then held by the Company or any of its Subsidiaries, in trust for the payment of the principal of, premium, if any, or interest, if any, on, any Note and remaining unclaimed for two years after such principal, premium, if any, or interest has become due and payable shall be paid to the Company on its request or (if then held by the Company or any of its Subsidiaries) shall be discharged from such trust; and the Holder of such Note shall thereafter be permitted to look only to the Company for payment thereof, and all liability of the Trustee or such Paying Agent with respect to such trust money, and all liability of the Company or any of its Subsidiaries as trustee thereof, shall thereupon cease; provided, however, that the Trustee or such Paying Agent, before being required to make any such repayment, may at the expense of the Company cause to be published once, in the New York Times or The Wall Street Journal, notice that such money remains unclaimed and that, after a date specified therein, which shall not be less than 30 days from the date of such notification or publication, any unclaimed balance of such money then remaining shall be repaid to the Company.

Section 8.07 Reinstatement.

If the Trustee or Paying Agent is unable to apply any U.S. dollars or non-callable Government Securities in accordance with Sections 8.02 or 8.03 hereof, as the case may be, by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, then the Company’s and the Guarantors’ Obligations under this Indenture and the Notes and the Note Guarantees shall be revived and reinstated as though no deposit had occurred pursuant to Sections 8.02 or 8.03 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money and Government Securities in accordance with Sections 8.02 or 8.03 hereof, as the case may be; provided, however, that, if the Company or any Guarantor makes any payment of principal of, premium, if any, interest, if any, on, any Note following the reinstatement of its obligations, the Company or such Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money held by the Trustee or Paying Agent.

ARTICLE 9

AMENDMENT, SUPPLEMENT AND WAIVER

Section 9.01 Without Consent of Holders of Notes.

Notwithstanding Section 9.02 of this Indenture, without the consent of any Holder of Notes, the Company, the Guarantors and the Trustee and, if any amendment or supplement relates to any Security Document, the Noteholder Collateral Agent, may amend or supplement this Indenture, the Notes, the Note Guarantees, and the Security Documents:

(1) to cure any ambiguity, defect or inconsistency;

(2) to provide for uncertificated Notes in addition to or in place of certificated Notes;

(3) to provide for the assumption of the Company’s or a Guarantor’s obligations to Holders of Notes and Note Guarantees in the case of a merger or consolidation or sale, lease or other transfer of all or substantially all of the Company’s or such Guarantor’s assets, as applicable;

(4) to make any change that would provide any additional rights or benefits to the Holders of Notes or that does not adversely affect the legal rights under this Indenture of any such Holder in any material respect;

(5) to comply with the requirements of the SEC in order to effect or maintain the qualification of this Indenture under the TIA, if applicable;

(6) to conform the text of this Indenture, the Security Documents, the Notes or the Note Guarantees to any provision appearing under the caption “Description of Notes” in the Memorandum to the extent that such provision in such Description of Notes was intended to be a substantially verbatim recitation of a provision of this Indenture, the Security Documents, the Notes or the Note Guarantees, which intent may be evidenced by an Officers’ Certificate to that effect delivered to the Trustee;

(7) to provide for the issuance of Additional Notes in accordance with the limitations set forth in this Indenture as of the date of this Indenture;

(8) to allow any Guarantor to execute a supplemental indenture and/or a Note Guarantee with respect to the Notes;

(9) to secure the Notes or the Note Guarantees pursuant to the requirements of Section 4.09 hereof or otherwise, including, without limitation, entering into any amendment or waiver, or entering into any new agreement or instrument, to effect the granting, perfection, protection, expansion or enhancement of any security interest in any Collateral or additional assets or property to become Collateral for the benefit of the Holders of Notes, or as required by applicable laws to give effect to, or protect any security interest for the benefit of the Holders of Notes, in any property or assets so that the security interests therein comply with applicable laws;

(10) to add any additional guarantees of the Notes or to evidence the release of any Guarantor from its Note Guarantee and such Guarantor’s obligations under this Indenture and the Security Documents and the release of such Guarantor’s Collateral from the Liens arising under this Indenture and the Security Documents, in each case as provided in this Indenture and the Security Documents;

(11) to evidence or provide for the acceptance of appointment under this Indenture of a successor trustee or a successor Noteholder Collateral Agent;

(12) to enter into additional or supplemental Security Documents for the benefit of the Holders of the Notes; or

(13) to make, complete or confirm any grant of Collateral permitted or required by this Indenture or any of the Security Documents or any release of Collateral when permitted or required by this Indenture or the Security Documents.

Upon the request of the Company accompanied by a resolution of its Board of Directors authorizing the execution of any such amendment or supplement to this Indenture, the Notes, the Note Guarantees, or the Security Documents, and upon receipt by the Trustee of the documents described in Section 7.02(b) hereof, the Trustee and, if applicable, the Noteholder Collateral Agent shall join with the Company and the Guarantors in the execution of any such amendment or supplement authorized or permitted by the terms of this Indenture and to make any further appropriate agreements and stipulations that may be therein contained, but the Trustee shall not be obligated to enter into such amendment or supplement that affects its own rights, duties or immunities under this Indenture or otherwise.

Section 9.02 With Consent of Holders of Notes.

Except as provided in Section 9.01 and in the next two succeeding paragraphs of this Section 9.02, this Indenture, the Notes, the Note Guarantees, or the Security Documents may be amended or supplemented with the consent of the Holders of at least a majority in aggregate principal amount of the Notes then outstanding voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes), and any existing Default or Event of Default or compliance with any provision of this Indenture, the Notes or the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes voting as a single class (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Notes). Section 2.08 hereof shall determine which Notes are considered to be “outstanding” for purposes of this Section 9.02.

Without the consent of each Holder of Notes affected, an amendment, supplement or waiver may not (with respect to any Notes held by a non-consenting Holder):

(1) reduce the principal amount of Notes whose Holders must consent to an amendment, supplement or waiver;

(2) reduce the principal of or change the fixed maturity of any Note or alter or waive any of the provisions with respect to the redemption of the Notes (except provisions relating to minimum notice of redemption or Sections 3.09, 4.19 and 4.20 hereof);

(3) reduce the rate of or change the time for payment of interest, including default interest, on any Note;

(4) waive a Default or Event of Default in the payment of principal of, or interest, or premium, on the Notes (except a rescission of acceleration of the Notes by the Holders of at least a majority in aggregate principal amount of the then outstanding Notes and a waiver of the payment default that resulted from such acceleration);

(5) make any Note payable in money other than that stated in the Notes;

(6) make any change in the provisions of this Indenture relating to waivers of past Defaults or the rights of Holders of Notes to receive payments of principal of, or interest, if any, or premium, on the Notes;

(7) waive a redemption payment with respect to any Note (other than a payment required by Sections 3.09, 4.19 or 4.20 hereof);

(8) release any Guarantor from any of its obligations under its Note Guarantee or this Indenture, except in accordance with the terms of this Indenture; or

(9) make any change in the preceding amendment and waiver provisions.

In addition, any amendment to, or waiver of, the provisions of this Indenture or any Security Documents that has the effect of releasing all or substantially all of the Collateral from the Liens securing the Notes shall require the consent of the holders of at least 66-2/3% in aggregate principal amount of the Notes then outstanding.

Section 9.03 [Reserved].

Section 9.04 Revocation and Effect of Consents.

Until an amendment, supplement or waiver becomes effective, a consent to it by a Holder of a Note is a continuing consent by the Holder of a Note and every subsequent Holder of a Note or portion of a Note that evidences the same debt as the consenting Holder’s Note, even if notation of the consent is not made on any Note. An amendment, supplement or waiver becomes effective in accordance with its terms and thereafter binds every Holder.

The Company may, but shall not be obligated to, fix a record date for the purpose of determining the Holders entitled to consent to any amendment, supplement or waiver. If a record date is fixed, then notwithstanding the provisions of the immediately preceding paragraph, those Persons who were Holders at such record date (or their duly designated proxies), and only those Persons, shall be entitled to consent to such amendment, supplement or waiver or to revoke any consent previously given, whether or not such Persons continue to be Holders after such record date.

Section 9.05 Notation on or Exchange of Notes.

The Trustee may place an appropriate notation about an amendment, supplement or waiver on any Note thereafter authenticated. The Company in exchange for all Notes may issue and the Trustee shall, upon receipt of an Authentication Order, authenticate new Notes that reflect the amendment, supplement or waiver.

Failure to make the appropriate notation or issue new Notes shall not affect the validity and effect of such amendment, supplement or waiver.

Section 9.06 Trustee to Sign Amendments, etc.

The Trustee and, if required by this Article 9, the Noteholder Collateral Agent shall sign any amendment or supplement to this Indenture, the Notes, the Note Guarantees, or the Security Documents authorized pursuant to this Article 9 if the amendment or supplement does not adversely affect the rights, duties, liabilities or immunities of the Trustee or Noteholder Collateral Agent, as applicable. The Company may not sign an amendment or supplement to this Indenture, the Notes, the Note Guarantees, or the Security Documents until the Board of Directors of the Company approves it. In executing any amendment or supplement to this Indenture, the Notes, the Note Guarantees, or the Security Documents, the Trustee shall be entitled to receive and (subject to Section 7.01 hereof) shall be fully protected in relying upon, in addition to the documents required by Section 13.04 hereof, an Officers’ Certificate and an Opinion of Counsel stating that the execution of such amended or supplemental indenture is authorized or permitted by this Indenture.

ARTICLE 10

SATISFACTION AND DISCHARGE

Section 10.01 Satisfaction and Discharge.

This Indenture shall be discharged and shall cease to be of further effect as to all Notes issued hereunder, when:

(1) either:

(A) all Notes that have been authenticated, except lost, stolen or destroyed Notes that have been replaced or paid and Notes for whose payment money has been deposited in trust and thereafter repaid to the Company, have been delivered to the Trustee for cancellation; or

(B) all Notes that have not been delivered to the Trustee for cancellation have become due and payable by reason of the mailing of a notice of redemption or otherwise or shall become due and payable within one year and the Company or any Guarantor has irrevocably deposited or caused to be deposited with the Trustee as trust funds in trust solely for the benefit of the Holders, cash in U.S. dollars, non-callable Government Securities, or a combination of cash in U.S. dollars and non-callable Government Securities, in amounts as shall be sufficient, without consideration of any reinvestment of interest, to pay and discharge the entire Indebtedness on the Notes not delivered to the Trustee for cancellation for principal, premium and accrued interest to the date of maturity or redemption, as the case may be;

(2) no Default or Event of Default has occurred and is continuing on the date of the deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) and the deposit shall not result in a breach or violation of, or constitute a default under, any other instrument to which the Company or any Guarantor is a party or by which the Company or any Guarantor is bound;

(3) the Company or any Guarantor has paid or caused to be paid all other sums payable by it under this Indenture; and

(4) the Company has delivered irrevocable written instructions to the Trustee under this Indenture to apply the deposited money toward the payment of the Notes at maturity or on the Redemption Date, as the case may be.

In addition, the Company must deliver an Officers’ Certificate and an Opinion of Counsel (which counsel may rely on an Officers’ Certificate as to matters of fact) to the Trustee stating that all conditions precedent to satisfaction and discharge have been satisfied.

Notwithstanding the satisfaction and discharge of this Indenture, if money has been deposited with the Trustee pursuant to subclause (B) of clause (1) of this Section 10.01, the provisions of Sections 10.02 and 8.06 hereof shall survive. In addition, nothing in this Section 10.01 shall be deemed to discharge those provisions of Section 7.07 hereof, that, by their terms, survive the satisfaction and discharge of this Indenture.

Upon any such satisfaction and discharge, all of the Collateral shall be released from all Liens arising under the Security Documents and this Indenture and the Security Documents shall automatically terminate.

Section 10.02 Application of Trust Money.

Subject to the provisions of Section 8.06 hereof, all money deposited with the Trustee pursuant to Section 10.01 hereof shall be held in trust and applied by it, in accordance with the provisions of the Notes and this Indenture, to the payment, either directly or through any Paying Agent (including the Company acting as its own Paying Agent) as the Trustee may determine, to the Persons entitled thereto, of the principal (and premium, if any) interest for whose payment such money has been deposited with the Trustee; but such money need not be segregated from other funds except to the extent required by law.

If the Trustee or Paying Agent is unable to apply any money or Government Securities in accordance with Section 10.01 hereof by reason of any order or judgment of any court or governmental authority enjoining, restraining or otherwise prohibiting such application, the Company’s and any Guarantor’s Obligations under this Indenture and the Notes shall be revived and reinstated as though no deposit had occurred pursuant to Section 10.01 hereof until such time as the Trustee or Paying Agent is permitted to apply all such money and Government Securities in accordance with Section 10.01 hereof; provided that if the Company or any Guarantor has made any payment of principal of, premium, if any, or interest, if any, on, any Notes because of the reinstatement of its obligations, the Company or such Guarantor, as applicable, shall be subrogated to the rights of the Holders of such Notes to receive such payment from the money or Government Securities held by the Trustee or Paying Agent; and provided, further, that no Default or Event of Default under or as a result of any of the provisions of this Indenture that have been so revived or reinstated shall be deemed to have occurred during the 90 days immediately following the date of such reinstatement.

ARTICLE 11

NOTE GUARANTEES

Section 11.01 Guarantee.

(a) Subject to this Article 11, each of the Guarantors hereby, jointly and severally, fully and unconditionally guarantees, and each Restricted Subsidiary who hereafter becomes a Guarantor shall jointly and severally, fully and unconditionally guarantee, on a senior basis and a secured basis (subject to the terms of the Security Documents) to the extent of the Collateral pledged by such Guarantor as set forth in Article 12 and the Security Documents, to each Holder of a Note authenticated and delivered by the Trustee and to the Trustee and the Noteholder Collateral Agent and their respective successors and assigns, irrespective of the validity and enforceability of this Indenture, the Notes, the Security Documents or the Obligations of the Company hereunder or thereunder, that:

(1) the principal of, premium, if any, and interest on, the Notes shall be promptly paid in full when due, whether at maturity, by acceleration, redemption or otherwise, and interest on the overdue principal of and, to the extent permitted by applicable law, interest on the Notes, if any, and all other Obligations of the Company to the Holders or the Trustee and the Noteholder Collateral Agent hereunder or thereunder or under any Security Document shall be promptly paid in full or performed, all in accordance with the terms hereof and thereof; and

(2) in case of any extension of time of payment or renewal of any Notes or any of such other Obligations, that same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise.

Failing payment when due of any amount so guaranteed or any performance so guaranteed for whatever reason, the Guarantors shall be jointly and severally obligated to pay the same immediately. The Guarantors agree that this is a guarantee of payment and not a guarantee of collection.

(b) Each Guarantor hereby agrees, to the extent permitted by applicable law, that its obligations hereunder are unconditional, irrespective of the validity, regularity or enforceability of the Notes, any Security Document or this Indenture, the absence of any action to enforce the same, any change in the time, manner or place or payment of, or in any other term of, all or any of the Company’s obligations under this Indenture or any other amendment or waiver of or any consent to any departure from the Notes, this Indenture or any Security Document or any other agreement or instrument relating thereto, any pledge, exchange, release or non-perfection or loss of priority of any Collateral, any release or amendment of the Note Guarantee of any other Guarantor, any exercise, non-exercise or waiver of any right, remedy, power or privilege under or in respect of the Notes, this Indenture or any Security Document, any waiver or consent by any Holder of the Notes with respect to any provisions hereof or thereof, the recovery of any judgment against the Company, any action to enforce the same, or any other circumstance which might otherwise constitute a legal or equitable discharge or defense of a guarantor. Each Guarantor hereby waives diligence, presentment, demand of payment, filing of claims with a court in the event of insolvency or bankruptcy of the Company, any right to require a proceeding first against the Company, protest, notice and all demands whatsoever and covenant that this Note Guarantee shall not be discharged except by complete performance of the Obligations contained in the Notes and this Indenture.

(c) If any Holder, the Noteholder Collateral Agent or the Trustee is required by any court or otherwise to return to the Company, the Guarantors or any custodian, trustee, liquidator or other similar official acting in relation to either the Company or the Guarantors, any amount paid by either to the Trustee, the Noteholder Collateral Agent or such Holder, this Note Guarantee, to the extent theretofore discharged, shall be reinstated in full force and effect.

(d) Each Guarantor agrees that it shall not be entitled to enforce any right of subrogation in relation to the Holders in respect of any Obligations guaranteed hereby until payment in full of all Obligations guaranteed hereby. Each Guarantor further agrees, to the extent permitted by applicable law, that, as between the Guarantors, on the one hand, and the Holders, the Noteholder Collateral Agent and the Trustee, on the other hand, (1) the maturity of the Obligations guaranteed hereby may be accelerated as provided in Article 6 hereof for the purposes of this Note Guarantee, notwithstanding any stay, injunction or other prohibition preventing such acceleration in respect of the Obligations guaranteed hereby, and (2) in the event of any declaration of acceleration of such Obligations as provided in Article 6 hereof, such Obligations (whether or not due and payable) shall forthwith become due and payable by the Guarantors for the purpose of this Note Guarantee. The Guarantors shall have the right to seek contribution from any non-paying Guarantor so long as the exercise of such right does not impair the rights of the Holders under the Note Guarantee.

Section 11.02 Limitation on Guarantor Liability.

Each Guarantor, and by its acceptance of Notes, each Holder, hereby confirms that it is the intention of all such parties that the Note Guarantee of such Guarantor not constitute a fraudulent transfer or conveyance for purposes of any Bankruptcy Code, the Uniform Fraudulent Conveyance Act, the Uniform Fraudulent Transfer Act or any similar federal or state or other law to the extent applicable to any Note Guarantee or Guarantor. To effectuate the foregoing intention, the Trustee, the Noteholder

Collateral Agent, the Holders and the Guarantors hereby irrevocably agree that the Obligations of such Guarantor under this Indenture, the Note Guarantees and the Security Documents shall be limited to the maximum amount that shall, after giving effect to such maximum amount and all other contingent and fixed liabilities of such Guarantor that are relevant under such laws, and after giving effect to any collections from, rights to receive contribution from or payments made by or on behalf of any other Guarantor in respect of the Obligations of such other Guarantor under this Article 11, result in the Obligations of such Guarantor under its Note Guarantee not constituting a fraudulent transfer or conveyance.

Section 11.03 Execution and Delivery of Guarantee.

To evidence its Note Guarantee set forth in Section 11.01, each Guarantor hereby agrees that a notation of such Note Guarantee substantially in the form attached as Exhibit E hereto shall be signed by an Officer of such Guarantor (by manual or facsimile signature) and endorsed on each Note authenticated and delivered by the Trustee and that this Indenture shall be executed on behalf of such Guarantor by one of its Officers.

Each Guarantor hereby agrees that its Note Guarantee set forth in Section 11.01 shall remain in full force and effect notwithstanding any failure to endorse on each Note a notation of such Note Guarantee.

If an Officer of a Guarantor whose signature is on this Indenture or the Note Guarantee no longer holds such office at the time the Trustee authenticates the Note on which such Note Guarantee is endorsed, the Note Guarantee shall be valid nevertheless.

The delivery of any Note by the Trustee, after the authentication thereof hereunder, shall constitute due delivery of the Note Guarantee set forth in this Indenture on behalf of the Guarantors.

In the event that the Company or any of its Restricted Subsidiaries creates or acquires any Domestic Subsidiary (other than an Immaterial Subsidiary or a CFC Subsidiary Holding Company) after the Issue Date, the Company shall, if required by Section 4.15 hereof, cause such Domestic Subsidiary to comply with the provisions of Section 4.15 hereof and this Article 11, to the extent applicable; provided that the Company shall not be required to cause any such new Domestic Subsidiary to execute a notation of its Guarantee on any Notes that were issued prior to the time that such Domestic Subsidiary became a Guarantor.

Section 11.04 Guarantors May Consolidate, etc., on Certain Terms.

Except as otherwise provided in Section 11.05 hereof, no Guarantor may sell or otherwise dispose of all or substantially all of its assets to, or consolidate with or merge with or into (whether or not such Guarantor is the surviving Person) another Person, other than the Company or another Guarantor, unless:

(1) immediately after giving effect to that transaction, no Default or Event of Default exists; and

(2) either (A) (i) the Person acquiring the property in any such sale or disposition or the Person formed by or surviving any such consolidation or merger (the “Successor Guarantor”), if other than such Guarantor, unconditionally assumes all the obligations of such Guarantor under its Note Guarantee, this Indenture and the Security Documents pursuant to a supplemental indenture to this Indenture and appropriate amendments to the Security Documents; (ii) the Successor Guarantor causes such amendments, supplements or other instruments to be executed, delivered, filed and recorded in such jurisdictions as may be required by applicable law to preserve and protect the Liens under the applicable Security Documents on the Collateral owned by or transferred to the Successor Guarantor, together with such financing statements (or other filings) as may be required to perfect any security interests in such Collateral which may be perfected by the filing of a financing statement or other filings or registrations under the Uniform Commercial Code, filings or registrations under any other registries or the applicable law of any other relevant jurisdiction; (iii) the Collateral owned by or transferred to the Successor Guarantor shall: (1) continue to constitute Collateral under this Indenture and the applicable Security Documents, (2) be subject to Liens in favor of the Noteholder Collateral Agent for the benefit of the secured parties and (3) not be subject to any Lien other than Permitted Liens; and (iv) the property and assets of the Person which is merged or consolidated with or into the Successor Guarantor, to the extent that they are property or assets of the types which would constitute Collateral under the applicable Security Documents, shall be treated as after-acquired property and the Successor Guarantor shall take such action as may be reasonably necessary to cause such property and assets to be made subject to the Liens under the applicable Security Documents all in the manner and to the extent required in this Indenture and the Security Documents; or (B) the Net Proceeds, if any, of such sale or other disposition are applied in accordance with the applicable provisions of this Indenture and the Security Documents, provided, however, that the transfer, sale or other disposition of all or substantially all of the assets of, directly or indirectly, the Guarantors as a whole shall also be governed by Article 5 and may be subject to Section 4.19 hereof.

In case of any such consolidation, merger, sale or conveyance and, if the Successor Person was not immediately prior to such transaction a Guarantor, upon the assumption by the successor Person, by supplemental indenture, executed and delivered to the Trustee and satisfactory in form to the Trustee, of the predecessor Guarantor’s obligations under the Note Guarantee endorsed upon the Notes and the due and punctual performance of all of the covenants and conditions of this Indenture to be performed by the predecessor Guarantor, such successor Person shall succeed to and be substituted for the predecessor Guarantor with the same effect as if it had been named herein as a Guarantor. Such successor Person thereupon may cause to be signed any or all of the Note Guarantees to be endorsed upon all of the Notes issuable hereunder which theretofore shall not have been signed by the Company and delivered to the Trustee (it being understood and agreed that such successor Person need not execute a notation of its Guarantee on Notes issued prior to the time that it became a Guarantor). All the Note Guarantees so issued shall in all respects have the same legal rank and benefit under this Indenture as the Note Guarantees theretofore and thereafter issued in accordance with the terms of this Indenture as though all of such Note Guarantees had been issued at the date of the execution hereof.

Except as set forth in Articles 4 and 5, and notwithstanding clauses (1) and (2) of this Section 11.04, nothing contained in this Indenture or in any of the Notes or the Security Documents shall prevent any consolidation or merger of a Guarantor with or into the Company or another Guarantor, or shall prevent any sale or conveyance of the property of a Guarantor as an entirety or substantially as an entirety to the Company or another Guarantor.

Section 11.05 Releases.

The Note Guarantee of a Guarantor shall be released:

(1) in connection with any sale or other disposition of all or substantially all of the assets of such Guarantor (including by way of merger or consolidation) to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.20 hereof;

(2) in connection with any sale or other disposition of all of the Capital Stock of such Guarantor owned by the Company or any of its Restricted Subsidiaries to a Person that is not (either before or after giving effect to such transaction) the Company or a Restricted Subsidiary of the Company, if the sale or other disposition does not violate Section 4.20 hereof and the Guarantor ceases to be a Restricted Subsidiary of the Company as a result of the sale or other disposition;

(3) if the Company designates any Restricted Subsidiary that is a Guarantor to be an Unrestricted Subsidiary in accordance with the applicable provisions of this Indenture;

(4) upon Legal Defeasance or Covenant Defeasance in accordance with Article 8 hereof or satisfaction and discharge of this Indenture in accordance with Article 10 hereof; or

(5) upon the liquidation or dissolution of such Guarantor provided no Default or Event of Default has occurred and is continuing.

If the Note Guarantee of a Guarantor is released, then such Guarantor shall automatically be released from all of its Obligations under this Indenture and the Security Documents and all Collateral of such Guarantor shall be released from any Liens arising under this Indenture or the Security Documents. Any Guarantor not released from its Obligations under its Note Guarantee as provided in this Section 11.05 shall, subject to Section 11.02, remain liable for the full amount of principal of and interest, if any, and premium, if any, on the Notes and for the other Obligations of any Guarantor under this Indenture as provided in this Article 11.

ARTICLE 12

SECURITY

Section 12.01 Grant of Security Interests; Intercreditor Agreement.

(a) The Company and the Guarantors:

(1) shall grant a security interest or mortgage lien, as applicable, in the Collateral as set forth in the Security Documents to the Noteholder Collateral Agent for the benefit of the Holders, the Trustee and the Noteholder Collateral Agent to secure the due and punctual payment of the Notes Obligations (as defined in the Security Agreement) and the performance of all other Obligations of the Company and the Guarantors to the Holders, the Noteholder Collateral Agent and the Trustee under the Notes Documents (as defined in the Security Agreement), subject to the terms of the Intercreditor Agreement, this Indenture and any other Permitted Liens;

(2) hereby covenant (A) to perform and observe their obligations under the Security Documents and (B) take any and all commercially reasonable actions (including without limitation the covenants set forth in the Security Documents and in this Article) required to cause the Security Documents to create and maintain, as security for the Obligations contained in the Notes Documents, valid and enforceable and (in the case of security interests on personal property) perfected, in each case except as expressly provided herein or therein, security interests or mortgage liens, as applicable, in and on all the Collateral, in favor of the Noteholder Collateral Agent, superior to and prior to the rights of all third Persons except for Permitted Liens and so long as the Intercreditor Agreement is in full force and effect except as otherwise provided in the Intercreditor Agreement and as may otherwise be limited by the terms of the Security Documents; and

(3) shall do or cause to be done, at their sole cost and expense, all such actions and things as may be required by the provisions of the Security Documents, to confirm to the Noteholder Collateral Agent the security interests in the Collateral contemplated hereby and by the Security Documents, as from time to time constituted, so as to render the same available for the security and benefit of the Notes Documents according to the intent and purpose herein and therein expressed.

(b) Each Holder, by its acceptance of a Note:

(1) appoints the Noteholder Collateral Agent to act as its agent (and by its signature below, the Noteholder Collateral Agent accepts such appointment);

(2) consents and agrees to the terms of each of the Security Documents, as the same may be in effect or may be amended, restated, supplemented or otherwise modified from time to time in accordance with their respective terms, and authorizes and directs the Noteholder Collateral Agent to enter into the Security Documents and to perform its obligations and exercise its rights thereunder in accordance therewith; and

(3) appoints, authorizes and, upon the Company’s request, directs the Noteholder Collateral Agent to enter into on the date of this Indenture the Intercreditor Agreement.

In connection with entering into any Control Agreement (as defined in the Security Agreement) pursuant to clause (2) of the preceding sentence, the Noteholder Collateral Agent shall be entitled to receive and rely on, an Officers’ Certificate and an Opinion of Counsel pursuant to Sections 13.04 and 13.05 that the entry into such Control Agreement complies with the conditions relating thereto contained in this Indenture or in the Security Agreement, as applicable.

(c) This Article 12, the Security Agreement and the other Security Documents (other than the Intercreditor Agreement) shall be subject to the terms, limitations and conditions set forth in the Intercreditor Agreement. Notwithstanding anything herein to the contrary and subject to the terms of the Intercreditor Agreement, any requirement in this Indenture for the delivery of possession or control to the Noteholder Collateral Agent of such Collateral shall be deemed to have been satisfied as set forth in Section 2.4 of the Security Agreement.

(d) Subject to the terms of the Security Documents and this Indenture, the Trustee shall determine and shall direct the Noteholder Collateral Agent as to the circumstances and manner in which the Collateral shall be disposed of and how remedies against Collateral are to be exercised during the continuance of an Event of Default, including, but not limited to, the determination of whether to release all or any portion of the Collateral from the Liens created by the Security Documents and whether to foreclose on the Collateral following a Default or Event of Default; provided that the foregoing shall not prevent the Company or any of its Subsidiaries from disposing of Collateral as expressly permitted under the provisions of this Indenture and the Security Documents.

Section 12.02 Recording and Opinions.

(a) The Company shall, in accordance with and subject to the terms of the Security Documents, and shall cause each of the Guarantors to, at their sole cost and expense, file UCC-1 financing statements in the applicable filing office naming the Company or a Guarantor, as applicable, as debtor in order to perfect the security interest granted by them or under the Security Documents in the Collateral of the Company and the Guarantors and deliver to the Noteholder Collateral Agent the certificates representing the Pledged Securities (as defined in the Security Agreement), and take or cause to be taken, in accordance with the Security Documents, all commercially reasonable action required to perfect (except as expressly provided in the Security Documents), maintain (with the priority required under the Security Documents), preserve and protect the security interests or mortgage liens, as applicable, in the Collateral granted by the Security Documents, including, in the case of personal property, (i) the filing of financing statements, continuation statements, collateral assignments and any instruments of further assurance, in such manner and in such places as may be required by law to preserve and protect fully the rights of the Holders, the Noteholder Collateral Agent, and the Trustee under the Notes Documents in the Collateral pursuant to the terms of the Security Documents, and (ii) the delivery of the certificates, if any, evidencing any certificated securities pledged under the Security Documents, duly endorsed in blank or accompanied by undated stock powers or other instruments of transfer executed in blank. The Company and the Guarantors shall, in accordance with the Security Documents, from time to time promptly pay all financing and continuation statement recording and/or filing fees, charges and recording and similar taxes relating to the Notes Documents and any amendments hereto or thereto and any other instruments of further assurance required pursuant thereto. Neither the Company nor any Guarantor shall take any action, or omit to take any action, which action or omission would adversely affect or impair in any material respect the security interests in the Collateral granted by the Company and the Guarantors for the benefit of the Noteholder Collateral Agent, the Trustee or the Holders except as expressly set forth in the Notes Documents. Neither the Trustee nor the Noteholder Collateral Agent shall have any duty to see to any perfection of such security interest in the Collateral, including the recording or filing of any document or in confirming or maintaining the perfection of any such liens.

(b) If property of a type constituting Collateral is acquired by the Company or any Guarantor that is not automatically subject to a perfected (to the extent required by the Security Agreement) security interest or mortgage lien, as applicable, under the Security Documents or a Restricted Subsidiary of the Company becomes a new Guarantor, then the Company or such Guarantor, as applicable, shall, as soon as reasonably practicable after such property’s acquisition or such Subsidiary becoming a Guarantor,

(1) grant Liens on such property (or, in the case of a new Guarantor, all of its assets constituting the type that is Collateral) in favor of the Noteholder Collateral Agent for the benefit of the Holders of the Notes (and, to the extent such grant would require the execution and delivery of a Security Document), the Company or such Guarantor shall, if such property is personal property, execute and deliver such Security Document on substantially the same terms as the Security Document covering personal property, Collateral owned by the Company or a Guarantor on the Issue Date (but with such changes therein as may be necessary or appropriate to conform to local law or practice), including execution of a supplement to the Security Agreement and, if such property is real property, execute a new Mortgage or an amendment to an existing Mortgage granting a mortgage lien on such property as required by Section 12.03 hereof);

(2) deliver any certificates (including in the case of real property title insurance) and other documentation in respect thereof as required by the Security Documents and, in the case of real property, Section 12.03 of this Indenture; and

(3) in the case of personal property, cause the security interest granted in such Security Document to be perfected to the same extent and with the same priority as the Liens (subject to Permitted Liens) granted on Collateral owned by the Company or a Guarantor on the Issue Date are perfected (including, with respect to Equity Interests of a Subsidiary or intercompany debt, perfection by control to the extent required by the applicable Security Document, and in the case of real property, cause the new Mortgage or amendment to the existing Mortgage, as applicable, to be filed or recorded as required by Section 12.03 hereof).

(c) The Company shall furnish to the Trustee and the Noteholder Collateral Agent (if other than the Trustee), on or within one month of December 31 of each year, commencing December 31, 2016, an Opinion of Counsel with respect to Collateral as defined in the Security Agreement that constitutes property covered by Article 9 of the UCC and as to which perfection may be accomplished by possession, control or filing of a financial statement under Article 9 of the UCC either (1) stating that, in the opinion of such counsel, all action necessary and required under the Security Documents to perfect or continue the perfection of the security interests created by the Security Agreement in such Article 9 Collateral has been taken and reciting the details of such action or referring to prior Opinions of Counsel in which such details are given or (2) stating that, in the Opinion of such Counsel, no such action is necessary to perfect or continue the perfection of any security interest created under the Security Agreement. Such opinion may be subject to the limitations and assumptions of any prior opinion (including the opinions delivered on the Issue Date in connection with the offering of the Notes) to the extent such limitations and assumptions are applicable and other customary assumptions and limitations.

Section 12.03 Mortgages and Filings.

Neither the Company nor any of the Guarantors owns any real property in fee simple on the Issue Date. If any real property having a Fair Market Value of more than $5.0 million shall be acquired by the Company or a Guarantor after the Issue Date that is not Excluded Property (as defined in the Security Agreement) (individually and collectively, the “Premises”), the Company shall use commercially reasonable efforts to deliver to the Noteholder Collateral Agent within 90 days of the Issue Date, or with respect to the Premises acquired after the Issue Date, within 120 days of the date of acquisition of such Premises or, in the case of any Premises located outside of the United States of America, within such period of time (which may be longer than 120 days after the date of acquisition of such Premises), as may be reasonably necessary to obtain and deliver the following documents, (subject to the terms of the Intercreditor Agreement):

(a) fully executed counterparts of Mortgages, duly executed by the Company or a Guarantor, as applicable, together with evidence of the completion (or satisfactory arrangements for the completion), of all recordings and filings of such Mortgage and any financing statements as may be necessary to create a valid, recorded Lien in favor of the Noteholder Collateral Agent (subject to no liens other than Permitted Liens) against the properties purported to be covered thereby;

(b) mortgagee’s title insurance policies in favor of the Noteholder Collateral Agent, as mortgagee for the ratable benefit of the Noteholder Collateral Agent and the Holders in an amount equal to the Fair Market Value of the Premises, insuring that title to such Premises is indefeasible and that the interests created by the Mortgage constitute valid Liens thereon free and clear of all Liens, defects and encumbrances other than Permitted Liens (including any defects or encumbrances that do not in the aggregate materially adversely affect the value of said Premises or materially adversely impair their use in the operation of the Premises), together with such endorsements, coinsurance and reinsurance, as the Company determines are customary and shall be accompanied by evidence of the payment in full of all premiums thereon;

(c) with respect to each of the Premises, the most recent survey of such Premises, together with either (i) an updated survey certification in favor of the Noteholder Collateral Agent from the applicable surveyor stating that, based on a visual inspection of the Premises and the knowledge of the surveyor, there has been no change in the facts depicted in the survey or (ii) an affidavit from the Company or a Guarantor, as applicable, stating that there has been no change, sufficient for the title insurance company to remove all standard survey exceptions and issue the endorsements to the title insurance policies;

(d) a flood zone certification respecting the Premises, if applicable;

(e) an opinion from local counsel in each state where a Premises is located and covering customary local counsel matters with respect to the Mortgage;

(f) copies of all real property leases in which the Company or a Guarantor, as applicable, holds the lessor’s interest or other real property agreements relating to possessory interests, if any, in each case that the Board of Directors or an Officer of the Company determines, in the exercise of its reasonable discretion, are material with respect to the Company and its Restricted Subsidiaries considered as a whole;

(g) copies certified by the Secretary, Assistant Secretary or other Officer of the Company or a Guarantor, as applicable, of (i) all organizational documents of the Company or a Guarantor, as applicable, and (ii) documents, evidencing the corporate authority of the Company or a Guarantor, as applicable, to enter into the Mortgage;

(h) evidence that the Company or a Guarantor, as applicable, has made all notifications, registrations and filings, to the extent that applicable laws, including without limitation environmental, health and safety laws, require such notifications, registrations and filings in connection with the Mortgage or, with respect to Premises acquired after the Issue Date, the acquisition of the Premises;

(i) evidence of casualty and property insurance as required by the applicable Mortgage;

(j) evidence that all applicable mortgage or transfer taxes and filing or recording fees relating to the granting or recording of the applicable Mortgage required hereunder have been paid in full; and

(k) an Officers’ Certificate reasonably certifying that all items in this Section 12.03 have been delivered.

Section 12.04 Advances to Subsidiaries.

If the Company or any Restricted Subsidiary makes any loans or other advances to Restricted Subsidiaries after the Issue Date, then such loans or other advances will either (1) be evidenced by intercompany notes in favor of the Company or such Restricted Subsidiary and shall be pledged pursuant to the Security Documents as Collateral to secure the Notes, or (2) the Company shall not, and shall cause the applicable Restricted Subsidiary not to, pledge or deliver any such intercompany note as security for Indebtedness to any other party. Any such intercompany note shall be payable upon demand. If the Restricted Subsidiary is not a party to the Intercompany Subordinated Note (as defined in the Security Agreement), such Restricted Subsidiary shall, within 30 days of making such loan or advance, execute and deliver to the Noteholder Collateral Agent a joinder to the Intercompany Subordinated Note in the form attached as Exhibit 3 to the Security Agreement.

Section 12.05 Additional Collateral.

If property of a type constituting Collateral is acquired by the Company or a Guarantor that is not automatically subject to a perfected security interest under the Security Documents or a Restricted Subsidiary becomes a Guarantor, then the Company and such Guarantor, as applicable, shall, as soon as reasonably practicable after such property’s acquisition or such Subsidiary becoming a Guarantor:

(a) grant Liens on such property (or, in the case of a new Guarantor, all of its assets constituting the type that is Collateral) in favor of the Noteholder Collateral Agent for the benefit of the Holders of Notes (and, to the extent such grant would require the execution and delivery of a Security Document, the Company or such Guarantor shall execute and deliver such Security Document on substantially the same terms as the Security Documents covering Collateral owned by the Company or a Guarantor on the Issue Date including, with respect to personal property, execution of a supplement to the Security Agreement and, with respect to fee-owned real property having a Fair Market Value in excess of $5.0 million, execution of a new mortgage or an amendment to an existing mortgage);

(b) deliver certain certificates in respect thereof as required by the Security Documents and, in the case of real property located in the United States, a title insurance policy relating to any mortgage therein; and

(c) to the extent required by the Security Documents, cause the Lien granted in such Security Document to be duly perfected to the same extent and with the same priority as the Liens (subject to Permitted Liens) granted on Collateral owned by the Company or a Guarantor on the Issue Date are perfected (including, with respect to Equity Interests of a Subsidiary or intercompany debt, perfection by control to the extent required by the applicable Security Document and, to the extent applicable to assets and property not constituting Excluded Property, taking such action as may be required under the terms of such Security Document to be taken under the laws of any applicable foreign jurisdiction to create, perfect and maintain the requisite priority of such Lien under such laws, including, to the extent so required, entering into security documentation governed by foreign law).

In addition, to the extent any disposition of assets or property in an Asset Sale is of Collateral, any non-cash consideration received by the Company or any Restricted Subsidiary shall be pledged as Collateral under the Security Documents as soon as reasonably practicable after such sale, in accordance with the requirements set forth in the Security Documents.

Notwithstanding the foregoing, the Board of Directors of the Company and the Guarantors shall have discretion to determine not to obtain or perfect a security interest in non-U.S. assets or property under the circumstances described in Section 3.7 of the Security Agreement.

Section 12.06 Further Assurances.

(a) Neither the Company nor any Guarantor shall enter into any agreement that requires the proceeds received from any sale of Collateral to be applied to repay, redeem, defease or otherwise acquire or retire any Indebtedness of any Person, other than as permitted or required by this Indenture or the Security Documents (including, without limitation, the Intercreditor Agreement).

(b) Subject to the terms of the Intercreditor Agreement, neither the Company nor any Guarantor shall take or omit to take any action which would adversely affect or impair in any material respect the Liens in favor of the Noteholder Collateral Agent with respect to the Collateral, except as otherwise permitted or required by the Security Documents or this Indenture.

(c) The Company shall, and shall cause each Guarantor to, at their sole cost and expense, (i) execute and deliver all such agreements and instruments and take all further action as the Noteholder Collateral Agent may reasonably request to more fully or accurately describe the property intended to be Collateral or the obligations intended to be secured by the Security Documents; and (ii) file any such notice filings or other agreements or instruments as may be reasonably necessary or desirable under applicable law to perfect the Liens created by the Security Documents.

Section 12.07 Release of Liens.

(a) Subject to the terms of the Notes Documents and the Intercreditor Agreement, the Company and the Guarantors shall be entitled to releases of assets included in the Collateral from the Liens securing the Notes Obligations under the Notes Documents under any one or more of the following circumstances and such Liens on such assets shall automatically, without the need for any further action by any Person, be released, terminated and discharged:

(1) with respect to any asset constituting Collateral, if such Collateral is sold or otherwise disposed of (including by way of merger or consolidation, among other things) in accordance with the terms of Section 4.20 and the Security Documents and the Company has delivered to the Noteholder Collateral Agent an Officers’ Certificate certifying to such effect; provided (a) any cash received from a disposition of Collateral shall be required to be deposited in a deposit account controlled by the Company and held as Collateral subject to the Liens created by the applicable Security Documents pending its application or use in compliance with Section 4.20 hereof and, from such deposit account, the Company or any Restricted Subsidiary may withdraw funds to deploy the proceeds of an Asset Sale in compliance with Section 4.20 hereof; and (b) that to the extent that any disposition in such Asset Sale was of Collateral, the non-cash consideration received shall, to the extent required by the Security Documents, be pledged as Collateral under the Security Documents as soon as reasonably practicable after such sale, in accordance with the requirements set forth in this Indenture and the Security Documents;

(2) if any Guarantor is released from its Note Guarantee in accordance with the terms of this Indenture (including by virtue of such Guarantor ceasing to be a Restricted Subsidiary), that Guarantor’s assets shall also be released from the Liens securing its Note Guarantee and its other Obligations under this Indenture, its Note Guarantees and the Security Documents.

(3) if required in accordance with the terms of the Intercreditor Agreement or any Security Document;

(4) upon Legal Defeasance or Covenant Defeasance pursuant to Article 8 hereof or satisfaction and discharge pursuant to Article 10 hereof;

(5) if such property or assets become Excluded Property;

(6) with the consent of the Holders of Notes of the requisite percentage of outstanding Notes in accordance with Article 9 of this Indenture; or

(7) subject to the terms and conditions of the Intercreditor Agreement, if, in connection with the exercise of the Existing Revolving Credit Facility Agent’s remedies in respect of any Collateral, the Existing Revolving Credit Facility Agent, on behalf of any holders of ABL Obligations (as defined in the Intercreditor Agreement), releases any of its Liens on any part of the Collateral, then the Liens, if any, of the Noteholder Collateral Agent for the benefit of the Holders of the Notes on the Collateral sold or disposed of in connection with such exercise will automatically, unconditionally and simultaneously be released; and, in such event, the Noteholder Collateral Agent, on behalf of itself and the Holders of the Notes, at the Company’s expense, promptly shall execute and deliver to the Existing Revolving Credit Facility Agent such termination statement, releases and other documents as the Existing Revolving Credit Facility Agent may request in writing to effectively confirm such release, provided that at any time at which the ABL Obligations have been discharged in full, references in this clause (7) to the Existing Revolving Credit Facility Agent shall be replaced with references to the New Senior Loan Facility Agent and references to the Existing Revolving Credit Facility Obligations shall be replaced with references to the Term Obligations (as defined in the Intercreditor Agreement).

(b) Subject to the terms of the Intercreditor Agreement, upon receipt of any necessary or proper instruments of termination, satisfaction or release prepared by the Company or the Guarantors, as the case may be, the Noteholder Collateral Agent and, if applicable, the Trustee, shall execute, deliver or acknowledge such instruments or releases to evidence the release of any Collateral permitted to be released pursuant to this Indenture or the Security Documents, including the Intercreditor Agreement; provided that (except for dispositions excluded from the definition of the term “Asset Sale”) the Company or the applicable Guarantor, as the case may be, executes and delivers an Officers’ Certificate to the Noteholder Collateral Agent certifying that the release of such Collateral is permitted under the terms of this Indenture and that all conditions precedent to such release have been satisfied.

(c) The release of any Collateral from the terms of the Security Documents pursuant to this Section 12.07 shall not be deemed to impair the Collateral under the Notes Documents in contravention of the provisions thereof and hereof.

Section 12.08 Form and Sufficiency of Release.

In the event that the Company or any Guarantor has sold, exchanged, or otherwise disposed of or proposes to sell, exchange or otherwise dispose of any portion of the Collateral that may be sold, exchanged or otherwise disposed of by the Company or any Guarantor to any Person other than the Company or a Guarantor in accordance with the Notes Documents, and the Company or any Guarantor requests in writing that the Noteholder Collateral Agent and, if applicable, the Trustee furnish a written disclaimer, release or quit-claim of any interest in such property under the Notes Documents, the Noteholder Collateral Agent and, if applicable, the Trustee shall execute, acknowledge and deliver to the Company or such Guarantor (in proper form prepared by the Company or such Guarantor) such an instrument promptly after satisfaction of the conditions set forth herein for delivery of any such release. Notwithstanding the preceding sentence, all purchasers and grantees of any property or rights purporting to be released herefrom shall be entitled to rely upon any release executed by the Noteholder Collateral Agent hereunder as sufficient for the purpose of the Notes Documents and as constituting a good and valid release of the property therein described from the Lien of the Notes Documents.

Section 12.09 Authorization of Actions to be Taken by the Noteholder Collateral Agent Under the Security Documents.

Subject to the provisions of the applicable Security Documents, the Trustee and each Holder, by acceptance of any Notes, agrees that (a) the Noteholder Collateral Agent shall execute and deliver the Security Documents, and all agreements, documents and instruments incidental thereto, and act in accordance with the terms thereof, (b) the Noteholder Collateral Agent may, in its sole discretion and without the consent of the Trustee or the Holders, take all actions it deems necessary or appropriate in order to (i) preserve the Collateral or rights under the Security Documents and (ii) collect and receive any and all amounts payable in respect of the Obligations of the Company and the Guarantors hereunder and under the Notes Documents and (c) the Noteholder Collateral Agent shall have power to institute and to maintain such suits and proceedings as it may deem expedient to prevent any impairment of the Collateral by any act that may be unlawful or in violation of the Notes Documents, and such suits and proceedings as the Noteholder Collateral Agent may deem expedient to preserve or protect its interests and the interests of the Holders in the Collateral (including the power to institute and maintain suits or proceedings to restrain the enforcement of or compliance with any legislative or other governmental enactment, rule or order that may be unconstitutional or otherwise invalid if the enforcement of, or compliance with, such enactment, rule or order would impair the security interest thereunder or be prejudicial to the interests of the Noteholder Collateral Agent, the Holders or the Trustee). Notwithstanding the foregoing, the Noteholder Collateral Agent may, at the expense of the Company, request the direction of the Holders with respect to any such actions and upon receipt of the written consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, shall take such actions; provided that all actions so taken shall, at all times, be in conformity with the requirements of the Intercreditor Agreement, if applicable.

Section 12.10 Authorization of Receipt of Funds by the Trustee Under the Security Documents.

The Noteholder Collateral Agent is authorized to receive any funds for the benefit of itself, the Trustee and the Holders distributed under the Security Documents and to the extent not prohibited under the Intercreditor Agreement for turnover to the Trustee to make further distributions of such funds to itself, the Trustee and the Holders in accordance with the provisions of Section 6.10 and the other provisions of this Indenture.

Section 12.11 Replacement of Noteholder Collateral Agent.

A resignation or removal of the Noteholder Collateral Agent and appointment of a successor Noteholder Collateral Agent shall be effected pursuant to the terms of the Security Agreement, this Section 12.11 and Section 7.08 (as applied pursuant to Section 7.12).

Subject to the appointment and acceptance of a successor Noteholder Collateral Agent as provided below, the Noteholder Collateral Agent may resign at any time by giving notice thereof to the Company, the Guarantors, the Trustee and the Holders or be removed in accordance with the terms of this Indenture. Upon such resignation or removal, the Company shall appoint a successor Noteholder Collateral Agent. Upon acceptance by a successor Noteholder Collateral Agent of an appointment to serve as Noteholder Collateral Agent hereunder and under the Notes Documents, such successor Noteholder Collateral Agent shall thereupon succeed to and become vested with all the rights, powers, duties and obligations of the retiring Noteholder Collateral Agent without further act. Any successor to Wilmington Savings Fund Society, FSB by merger or acquisition of stock or acquisition of the corporate trust business shall continue to be Noteholder Collateral Agent hereunder without further act on the part of the parties hereto, unless such successor resigns as provided above.

Section 12.12 Conflicting Provisions. Notwithstanding any other provision hereof to the contrary, with respect to Foreign Located Assets and Foreign Equity (each as defined in the Security Agreement), in the event of any conflict or inconsistency between this Agreement and Article III of the Security Agreement, the provisions of Article III of the Security Agreement shall control.

ARTICLE 13

MISCELLANEOUS

Section 13.01 [Reserved].

Section 13.02 Notices.

Any notice or communication by the Company, any Guarantor, the Noteholder Collateral Agent or the Trustee to the others is duly given if in writing and delivered in person or by first class mail (registered or certified, return receipt requested), facsimile transmission or overnight air courier providing for next day business delivery, to the others’ address:

If to the Company and/or any Guarantor:

SAExploration Holdings, Inc.

1160 Dairy Ashford, Suite 160

Houston, Texas 77079

Attention: Chief Financial Officer

with a copy to (which shall not constitute notice):

Strasburger & Price, L.L.P.

909 Fannin Street, Suite 2300

Houston, Texas 77010

Attention: Garney Griggs, Esq.

If to the Trustee or Noteholder Collateral Agent:

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Attention: Corporate Trust

Reference: SAExploration Holdings, Inc. 10.000% Senior Secured Second Lien Notes Due 2019

Facsimile: 302-421-9137

with a copy to (which shall not constitute notice):

Morrison & Foerster LLP

250 West 55th Street

New York, NY 10019-9601

Attention: Jonathan I. Levine, Esq.

The Company, any Guarantor, the Noteholder Collateral Agent or the Trustee, by notice to the others, may designate additional or different addresses for subsequent notices or communications.

All notices and communications (other than those sent to Holders) shall be deemed to have been duly given: at the time delivered by hand, if personally delivered; five Business Days after being deposited in the mail, postage prepaid, if mailed; when receipt is acknowledged, if transmitted by facsimile; and the next Business Day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery.

Any notice or communication to a Holder may be delivered by hand, email or fax (if such Holder has provided an email address or fax number), or mailed by first class mail, or by overnight air courier providing for next day delivery to its address shown on the register kept by the Registrar. Failure to mail a notice or communication to a Holder or any defect in it shall not affect its sufficiency with respect to other Holders.

If a notice or communication is mailed in the manner provided above within the time prescribed, it is duly given, whether or not the addressee receives it.

If the Company mails a notice or communication to Holders, it shall mail a copy to the Trustee and each Agent at the same time.

Notwithstanding any other provision of this Indenture or any Note, where this Indenture or any Note provides for notice of any event (including any notice of redemption) to a Holder of a Global Note (whether by mail or otherwise), such notice shall be sufficiently given if given to the Depositary for such Note (or its designee), pursuant to the customary procedures of such Depositary.

A copy of this Indenture and the Security Documents may be requested from the Company in writing by a Holder for no charge.

Section 13.03 Communication by Holders of Notes with Other Holders of Notes.

Holders may communicate pursuant to TIA § 312(b) with other Holders with respect to their rights under this Indenture, the Note Guarantee, any Security Document or the Notes. The Company, the Trustee, the Noteholder Collateral Agent, the Registrar and anyone else shall have the protection of TIA § 312(c).

Section 13.04 Certificate and Opinion as to Conditions Precedent.

Upon any request or application by the Company to the Trustee or the Noteholder Collateral Agent, as the case may be, to take any action under this Indenture or any Security Document, the Company shall furnish to the Trustee or the Noteholder Collateral Agent, as the case may be, evidence of compliance with the conditions precedent, if any, provided for in this Indenture or any Security Document (including any covenants compliance with which constitutes a condition precedent), to include:

(1) an Officers’ Certificate (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of the signers, all conditions precedent, provided for in this Indenture or any Security Document relating to the proposed action have been satisfied; and

(2) an Opinion of Counsel (which must include the statements set forth in Section 13.05 hereof) stating that, in the opinion of such counsel, all such conditions precedent have been satisfied.

Section 13.05 Statements Required in Certificate or Opinion.

Each certificate or opinion with respect to compliance with a condition provided for in this Indenture or any Security Document must include:

(1) a statement that the Person making such certificate or opinion has read such condition;

(2) a brief statement as to the nature and scope of the examination or investigation upon which the statements or opinions contained in such certificate or opinion are based;

(3) a statement that, in the opinion of such Person, he or she has made such examination or investigation as is necessary to enable him or her to express an informed opinion as to whether or not such condition has been satisfied; and

(4) a statement as to whether or not, in the opinion of such Person, such condition has been satisfied.

Section 13.06 Rules by Trustee and Agents.

The Trustee may make reasonable rules for action by or at a meeting of Holders. The Registrar or Paying Agent may make reasonable rules and set reasonable requirements for its functions.

Section 13.07 No Personal Liability of Directors, Officers, Employees and Stockholders.

No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any Obligations of the Company or the Guarantors under the Notes, this Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

Section 13.08 Governing Law.

This Indenture, the Notes and the Note Guarantees shall be governed by and construed in accordance with the laws of the State of New York.

Section 13.09 No Adverse Interpretation of Other Agreements.

To the extent permitted by applicable law, this Indenture may not be used to interpret any other indenture, loan or debt agreement of the Company or its Subsidiaries or of any other Person. Any such indenture, loan or debt agreement may not be used to interpret this Indenture.

Section 13.10 Successors.

All agreements of the Company in this Indenture and the Notes shall bind its successors to the extent provided in this Indenture. All agreements of the Trustee and the Noteholder Collateral Agent in this Indenture shall bind their successors. All agreements of each Guarantor in this Indenture shall bind its successors, except as otherwise provided in Section 11.05 hereof.

Section 13.11 Severability.

In case any provision in this Indenture or in the Notes is invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

Section 13.12 Counterpart Originals.

The parties may sign any number of copies of this Indenture. Each signed copy or counterpart shall be an original, but all of them together represent the same agreement. This Indenture may be executed in multiple counterparts, which when taken together, shall constitute one instrument. The exchange of copies of this Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Indenture as to the parties hereto and may be used in lieu of the original Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

Section 13.13 Table of Contents, Headings, etc.

The Table of Contents and Headings of the Articles and Sections of this Indenture have been inserted for convenience of reference only, are not to be considered a part of this Indenture and shall in no way modify or restrict any of the terms or provisions hereof.

Section 13.14 Releases.

If any provision of this Indenture provides that, upon the occurrence of specified events or the satisfaction of specified conditions, any Collateral shall be released or the Company or any Guarantor shall be released from its obligations under this Indenture, any Security Document, any Note or any Note Guarantee, then the Trustee and the Noteholder Collateral Agent shall execute and deliver (in each case at the expense and request of the Company), such instruments, agreements, releases, termination statements, certificates and other documents as the Company shall reasonably request in order to effect or evidence such release.

[Signatures on following page]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

SAEXPLORATION HOLDINGS, INC., as Issuer

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SUB, INC., as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION, INC., as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

NES, LLC, as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

SAEXPLORATION SEISMIC SERVICES (US) LLC, as a Guarantor

By:	/s/ Brent Whiteley
Name: Brent Whiteley
Title: Chief Financial Officer, General Counsel and Secretary

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Trustee

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Vice President

WILMINGTON SAVINGS FUND SOCIETY, FSB, as Noteholder Collateral Agent

By:	/s/ Michael G. Oller, Jr.
Name: Michael G. Oller, Jr.
Title: Vice President

EXHIBIT A

[For Global Notes Only] [THIS GLOBAL NOTE IS HELD BY THE DEPOSITARY (AS DEFINED IN THE INDENTURE GOVERNING THIS NOTE) OR ITS NOMINEE IN CUSTODY FOR THE BENEFIT OF THE BENEFICIAL OWNERS HEREOF, AND IS NOT TRANSFERABLE TO ANY PERSON UNDER ANY CIRCUMSTANCES EXCEPT THAT (1) THE TRUSTEE MAY MAKE SUCH NOTATIONS HEREON AS MAY BE REQUIRED PURSUANT TO SECTION 2.06 OF THE INDENTURE, (2) THIS GLOBAL NOTE MAY BE EXCHANGED PURSUANT TO SECTION 2.06(a) OF THE INDENTURE, (3) THIS GLOBAL NOTE MAY BE DELIVERED TO THE TRUSTEE FOR CANCELLATION PURSUANT TO SECTION 2.11 OF THE INDENTURE AND (4) THIS GLOBAL NOTE MAY BE TRANSFERRED TO A SUCCESSOR DEPOSITARY OR ITS NOMINEE WITH THE PRIOR WRITTEN CONSENT OF THE COMPANY.

UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR NOTES IN DEFINITIVE FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITARY TO A NOMINEE OF THE DEPOSITARY OR BY A NOMINEE OF THE DEPOSITARY TO THE DEPOSITARY OR ANOTHER NOMINEE OF THE DEPOSITARY OR BY THE DEPOSITARY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITARY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITARY. UNLESS THIS CERTIFICATE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TRUST COMPANY (55 WATER STREET, NEW YORK, NEW YORK) (“DTC”), TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY CERTIFICATE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR SUCH OTHER NAME AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC (AND ANY PAYMENT IS MADE TO CEDE & CO. OR SUCH OTHER ENTITY AS MAY BE REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF DTC), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.]

[For Temporary Regulation S Notes:] [THIS SECURITY (OR ITS PREDECESSOR) WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER THE SECURITIES ACT, AND MAY NOT BE TRANSFERRED IN THE UNITED STATES OR TO, OR FOR THE ACCOUNT OR BENEFIT OF, ANY U.S. PERSON (AS DEFINED IN REGULATION S) EXCEPT PURSUANT TO AN AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND ALL APPLICABLE STATE SECURITIES LAWS. EXCEPT AS SET FORTH BELOW, BENEFICIAL OWNERSHIP INTERESTS IN THIS TEMPORARY REGULATION S SECURITY SHALL NOT BE EXCHANGEABLE FOR DEFINITIVE SECURITIES THAT DO NOT CONTAIN A LEGEND CONTAINING RESTRICTIONS ON TRANSFER UNTIL THE EXPIRATION OF THE APPLICABLE “DISTRIBUTION COMPLIANCE PERIOD” (WITHIN THE MEANING OF REGULATION S) AND THEN ONLY UPON CERTIFICATION IN FORM REASONABLY SATISFACTORY TO THE TRUSTEE THAT SUCH BENEFICIAL INTERESTS ARE OWNED EITHER BY NON U.S. PERSONS OR U.S. PERSONS WHO PURCHASED SUCH INTERESTS IN A TRANSACTION THAT DID NOT REQUIRE REGISTRATION UNDER THE SECURITIES ACT.]

THIS SECURITY HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR THE SECURITIES LAWS OF ANY STATE OR OTHER JURISDICTION. NEITHER THIS SECURITY NOR ANY INTEREST OR PARTICIPATION HEREIN MAY BE OFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT.

SUBSEQUENT TO THE INITIAL ISSUANCE OF THIS CERTIFICATE, EACH HOLDER OF THIS SECURITY, BY ITS ACCEPTANCE HEREOF REPRESENTS THAT (A) IT IS A “QUALIFIED INSTITUTIONAL BUYER” (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT (“RULE 144A”)) OR (B) IT IS NOT A “U.S. PERSON” AND IS ACQUIRING THIS SECURITY IN AN OFFSHORE TRANSACTION WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH ACQUISITION IS MADE.

THE HOLDER OF THIS SECURITY AGREES (1) TO OFFER, SELL OR OTHERWISE TRANSFER SUCH SECURITY, PRIOR TO THE EXPIRATION OF THE APPLICABLE HOLDING PERIOD WITH RESPECT TO RESTRICTED SECURITIES SET FORTH IN RULE 144 UNDER THE SECURITIES ACT (THE “RESALE RESTRICTION TERMINATION DATE”), ONLY (A) TO THE COMPANY OR ANY OF THE COMPANY’S SUBSIDIARIES, (B) FOR SO LONG AS THIS SECURITY IS ELIGIBLE FOR RESALE PURSUANT TO RULE 144A, TO A PERSON IT REASONABLY BELIEVES IS A “QUALIFIED INSTITUTIONAL BUYER” AS DEFINED IN RULE 144A THAT PURCHASES FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER TO WHICH NOTICE IS GIVEN THAT THE TRANSFER IS BEING MADE IN RELIANCE ON RULE 144A UNDER THE SECURITIES ACT, (C) PURSUANT TO OFFERS AND SALES TO PERSONS WHO ARE NOT “U.S. PERSONS” THAT OCCUR OUTSIDE THE UNITED STATES IN ACCORDANCE WITH REGULATION S AND IN ACCORDANCE WITH THE LAWS APPLICABLE TO IT IN THE JURISDICTION IN WHICH SUCH PURCHASE IS MADE, (D) PURSUANT TO A REGISTRATION STATEMENT THAT HAS BEEN DECLARED EFFECTIVE UNDER THE SECURITIES ACT OR (E) PURSUANT TO ANY OTHER AVAILABLE EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT, SUBJECT, IN EACH OF THE FOREGOING CASES, TO ANY REQUIREMENT OF LAW THAT THE DISPOSITION OF ITS PROPERTY OR THE PROPERTY OF SUCH INVESTOR ACCOUNT OR ACCOUNTS BE AT ALL TIMES WITHIN ITS OR THEIR CONTROL AND, IN EACH CASE, IN COMPLIANCE WITH APPLICABLE SECURITIES LAWS OF ANY U.S. STATE OR ANY OTHER APPLICABLE JURISDICTION, AND (2) THAT IT WILL GIVE TO EACH PERSON TO WHOM THIS SECURITY IS TRANSFERRED A NOTICE SUBSTANTIALLY TO THE EFFECT OF THIS LEGEND; PROVIDED, THAT THE COMPANY AND THE TRUSTEE WITH RESPECT TO THIS SECURITY SHALL HAVE THE RIGHT PRIOR TO ANY SUCH OFFER, SALE OR TRANSFER (I) PURSUANT TO CLAUSES (B) AND (E), PRIOR TO THE RESALE RESTRICTION TERMINATION DATE, OR PURSUANT TO CLAUSE (C), PRIOR TO, AND UPON COMPLETION OF, THE DISTRIBUTION COMPLIANCE PERIOD (WITHIN THE MEANING OF REGULATION S UNDER THE SECURITIES ACT), TO REQUIRE THE DELIVERY OF AN OPINION OF COUNSEL, CERTIFICATION OR OTHER INFORMATION SATISFACTORY TO EACH OF THEM, AND (II) IN EACH OF THE FOREGOING CASES, TO REQUIRE THAT A CERTIFICATE OF TRANSFER IN THE FORM APPEARING ON THE REVERSE OF THIS SECURITY IS COMPLETED AND DELIVERED BY THE TRANSFEROR TO THE TRUSTEE.

THE HOLDER OF THIS SECURITY BY ITS ACCEPTANCE HEREOF SHALL BE DEEMED TO HAVE REPRESENTED AND WARRANTED THAT EITHER (1) NO PORTION OF THE ASSETS USED BY SUCH HOLDER TO ACQUIRE OR HOLD THIS SECURITY CONSTITUTES THE ASSETS OF AN EMPLOYEE BENEFIT PLAN THAT IS SUBJECT TO TITLE I OF THE U.S. EMPLOYEE RETIREMENT INCOME SECURITY ACT OF 1974, AS AMENDED (“ERISA”), OF A PLAN, INDIVIDUAL RETIREMENT ACCOUNT OR OTHER ARRANGEMENT THAT IS SUBJECT TO SECTION 4975 OF THE U.S. INTERNAL REVENUE CODE OF 1986, AS AMENDED (THE

CODE) OR PROVISIONS UNDER ANY OTHER FEDERAL, STATE, LOCAL, NON-U.S. OR OTHER LAWS OR REGULATIONS THAT ARE SIMILAR TO SUCH PROVISIONS OF ERISA OR THE CODE (“SIMILAR LAWS”), OR OF AN ENTITY WHOSE UNDERLYING ASSETS ARE CONSIDERED TO INCLUDE PLAN ASSETS OF ANY SUCH PLAN, ACCOUNT OR ARRANGEMENT, OR (2) THE ACQUISITION AND HOLDING OF THIS SECURITY WILL NOT CONSTITUTE A NON-EXEMPT PROHIBITED TRANSACTION UNDER SECTION 406 OF ERISA OR SECTION 4975 OF THE CODE OR A SIMILAR VIOLATION UNDER ANY APPLICABLE SIMILAR LAWS.

[Face of Note]

CUSIP

144A: 78636X AD7

Reg S: U7787T AB3

AI: 78636X AE5

10.000% Senior Secured Second Lien Notes due 2019

No.	$

SAEXPLORATION HOLDINGS, INC.

promises to pay to CEDE & CO. or registered assigns,

the principal sum of                                                                                                            DOLLARS [or such other amount as shall be specified on the Schedule of Increases and Exchanges of Interests in the Global Note attached hereto]* on the Maturity Date.

The Maturity Date shall be September 24, 2019, provided that, if any Existing Notes remain outstanding as of 5:00 p.m. (New York City time) on March 31, 2019, then upon the affirmative vote of the Holders of a majority of then-outstanding principal amount of Notes, the Maturity Date shall become April 14, 2019.

Interest Payment Dates: January 15, April 15, July 15 and October 15, commencing on October 15, 2016.

Record Dates: January 1, April 1, July 1 and October 1

Dated:                     , 2016

SAEXPLORATION HOLDINGS, INC.

By:
Name:
Title:

This is one of the Notes referred to

in the within-mentioned Indenture:

WILMINGTON SAVINGS FUND SOCIETY, FSB,
as Trustee

By:
Authorized Signatory

Dated:

*	Applicable only to Global Notes

[Back of Note]

10.000% Senior Secured Second Lien Notes due 2019

Capitalized terms used herein and not defined herein have the meanings assigned to them in the Indenture referred to below unless otherwise indicated.

(1) INTEREST. SAExploration Holdings, Inc., a Delaware corporation (the “Company”), shall pay interest on the principal amount of this Note at a rate of 10.000% per annum, from July 27, 2016 until the Maturity Date, provided that PIK Interest, if any, shall accrue at a rate of 11.000% per annum. The Company shall pay interest quarterly in arrears on January 15, April 15, July 15 and October 15 of each year (each, an “Interest Payment Date”). Interest on the Notes shall accrue from the most recent date to which interest has been paid or duly provided for or, if no interest has been paid or duly provided for, from the date of issuance; provided that if there is no existing default in the payment of interest, and if this Note is authenticated between a record date referred to on the face hereof (each, a “Record Date”) and the next succeeding Interest Payment Date, interest shall accrue from such next succeeding Interest Payment Date; provided further that the first Interest Payment Date shall be October 15, 2016.

For each Interest Payment Date through, and including, the Interest Payment Date on July 15, 2017, the Company may, at its option, elect to pay interest on any or all such Interest Payment Dates in kind in the form of PIK Interest. Any PIK Notes issued as PIK Interest shall be fungible with, and shall accrue interest at the same rate as, the Initial Notes.

To the extent permitted by applicable law, the Company shall pay interest (including post-petition interest in any proceeding under any Bankruptcy Code) on overdue principal, premium, if any, and interest (without regard to any applicable grace period), from time to time on demand at a rate equal to 2.00% per annum in excess of the interest rate set forth in the caption on the face of this Note to the extent lawful to the Person who is the Holder of this Note on a subsequent special record date, all as provided in the Indenture. All reference to “interest” in this Note and the Indenture mean the initial interest rate borne by the Notes and, to the extent permitted by applicable law, any increases in that rate to the extent overdue interest accrues on the Notes (unless the Indenture states otherwise). Interest shall be computed on the basis of a 360-day year comprised of twelve 30-day months. Anything in this Note, the Note Guarantees or the Indenture to the contrary notwithstanding, if any Interest Payment Date, the Maturity Date, Redemption Date, Purchase Date pursuant to Sections 3.09, 4.19 or 4.20 of the Indenture or other date on which any payment of principal, premium, if any, interest, if any, on this Note is due is not a Business Day, then such payment need not be made on such date, but such payment may be made on the next succeeding Business Day with the same force and effect as if made on the date such payment was originally due, and no interest or other sum shall accrue on the amount payable for the period from and after the date such payment was originally due nor shall any such delay in payment constitute a Default or Event of Default under the Indenture.

(2) METHOD OF PAYMENT. The Company shall pay interest on this Note to the Person who is the registered Holder of this Note at the close of business on January 1, April 1, July 1 or October 1, as the case may be, next preceding the applicable Interest Payment Date, even if this Note is transferred or exchanged after such Record Date and on or before such Interest Payment Date, except as provided in Section 2.12 of the Indenture with respect to default and overdue interest. The Company shall pay or cause to be paid the principal of, premium, and interest on, the Notes on the dates and in the manner provided in the Indenture and this Note.

Principal, premium and interest shall be considered paid on the date due if the Paying Agent, if other than the Company or a Subsidiary thereof, holds as of 10:00 a.m. New York City time on the due date money deposited by the Company in immediately available funds and designated for and sufficient to pay all principal, premium and interest then due, provided that any payment of PIK Interest shall be considered paid on the date it is due if on such date (1) PIK Notes (including PIK Notes that are Global Notes) have been issued therefor, and such PIK Notes have been authenticated in accordance with the terms of the Indenture or (2) if the payment is made by increasing the principal amount of Global Notes then authenticated by the required amount. The Company shall, to the extent permitted by law, pay overdue interest, if any, in the same manner, on the dates and in the amounts set forth in this Note and in the Indenture.

The Notes shall be payable as to principal, premium, if any, interest, if any, at the office or agency of a Paying Agent maintained for such purpose, or, at the option of the Company, payment of interest may be made by check mailed to the Holders at their addresses set forth in the register of Holders or by wire transfer; provided that (1) payment by wire transfer of immediately available funds shall be required with respect to principal of and interest and premium on, all Global Notes (unless otherwise required by the applicable Depositary). In addition, if a Holder of $10.0 million aggregate principal amount or more of Definitive Notes has given wire transfer instructions to the Company not later than 15 days prior to the applicable Interest Payment Date, the Maturity Date, Redemption Date, Purchase Date or other date on which any payment of principal, premium or interest on any Note is due, providing for payments to be made to a bank located in the United States, the Company shall pay all principal of, and interest and premium, if any, on, that Holder’s Notes in accordance with those instructions; provided that payments of principal and premium, if any, shall be made only against surrender of the applicable Definitive Note.

Such payment shall be in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts. The principal of the Notes shall be payable only upon surrender of any Note at the specified offices of the Paying Agent. If the due date for payment of the principal in respect of any Note is not a Business Day at the place in which it is presented for payment, the Holder thereof shall not be entitled to payment of the amount due until the next succeeding Business Day at such place.

PIK Interest shall be payable (i) with respect to Notes represented by one or more Global Notes by increasing the principal amount of such outstanding Global Note by an amount equal to the amount of accrued interest (rounded up to the nearest whole dollar) (or, if necessary, pursuant to the requirements of the Depositary or otherwise, to authenticate new Global Notes with such increased principal amounts) and (ii) with respect to Notes represented by Definitive Notes, by issuing the required amount of new PIK Notes represented by certificated PIK Notes (rounded up to the nearest whole dollar) in an aggregate principal amount equal to the amount of accrued interest (rounded up to the nearest whole dollar), and the Trustee shall, at the request of the Company, authenticate and deliver such PIK Notes in certificated form for original issuance to the Holders on the relevant Record Date, as shown by the records of the register of Holders.

(3) PAYING AGENT AND REGISTRAR. Initially, Wilmington Savings Fund Society, FSB, the Trustee under the Indenture, shall act as Paying Agent and Registrar. The Company may change any Paying Agent or Registrar without notice to any Holder. The Company or any of its Subsidiaries may act in any such capacity; provided no Event of Default is continuing.

(4) INDENTURE AND SECURITY DOCUMENTS. The Company issued the Notes under an Indenture dated as of July 27, 2016 (the “Indenture”) among the Company, the Guarantors, the Noteholder Collateral Agent and the Trustee. The terms of the Notes include those stated in the Indenture. The Notes are subject to all such terms, and Holders are referred to the Indenture for a statement of such terms. To the extent any provision of this Note conflicts with the express provisions of the Indenture, the provisions of the Indenture shall govern and be controlling. The Indenture does not limit the aggregate principal amount of Notes that may be issued thereunder. Holders are entitled to the benefits of the Security Documents.

(5) RANKING. This Note shall constitute a senior obligation of the Company and the Obligation of the Company under the Indenture and this Note shall be secured pursuant to the Security Documents and shall be subject to the Intercreditor Agreement from and after such time as the Noteholder Collateral Agent and any other parties thereto shall have entered into the Intercreditor Agreement.

(6) OPTIONAL REDEMPTION. The Notes are subject to redemption at the option of the Company as provided in Article 3 of the Indenture.

(7) NO SINKING FUND PAYMENTS. The Company is not required to make mandatory redemption or sinking fund payments with respect to the Notes.

(8) REPURCHASE AT THE OPTION OF HOLDER.

(a) Upon the occurrence of a Change of Control, the Company shall be required, on the terms and subject to the conditions set forth in the Indenture, to make an offer (a “Change of Control Offer”) to all Holders of Notes to repurchase all or any part (equal to minimum amounts of $1.00 in principal amount and integral multiples of $1.00 in principal amount in excess thereof) of each Holder’s Notes. In the Change of Control Offer, the Company shall offer a payment (the “Change of Control Payment”) in cash equal to 101% of the aggregate principal amount of Notes repurchased plus accrued and unpaid interest, if any, on the Notes repurchased to the date of purchase, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date. Within 30 days following any Change of Control, the Company shall mail a notice to each Holder setting forth the procedures governing the Change of Control Offer as required by the Indenture.

(b) In connection with the consummation of one or more Asset Sales, when the aggregate amount of Excess Proceeds exceeds $7.5 million, the Company shall be required, on the terms and subject to the conditions set forth in the Indenture, to make an offer (an “Asset Sale Offer”) to all Holders of Notes and all holders of other Indebtedness that is pari passu with the Notes containing provisions similar to those set forth in the Indenture with respect to offers to purchase, prepay or redeem with the proceeds of sales of assets, to purchase, prepay or redeem the maximum amount of principal of, and premium, if any, and interest, if any, on, the Notes and such other pari passu Indebtedness that may be purchased, prepaid or redeemed out of the Excess Proceeds (after deducting therefrom all fees and expenses incurred in connection therewith). The offer price for the Notes in any Asset Sale Offer shall be equal to 100% of the principal amount plus accrued and unpaid interest, if any, to the date of purchase, prepayment or redemption, subject to the rights of Holders of Notes on the relevant Record Date to receive interest due on the relevant Interest Payment Date, and shall be payable in cash.

(9) NOTICE OF REDEMPTION. Notice of redemption shall be mailed by or on behalf of the Company at least 30 days but not more than 60 days before the Redemption Date to the Trustee and each Holder whose Notes are to be redeemed at its registered address, except that redemption notices may be mailed more than 60 days prior to a Redemption Date if the notice is issued in connection with a Covenant Defeasance or Legal Defeasance of the Notes or a satisfaction and discharge of the Indenture pursuant to Articles 8 or 10 thereof. Notes and portions of Notes selected shall be in minimum amounts of $1.00 and integral multiples of $1.00 in excess thereof; provided that any unredeemed portion of a Note redeemed in part must be an authorized denomination; and provided further that if all of the Notes of a Holder are to be redeemed, the entire outstanding amount of Notes held by such Holder shall be redeemed.

(10) DENOMINATIONS, TRANSFER, EXCHANGE. The Notes are in registered form without coupons in minimum denominations of $1.00 in principal amount and integral multiples of $1.00 in principal amount in excess thereof. The transfer of Notes may be registered and Notes may be exchanged as provided in the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and the Company may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. The Company need not exchange or register the transfer of any Note or portion of a Note selected for redemption, except for the unredeemed portion of any Note being redeemed in part. Also, the Company need not exchange or register the transfer of any Notes for a period of 15 days before the day of any selection of Notes to be redeemed or during the period between a Record Date and the corresponding Interest Payment Date.

No service charge shall be made to a holder of a beneficial interest in a Global Note or to a Holder of a Definitive Note for any registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any transfer tax or similar governmental charge payable in connection therewith (other than any such transfer taxes or similar governmental charge payable upon exchange pursuant to Sections 2.10, 3.06, 3.09, 4.19, 4.20 and 9.05 of the Indenture).

(11) PERSONS DEEMED OWNERS. The registered Holder of a Note may be treated as its owner for all purposes. Only Holders have rights under the Indenture and the Notes.

(12) AMENDMENT, SUPPLEMENT AND WAIVER. Subject to certain exceptions, the Indenture, the Notes, the Note Guarantees and Security Documents may be amended or supplemented with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, voting as a single class, and any existing Default or Event or Default or compliance with any provision of the Indenture, the Notes, the Note Guarantees or the Security Documents may be waived with the consent of the Holders of a majority in aggregate principal amount of the then outstanding Notes, voting as a single class. Without the consent of any Holder of a Note, the Indenture, the Notes, the Note Guarantees and the Security Documents may be amended or supplemented to cure any ambiguity, defect or inconsistency and to effect certain other changes as set forth in the Indenture.

(13) DEFAULTS AND REMEDIES. In the case of an Event of Default specified in clause (10) or (11) of Section 6.01 hereof, all outstanding Notes shall become due and payable immediately without further action or notice. If any other Event of Default occurs and is continuing, the Trustee, by written notice to the Company, or the Holders of at least 25% in aggregate principal amount of the then outstanding Notes, by written notice to the Trustee and the Company, may declare all the Notes to be due and payable immediately.

Holders may not enforce the Indenture, Security Documents or the Notes except as provided in the Indenture. Subject to certain limitations, Holders of a majority in aggregate principal amount of the then outstanding Notes may direct the Trustee in its exercise of any trust or power. Holders of a majority in aggregate principal amount of the then outstanding Notes by written notice to the Trustee may, on behalf of the Holders of all of the Notes, rescind an acceleration or waive any existing Default or Event of Default and its consequences hereunder, if the rescission would not conflict with any judgment or decree, except a continuing Default or Event of Default in the payment of interest, premium, if any, on, or the principal of, the Notes. The Company is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and the Company is required, within 10 Business Days of any Officer of the Company becoming aware of any Default or Event of Default, to deliver to the Trustee a statement specifying such Default or Event of Default.

(14) TRUSTEE DEALINGS WITH COMPANY. The Trustee, in its individual or any other capacity, may make loans to, accept deposits from, and perform services for the Company or its Affiliates, and may otherwise deal with the Company or its Affiliates, as if it were not the Trustee.

(15) NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any Obligations of the Company or the Guarantors under the Notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such Obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

(16) AUTHENTICATION. This Note shall not be valid until authenticated by the manual signature of the Trustee or an authenticating agent.

(17) ABBREVIATIONS. Customary abbreviations may be used in the name of a Holder or an assignee, such as: TEN COM (= tenants in common), TEN ENT (= tenants by the entireties), JT TEN (= joint tenants with right of survivorship and not as tenants in common), CUST (= Custodian), and U/G/M/A (= Uniform Gifts to Minors Act).

(18) CUSIP NUMBERS. Pursuant to a recommendation promulgated by the Committee on Uniform Security Identification Procedures, the Company has caused CUSIP numbers to be printed on the Notes, and the Trustee may use CUSIP numbers in notices of redemption as a convenience to Holders. No representation is made as to the accuracy of such numbers either as printed on the Notes or as contained in any notice of redemption, and reliance may be placed only on the other identification numbers placed thereon.

(19) GOVERNING LAW. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

The Company shall furnish to any Holder upon written request and without charge a copy of the Indenture. Requests may be made to:

SAExploration Holdings, Inc.

1160 Dairy Ashford, Suite 160

Houston, Texas, 77079

Attention: Chief Financial Officer

ASSIGNMENT FORM

To assign this Note, fill in the form below:

(I) or (we) assign and transfer this Note to:

                                                                          (Insert assignee’s legal name)

(Insert assignee’s soc. sec. or tax I.D. no.)

(Print or type assignee’s name, address and zip code)

and irrevocably appoint                                                                                                                                                                 to transfer this Note on the books of the Company. The agent may substitute another to act for him.

Date:

Your Signature:

(Sign exactly as your name appears on the face of this

Note)

Signature Guarantee*:

*	Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

Option of Holder to Elect Purchase

If you want to elect to have this Note purchased by the Company pursuant to Sections 4.19 or 4.20 of the Indenture, check the appropriate box below:

☐ Section 4.19	☐ Section 4.20

If you want to elect to have only part of the Note purchased by the Company pursuant to Sections 4.19 or 4.20 of the Indenture, state the amount you elect to have purchased (must be a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof, and the portion, if any, of this Note that is not being tendered for purchase must be in a principal amount of $1.00 or an integral multiple of $1.00 in excess thereof):

$

Date:

Your Signature:

(Sign exactly as your name appears on the face of this

Note)

Tax Identification No.:

Signature Guarantee*:

* Participant in a recognized Signature Guarantee Medallion Program (or other signature guarantor acceptable to the Trustee).

SCHEDULE OF INCREASES AND EXCHANGES OF INTERESTS IN THE GLOBAL NOTE *

The following exchanges of a part of this Global Note for an interest in another Global Note or for a Definitive Note, or exchanges of a part of another Global Note or Definitive Note for an interest in this Global Note, have been made:

Date of Exchange	Amount of decrease in Principal Amount of this Global Note	Amount of increase in Principal Amount of this Global Note	Principal Amount of this Global Note following such decrease or increase	Signature of authorized officer of Trustee or Custodian

*	This schedule should be included only if the Note is issued in global form.

EXHIBIT B

FORM OF CERTIFICATE OF TRANSFER

SAExploration Holdings, Inc.

1160 Dairy Ashford, Suite 160

Houston, Texas 77079

Attention: Chief Financial Officer

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Attn: Corporate Trust

Re: 10.000% Senior Secured Second Lien Notes due 2019

Reference is hereby made to the Indenture, dated as of July 27, 2016 (the “Indenture”), among SAExploration Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as Trustee or Noteholder Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            , (the “Transferor”) owns and proposes to transfer the Note[s] or interest in such Note[s] specified in Annex A hereto, in the principal amount of $            in such Note[s] or interests (the “Transfer”), to             (the “Transferee”), as further specified in Annex A hereto. In connection with the Transfer, the Transferor hereby certifies that:

[CHECK ALL THAT APPLY]

1. ☐ Check if Transferee will take delivery of a beneficial interest in the Rule 144A Global Note or a Restricted Definitive Note pursuant to Rule 144A. The Transfer is being effected pursuant to and in accordance with Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and, accordingly, the Transferor hereby further certifies that the beneficial interest or Definitive Note is being transferred to a Person that the Transferor reasonably believes is purchasing the beneficial interest or Definitive Note for its own account, or for one or more accounts with respect to which such Person exercises sole investment discretion, and such Person and each such account is a “qualified institutional buyer” within the meaning of Rule 144A in a transaction meeting the requirements of Rule 144A, and such Transfer is in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Rule 144A Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

2. ☐ Check if Transferee will take delivery of a beneficial interest in the Regulation S Temporary Global Note, the Regulation S Permanent Global Note or a Restricted Definitive Note pursuant to Regulation S. The Transfer is being effected pursuant to and in accordance with Rule 903 or Rule 904 under the Securities Act and, accordingly, the Transferor hereby further certifies that (i) the Transfer is not being made to a Person in the United States, as defined in Regulation S under the Securities Act, and (x) at the time the buy order was originated, the Transferee was outside the United States or such Transferor and any Person acting on its behalf reasonably believed and believes that the Transferee was outside the United States or (y) the transaction was executed in, on or through the facilities of a designated offshore securities market and neither such Transferor nor any Person acting on its behalf knows that the transaction was prearranged with a buyer in the United States, (ii) no directed selling efforts have been made in contravention of the requirements of Rule 903(b) or Rule 904(b) of

Regulation S under the Securities Act, (iii) the transaction is not part of a plan or scheme to evade the registration requirements of the Securities Act and (iv) if the proposed transfer is being made prior to the expiration of the Restricted Period, the transfer is not being made to a U.S. Person, as defined in Regulation S under the Securities Act, or for the account or benefit of a U.S. Person. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on Transfer enumerated in the Private Placement Legend printed on the Regulation S Permanent Global Note, the Regulation S Temporary Global Note and/or the Restricted Definitive Note and in the Indenture and the Securities Act.

3. ☐ Check and complete if Transferee will take delivery of a beneficial interest in the AI Global Note or a Restricted Definitive Note pursuant to any provision of the Securities Act other than Rule 144A or Regulation S. The Transfer is being effected in compliance with the transfer restrictions applicable to beneficial interests in Restricted Global Notes and Restricted Definitive Notes and pursuant to and in accordance with the Securities Act and any applicable blue sky securities laws of any state of the United States, and accordingly the Transferor hereby further certifies that (check one):

(a) ☐ such Transfer is being effected pursuant to and in accordance with Rule 144 under the Securities Act;

or

(b) ☐ such Transfer is being effected to the Company or a subsidiary thereof;

or

(c) ☐ such Transfer is being effected pursuant to an effective registration statement under the Securities Act and in compliance with the prospectus delivery requirements of the Securities Act;

or

(d) ☐ such Transfer is being effected to an Accredited Investor and pursuant to an exemption from the registration requirements of the Securities Act other than Rule 144A, Rule 903 or Rule 904, and the Transferor hereby further certifies that it has not engaged in any general solicitation or general advertising within the meaning of Regulation D under the Securities Act and the Transfer complies with the transfer restrictions applicable to beneficial interests in a Restricted Global Note or Restricted Definitive Note and the requirements of the exemption claimed, which certification is supported by (1) a certificate executed by the Transferee in the form of Exhibit D to the Indenture and (2) an Opinion of Counsel provided by the Transferor or the Transferee (a copy of which the Transferor has attached to this certification), reasonably satisfactory to the Trustee that such transfer is being made in accordance with all applicable securities laws of the United States and all other applicable jurisdictions. Upon consummation of the proposed transfer in accordance with the terms of the Indenture, the transferred beneficial interest or Definitive Note shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the AI Global Note and/or the Restricted Definitive Notes and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

ANNEX A TO CERTIFICATE OF TRANSFER

1.	The Transferor owns and proposes to transfer the following:

[CHECK ONE OF (a) OR (b)]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ); or

(b)	☐ a Restricted Definitive Note.

2.	After the Transfer the Transferee will hold:

[CHECK ONE of (a), (b) or (c)]

(a)	☐ a beneficial interest in the:

(i)	☐ Rule 144A Global Note (CUSIP ), or

(ii)	☐ Regulation S Global Note (CUSIP ), or

(iii)	☐ AI Global Note (CUSIP ), or

(b)	☐ a Restricted Definitive Note; or

(c)	☐ an Unrestricted Definitive Note.

in accordance with the terms of the Indenture.

EXHIBIT C

FORM OF CERTIFICATE OF EXCHANGE

SAExploration Holdings, Inc.

1160 Dairy Ashford, Suite 160

Houston, Texas, 77079

Attention: Chief Financial Officer

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Attn: Corporate Trust

Re: 10.000% Senior Secured Second Lien Notes due 2019

(CUSIP             )

Reference is hereby made to the Indenture, dated as of July 27, 2016 (the “Indenture”), among SAExploration Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB as Trustee and Noteholder Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

            , (the “Owner”) owns and proposes to exchange the Note[s] or interest in such Note[s] specified herein, in the principal amount of $            in such Note[s] or interests (the “Exchange”). In connection with the Exchange, the Owner hereby certifies that:

1. Exchange of Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes for Restricted Definitive Notes or Beneficial Interests in Restricted Global Notes

(a) ☐ Check if Exchange is from beneficial interest in a Restricted Global Note to Restricted Definitive Note. In connection with the Exchange of the Owner’s beneficial interest in a Restricted Global Note for a Restricted Definitive Note with an equal principal amount, the Owner hereby certifies that the Restricted Definitive Note is being acquired for the Owner’s own account without transfer. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the Restricted Definitive Note issued shall continue to be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the Restricted Definitive Note and in the Indenture and the Securities Act of 1933, as amended (the “Securities Act”).

(b) ☐ Check if Exchange is from Restricted Definitive Note to beneficial interest in a Restricted Global Note. In connection with the Exchange of the Owner’s Restricted Definitive Note for a beneficial interest in the [CHECK ONE] ☐ Rule 144A Global Note, ☐ Regulation S Global Note, or ☐ AI Global Note with an equal principal amount, the Owner hereby certifies (i) the beneficial interest is being acquired for the Owner’s own account without transfer and (ii) such Exchange has been effected in compliance with the transfer restrictions applicable to the applicable Restricted Global Note and pursuant to and in accordance with the Securities Act, and in compliance with any applicable blue sky securities laws of any state of the United States. Upon consummation of the proposed Exchange in accordance with the terms of the Indenture, the beneficial interest issued shall be subject to the restrictions on transfer enumerated in the Private Placement Legend printed on the relevant Restricted Global Note and in the Indenture and the Securities Act.

This certificate and the statements contained herein are made for your benefit and the benefit of the Company.

C-1

[Insert Name of Transferor]

By:
Name:
Title:

Dated:

C-2

EXHIBIT D

FORM OF CERTIFICATE FROM

ACQUIRING ACCREDITED INVESTOR

SAExploration Holdings, Inc.

1160 Dairy Ashford, Suite 160

Houston, Texas, 77079

Attention: Chief Financial Officer

Wilmington Savings Fund Society, FSB

500 Delaware Avenue

Wilmington, Delaware 19801

Attn: Corporate Trust

Re: 10.000% Senior Secured Second Lien Notes due 2019

Reference is hereby made to the Indenture, dated as of July 27, 2016 (the “Indenture”), among SAExploration Holdings, Inc., as issuer (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as Trustee and Noteholder Collateral Agent. Capitalized terms used but not defined herein shall have the meanings given to them in the Indenture.

In connection with our proposed purchase of $            aggregate principal amount of:

(a) ☐ a beneficial interest in a Global Note, or

(b) ☐ a Definitive Note,

we confirm that:

1. We understand that any subsequent transfer of the Notes or any interest therein is subject to certain restrictions and conditions set forth in the Indenture and the undersigned agrees to be bound by, and not to resell, pledge or otherwise transfer the Notes or any interest therein except in compliance with, such restrictions and conditions and the Securities Act of 1933, as amended (the “Securities Act”).

2. We understand that the offer and sale of the Notes have not been registered under the Securities Act, and that the Notes and any interest therein may not be offered or sold except as permitted in the following sentence. We agree, on our own behalf and on behalf of any accounts for which we are acting as hereinafter stated, that if we should sell the Notes or any interest therein, we shall do so only (a) to the Company or any of its subsidiaries, (b) for so long as the Notes are eligible for resale pursuant to Rule 144A, to a person we reasonably believe is a “qualified institutional buyer” as defined in Rule 144A under the Securities Act (“QIB”) that purchases for its own account or for the account of a QIB to which notice is given that the transfer is being made in reliance on Rule 144A under the Securities Act, (c) pursuant to offers and sales to persons who are not “U.S. persons” that occur outside the United States in accordance with Regulation S and in accordance with the laws applicable to it in the jurisdiction in which such purchase is made, (d) pursuant to a registration statement that has been declared effective under the Securities Act or (e) pursuant to any other available exemption from the registration requirements of the Securities Act.

3. We understand that, on any proposed resale of the Notes or beneficial interest therein, we shall be required to furnish to you, the Registrar and the Company such certifications, legal opinions and other information as you, the Registrar and the Company may reasonably require to confirm that the proposed sale complies with the foregoing restrictions. We further understand that the Notes purchased by us shall bear a legend to the foregoing effect and to the effect set forth in Section 2 above.

D-1

4. We are an “accredited investor” (as defined in Rule 501 of Regulation D under the Securities Act) and have such knowledge and experience in financial and business matters as to be capable of evaluating the merits and risks of our investment in the Notes, and we and any accounts for which we are acting are each able to bear the economic risk of our or its investment.

5. We are acquiring the Notes or beneficial interest therein purchased by us for our own account or for one or more accounts (each of which is an “accredited investor” as defined above) as to each of which we exercise sole investment discretion.

You and the Company are entitled to rely upon this letter and are irrevocably authorized to produce this letter or a copy hereof to any interested party in any administrative or legal proceedings or official inquiry with respect to the matters covered hereby.

[Insert Name of Accredited Investor]

By:
Name:
Title:

Dated:

D-2

EXHIBIT E

FORM OF NOTATION OF GUARANTEE

For value received, each Guarantor (which term includes any successor to such Guarantor under the Indenture referred to below) has, jointly and severally, fully and unconditionally guaranteed, to the extent set forth in the Indenture and subject to the provisions in the Indenture dated as of July 27, 2016 (the “Indenture”) among SAExploration Holdings, Inc., (the “Company”), the Guarantors party thereto and Wilmington Savings Fund Society, FSB, as trustee, and the Noteholder Collateral Agent (the “Trustee”) (a) the due and punctual payment of the principal of, premium, if any, and interest, if any, on, the Notes, whether at maturity, by acceleration, redemption or otherwise, the due and punctual payment of interest, to the extent permitted by applicable law, on overdue principal of and overdue interest on the Notes, if any, and the due and punctual performance of all other obligations of the Company to the Holders or the Trustee all in accordance with the terms of the Indenture and (b) in case of any extension of time of payment or renewal of any Notes or any of such other obligations, that the same shall be promptly paid in full when due or performed in accordance with the terms of the extension or renewal, whether at stated maturity, by acceleration or otherwise. The obligations of the Guarantors to the Holders of Notes and to the Trustee pursuant to the Note Guarantee and the Indenture, and the limitations thereon, are expressly set forth in Article 11 of the Indenture and reference is hereby made to the Indenture for the precise terms of the Note Guarantee.

This Note Guarantee shall be governed by and construed in accordance with the law of the State of New York.

Capitalized terms used but not defined herein have the meanings given to them in the Indenture.

[Signature Page Follows]

E-1

SAEXPLORATION SUB, INC., as a Guarantor

By:
Name:
Title:

SAEXPLORATION, INC., as a Guarantor

By:
Name:
Title:

NES, LLC, as a Guarantor

By:
Name:
Title:

SAEXPLORATION SEISMIC SERVICES (US), LLC, as a Guarantor

By:
Name:
Title:

E-2

EXHIBIT F

FORM OF SUPPLEMENTAL INDENTURE

TO BE DELIVERED BY SUBSEQUENT GUARANTORS

SUPPLEMENTAL INDENTURE (this “Supplemental Indenture”), dated as of             , 20    , among             (the “Guaranteeing Subsidiary”), a subsidiary of SAExploration Holdings, Inc. (or its permitted successor), a Delaware corporation (the “Company”), the Company, the other Guarantors (as defined in the Indenture referred to herein) and Wilmington Savings Fund Society, FSB, as trustee, and Noteholder Collateral Agent under the Indenture referred to below (the “Trustee”).

W I T N E S S E T H

WHEREAS, the Company has heretofore executed and delivered to the Trustee an indenture (the “Indenture”), dated as of July 27, 2016 providing for the issuance of 10.000% Senior Secured Second Lien Notes due 2019 (the “Notes”);

WHEREAS, the Indenture provides that under certain circumstances the Guaranteeing Subsidiary shall execute and deliver to the Trustee a supplemental indenture pursuant to which the Guaranteeing Subsidiary shall fully and unconditionally guarantee all of the Company’s Obligations under the Notes and the Indenture on the terms and conditions set forth herein (the “Guarantee”); and

WHEREAS, pursuant to Section 9.01 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto mutually covenant and agree for the equal and ratable benefit of the Holders of the Notes and the Noteholder Collateral Agent as follows:

1. CAPITALIZED TERMS. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. AGREEMENT TO GUARANTEE. The Guaranteeing Subsidiary hereby agrees to provide a full and unconditional Guarantee on the terms and subject to the conditions set forth in the Note Guarantee and in the Indenture including but not limited to Article 11 thereof, and subject to the limitations therein.

3. NO RECOURSE AGAINST OTHERS. No director, officer, employee, incorporator or stockholder of the Company or any Guarantor, as such, shall have any liability for any obligations of the Company or the Guarantors (including the Guaranteeing Subsidiary) under the Notes, the Indenture, the Note Guarantees or the Security Documents or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Notes by accepting a Note waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Notes.

4. NEW YORK LAW TO GOVERN. THIS SUPPLEMENTAL INDENTURE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

5. COUNTERPARTS. This Supplemental Indenture may be executed in multiple counterparts, which when taken together, shall constitute one instrument. The exchange of copies of this Supplemental Indenture and of signature pages by facsimile or PDF transmission shall constitute effective execution and delivery of this Supplemental Indenture as to the parties hereto and may be used in lieu of the original Supplemental Indenture for all purposes. Signatures of the parties hereto transmitted by facsimile or PDF shall be deemed to be their original signatures for all purposes.

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6. EFFECT OF HEADINGS. The Section headings herein are for convenience only and shall not affect the construction hereof.

7. THE TRUSTEE. The Trustee shall not be responsible in any manner whatsoever for or in respect of the validity or sufficiency of this Supplemental Indenture or for or in respect of the recitals contained herein, all of which recitals are made solely by the Guaranteeing Subsidiary and the Company.

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IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first above written.

Dated:             , 20

SAEXPLORATION HOLDINGS, INC.

By:
Name:
Title:

[GUARANTEEING SUBSIDIARY]

By:
Name:
Title:

WILMINGTON SAVINGS FUND SOCIETY, FSB, AS TRUSTEE

By:
Authorized Signatory

WILMINGTON SAVINGS FUND SOCIETY, FSB, AS NOTEHOLDER COLLATERAL AGENT

By:
Authorized Signatory

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